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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
THE NEWHALL LAND AND FARMING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies: Depositary Receipts
	(2)	Aggregate number of securities to which transaction applies: 23,581,878
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $40.50 cash per Depositary Receipt

	(4)	Proposed maximum aggregate value of transaction: $955,066,059
	(5)	Total fee paid: $77,264.85
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[NEWHALL LETTERHEAD]

                        , 2003

Dear Fellow Unitholder:

        The General Partners of The Newhall Land and Farming Company are pleased to invite you to attend a Special Meeting of Unitholders to be held on [                        , 2003] at 10:30 A.M., Pacific Time at                        ,                         ,                         , California.

        At the meeting, you will be asked to vote on a proposal to approve the principal terms of a merger pursuant to the Agreement and Plan of Merger, dated as of July 21, 2003, by and among The Newhall Land and Farming Company, on the one hand, and Lennar Corporation, LNR Property Corporation, NWHL Investment LLC, and NWHL Acquisition, L.P., on the other hand. A copy of the merger agreement is attached as Appendix A to the enclosed proxy statement and we urge you to read it in its entirety. Under the merger agreement, NWHL Acquisition, L.P. will merge with and into The Newhall Land and Farming Company, and Newhall will be the surviving entity and will become an indirectly owned subsidiary of Lennar Corporation and LNR Property Corporation.

        If the merger is completed, you will be entitled to receive $40.50 in cash, without interest (subject to an increase of 5% per annum commencing April 16, 2004 until the completion of the merger, if not completed before such date), in exchange for each unit of partnership interest in Newhall that you own. This price represents a 21% premium over the closing price per unit of $33.40 on July 21, 2003, the last trading day prior to the public announcement of the merger agreement, a 19% premium over the 5-year high trading-price of $34.11 prior to the public announcement of the merger agreement and a 79% premium over the 52-week low trading-price of $22.59.

        The total value of the proposed transaction is approximately $1.15 billion, consisting of approximately $990 million in cash consideration to be paid to our unitholders and in-the-money option and rights holders, plus the assumption of approximately $160 million of our existing net liabilities.

        After careful consideration, Newhall's General Partners have unanimously approved the merger agreement and unanimously recommend that you vote "FOR" approval of the principal terms of the merger.

        We cannot complete the merger unless the holders of a majority of the outstanding units of limited partnership interest of Newhall vote to approve the principal terms of the merger. Your vote is important regardless of the number of units that you own, and I urge you to submit your proxy as soon as possible. Please complete, sign and date the enclosed proxy card and return it, at your earliest convenience, in the enclosed return envelope. Returning your proxy card will not prevent you from voting in person at the meeting, but will ensure that we count your vote if you are unable to attend the meeting.

        On behalf of the General Partners, I thank you for your support and urge you to vote "FOR" approval of the principal terms of the merger.

Sincerely,
Gary M. Cusumano, President and Chief Executive Officer, Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, the Managing General Partner

        The proxy statement is dated [                             , 2003], and is first being mailed to unitholders on or about [                             , 2003].

THE NEWHALL LAND AND FARMING COMPANY
23823 Valencia Boulevard
Valencia, California 91355

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To be held [                        , 2003]

To the Unitholders of The Newhall Land and Farming Company:

        Notice is hereby given that a Special Meeting of Unitholders of The Newhall Land and Farming Company will be held on [                        , 2003], at 10:30 A.M., Pacific Time, at                        ,                         ,                         , California, for the following purposes:

          1.     To vote on a proposal to approve the principal terms of the merger of NWHL Acquisition, L.P. with and into The Newhall Land and Farming Company pursuant to the Agreement and Plan of Merger, dated as of July 21, 2003, by and among The Newhall Land and Farming Company, Lennar Corporation, LNR Property Corporation, NWHL Investment LLC and NWHL Acquisition, L.P., as the merger agreement may be amended from time to time; and

          2.     To transact any other business as may properly come before the special meeting or any adjournments or postponements thereof.

        A proxy card and a proxy statement containing more detailed information about the special meeting and the merger, including a copy of the merger agreement, accompany this notice. Only unitholders of record at the close of business on [                        , 2003] may vote at the special meeting. A list of Newhall's unitholders entitled to vote at the special meeting will be available for examination by any unitholder, for any purpose relevant to the special meeting, during normal business hours at the offices of Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, 25th Floor, Los Angeles, California 90071, during the ten-day period before the special meeting.

        All unitholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, please complete the enclosed proxy card, sign, date and return it as promptly as possible in the enclosed postage-prepaid return envelope. If you attend the meeting, you may vote in person even if you have previously submitted a proxy card.

BY ORDER OF THE GENERAL PARTNERS,
Gary M. Cusumano President and Chief Executive Officer, Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, the Managing General Partner

Valencia, California
[                        , 2003]

YOUR VOTE IS IMPORTANT.
TO VOTE YOUR UNITS, PLEASE PROMPTLY COMPLETE,
SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN
THE ENCLOSED RETURN ENVELOPE.

i

THE NEWHALL LAND AND FARMING COMPANY
23823 Valencia Boulevard
Valencia, California 91355

PROXY STATEMENT
FOR SPECIAL MEETING OF UNITHOLDERS

To be held on [                        , 2003]

        The General Partners of The Newhall Land and Farming Company furnish this Proxy Statement in connection with their solicitation of proxies to be voted at the Special Meeting of Unitholders to be held on [                        , 2003], at 10:30 A.M., Pacific Time, at                                        ,                                         ,                                         , California, or at any adjournments or postponements thereof. Newhall is paying the cost of this solicitation of proxies. This proxy statement is first being mailed to unitholders on or about [            , 2003].

SUMMARY TERM SHEET

        This summary, together with the following questions and answers section, provides an overview of material information discussed in this proxy statement and presented in the attached appendices and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the merger agreement, a copy of which is attached as Appendix A.

The Parties to the Merger

        The Newhall Land and Farming Company.    We own over 48,000 acres of land in California devoted to real estate and agricultural operations. Our primary business is developing two master-planned communities, Valencia and Newhall Ranch, on 18,000 contiguous acres that we own in Los Angeles County, California. Depositary receipts for our units of partnership interest are traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "NHL". Our address is 23823 Valencia Boulevard, Valencia, California 91355, and our telephone number is (661) 255-4000.

        Lennar Corporation.    Founded in 1954, Lennar is one of the nation's leading builders of quality homes for all generations, building affordable, move-up and retirement homes. Lennar's financial services division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of Lennar's homes and others. Shares of Lennar are traded on the New York Stock Exchange under the symbols "LEN" and "LEN.B". Lennar's address is 700 Northwest 107th Avenue, Miami, Florida 33172, and its telephone number is (305) 229-6400.

        LNR Property Corporation.    LNR is a market leader in real estate finance, management and development, with particular expertise in adding value to commercial real estate assets, including real estate properties, loans collateralized by real estate properties and securities backed by loans on real estate properties. Shares of LNR are traded on the New York Stock Exchange under the symbol "LNR". LNR's address is 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139, and its telephone number is (305) 695-5500.

        NWHL Investment LLC.    NWHL Investment was recently formed as an entity jointly owned by Lennar and LNR through which Lennar and LNR would own and control Newhall upon completion of the merger. NWHL Investment has no independent operations. NWHL Investment's address is c/o Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, and its telephone number is (305) 229-6400.

        NWHL Acquisition, L.P.    NWHL Acquisition is a California limited partnership recently formed for the sole purpose of effecting the merger. NWHL Acquisition has no independent operations. NWHL Acquisition's address is c/o Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, and its telephone number is (305) 229-6400.

        See "The Merger—The Parties to the Merger" on page 14.

Overview of the Merger

        When the merger occurs, NWHL Acquisition, L.P. will be merged with and into us, with Newhall surviving as an indirectly owned subsidiary of Lennar and LNR. At that time, each issued and outstanding depositary receipt for our units of partnership interest will cease to be outstanding and will be converted into the right to receive $40.50 in cash, without interest (subject to an increase of 5% per annum commencing April 16, 2004, until completion of the merger, if not completed before such date), less applicable withholding taxes, if any. See "The Merger—Effects of the Merger" on page 18.

        The consideration to be received by our unitholders was determined through negotiations occurring between us and Lennar and LNR. In addition to seeking the highest price obtainable, our General Partners sought to enter into an agreement with Lennar and LNR that would provide for a fixed cash price per unit to be paid to our unitholders, without potential reductions occurring between the signing of an agreement and closing due to circumstances beyond our control. See "The Merger—Background of the Merger" on page 15.

Recommendation of our General Partners

        Our General Partners have unanimously determined that the merger is fair to, and in the best interest of, Newhall and our unitholders, and recommend that our unitholders vote "FOR" approval of the principal terms of the merger. See "The Merger—Our Reasons for the Merger; Recommendation of the General Partners" on page 19.

Opinion of our Financial Advisor

        Morgan Stanley & Co. Incorporated, or Morgan Stanley, which acted as our financial advisor in connection with the merger, rendered its oral opinion to the board of directors of Newhall Management Corporation, the managing general partner of Newhall Management Limited Partnership, our Managing General Partner, subsequently confirmed in writing, that as of July 21, 2003, and subject to and based on the considerations set forth in its opinion, the consideration to be received by the holders of our units of partnership interest pursuant to the merger agreement is fair from a financial point of view to such holders. The full text of the opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached to this proxy statement as Appendix B. We encourage you to read this opinion in its entirety. The opinion of Morgan Stanley is not a recommendation to any unitholder on how to vote on any matter relating to the proposed merger or any other matter contained in the proxy statement. See "The Merger—Opinion of Our Financial Advisor" on page 20.

The Special Meeting

        The Special Meeting of Unitholders is to be held on [                        , 2003], at 10:30 A.M., Pacific Time, at                                        ,                                         ,                                         , California. See "The Special Meeting—Date, Time and Place" on page 12.

Record Date

        The board of directors of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, fixed the close of business on [                        , 2003], as the record date to determine our unitholders entitled to notice of and to vote at the special meeting. On the record date, there were 23,581,878 of our units of partnership interest outstanding, of which 23,290,188 are units of limited partnership interest, and were held by approximately 923 record holders. If you held units at the close of business on the record date, you are entitled to one vote per unit on the proposal to approve the principal terms of the merger. See "The Special Meeting—Record Date and Entitlement to Vote" on page 12.

Voting of Proxies; Vote Required and Quorum

        Quorum.    The special meeting can be held only if a quorum is present. A quorum is established when a majority of our outstanding units are represented at the meeting either in person or by proxy. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. See "The Special Meeting—Record Date and Entitlement to Vote" on page 13.

        Merger Proposal.    You will have one vote for each unit that you owned on the record date. Approval of the principal terms of the merger require the affirmative vote of the holders of a majority of our outstanding units of limited partnership entitled to vote at the special meeting. See "The Special Meeting—Vote Required" on page 12.

        Broker Non-Votes.    Brokers who hold units of partnership interest in street name for customers who are the beneficial owners of such units may not give a proxy to vote those units without specific instructions from their customers. Any abstention or broker non-vote will have the same effect as a vote against approval of the principal terms of the merger. See "The Special Meeting—Quorum, Abstentions and Broker Non-Votes" on page 12.

        Proxies.    Properly executed proxies that we receive before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted "FOR" the proposal to approve the principal terms of the merger. Additionally, the proxy holder may vote the proxy in his or her discretion as to any other matter that may properly come before the special meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the special meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve a proposal at the time of the special meeting. However, no proxy holder will vote any proxies voted against approval of the principal terms of the merger in favor of a proposal to adjourn the special meeting. See "The Special Meeting—Proxies, Voting and Revocation" on page 13.

        Voting Agreements.    The chief executive officer, a senior vice president and all the directors of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, are parties to voting agreements with NWHL Investment, dated July 21, 2003. Under the terms of the voting agreements, these persons have agreed to vote all of the units which they have the power to vote in favor of approval of the principal terms of the merger. As of [            , 2003], these persons had the power to vote an aggregate of 2,323,819 of our outstanding units of limited partnership interest, or approximately 10% of our outstanding units of partnership interest. See "The Merger Agreement—Related Agreements" on page 39.

Terms of the Merger Agreement

        A copy of the merger agreement is attached to this proxy statement as Appendix A. You should read the merger agreement carefully. It is the legal agreement that governs the merger.

        Agreement Not to Solicit Other Offers.    We have agreed that we and our representatives will not do any of the following:

  •
  solicit, initiate, encourage or negotiate with respect to any inquiry or the making of any offer or proposal that could reasonably be expected to lead to an alternative acquisition transaction; or

  •
  enter into, approve or recommend any agreement, arrangement or understanding requiring us to abandon or otherwise fail to complete the merger;

unless our General Partners determine a party making an unsolicited offer or proposal is financially capable of completing the transaction and that the transaction, taking all relevant circumstances into consideration, would reasonably be expected to result in greater value to our unitholders.

        See "The Merger Agreement—Agreement Not to Solicit Other Offers" on page 36.

        Conditions Precedent.    The completion of the merger depends on the satisfaction of a number of conditions, including the following:

  •
  the principal terms of the merger must have been approved by our unitholders;

  •
  the representations and warranties of each of Lennar, LNR, NWHL Investment and NWHL Acquisition must be true and correct in all material respects and each such party must have fulfilled its obligations under the merger agreement in all material respects;

  •
  our representations and warranties must be true and correct, except where the failure of our representations and warranties to be true and correct would not, individually or in the aggregate, result in, or reasonably be expected to result in, losses, liabilities or expenses in excess of $50 million (which, with respect to us, is referred to herein as a material adverse effect);

  •
  We must have fulfilled our obligations under the merger agreement in all material respects;

  •
  there must be no legal action pending related to the merger against any party to the merger agreement, which presents a reasonable likelihood of resulting in an award of damages against any such party that would reasonably be expected to have a material adverse effect on any such party;

  •
  Lennar, LNR or NWHL Investment must have delivered reasonable evidence to us that the monies required to pay the merger consideration have been transferred to our distributing agent;

  •
  there must not have been any events or circumstances that resulted in or reasonably could be expected to result in any material adverse effect on us after the date the merger agreement was signed;

  •
  the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated; and

  •
  the California Public Utilities Commission must have approved the transfer of ultimate controlling interest in the capital stock of our subsidiary, Valencia Water Company.

        See "The Merger Agreement—Conditions Precedent" on page 36.

        Specific Performance.    Until April 16, 2004, each party to the merger agreement is entitled to specifically enforce the terms of the merger agreement by obtaining injunctions or other equitable relief to prevent intentional or willful breaches or failures to fulfill obligations under the merger agreement. See "The Merger Agreement—Specific Performance" on page 37.

  Deposit and Escrow

  •
  On July 21, 2003, the date of the merger agreement, Lennar and LNR deposited $5 million with us and on September 4, 2003, the end of their due diligence period, Lennar and LNR deposited $25 million with Wells Fargo Bank, N.A., as escrow agent.

  •
  If the principal terms of the merger are approved by the unitholders at the special meeting, the $25 million held in escrow will be released to us at the time of such approval.

        See "The Merger Agreement—Deposit and Escrow" on page 37.

        Termination, Termination Fees and Expense Reimbursement.    We and NWHL Investment may mutually agree to terminate the merger agreement at any time. In addition:

        Any of the parties to the merger agreement may terminate the agreement:

  •
  if any court or other governmental authority has issued an order or ruling prohibiting the merger; consequently, upon such termination NWHL Investment would be entitled to the return of the entire $30 million deposit and escrow amount;

  •
  if the merger has not been completed on or before December 31, 2004 (subject to extension to March 31, 2005 if the required approval from the California Public Utilities Commission has not been received or if such order has been stayed or enjoined as of December 31, 2004); consequently, upon such termination we would be entitled to retain the initial $5 million deposit and NWHL Investment would be entitled to the return of the $25 million escrow amount;

  •
  if the special meeting has been held and the required approval of our unitholders was not obtained despite the recommendation of our General Partners; consequently, upon such termination NWHL Investment would be entitled to the return of the entire $30 million deposit and escrow amount, would be entitled to reimbursement of up to $5 million of its expenses, and if we enter into a definitive agreement within twelve months to consummate an alternative acquisition transaction that was publicly announced prior to the special meeting, then, upon consummation of such a transaction, NWHL Investment would be entitled to receive from us a termination fee of $35 million; or

  •
  if the special meeting has been held and the required approval of our unitholders was not obtained after our General Partners withdrew or changed their recommendation in any manner which was materially adverse to NWHL Investment; consequently, upon such termination NWHL Investment would be entitled to the return of the entire $30 million deposit and escrow amount, would be entitled to reimbursement of up to $5 million of its expenses, would be entitled to receive from us a termination fee of $30 million, and if we enter into a definitive agreement within twelve months to consummate an alternative acquisition transaction, then, upon consummation of such a transaction, NWHL Investment would be entitled to receive from us an additional termination fee of $5 million.

        We may terminate the merger agreement:

  •
  if any of Lennar, LNR, NWHL Investment or NWHL Acquisition materially breaches its representations and warranties or fails to fulfill in all material respects its obligations under the merger agreement; consequently, upon such termination we would be entitled to retain the initial $5 million deposit and NWHL Investment would be entitled to the return of the $25 million escrow amount, provided that if the breach or failure was intentional or willful, we would be entitled to retain the entire $30 million deposit and escrow amount, and in either case we would be entitled to reimbursement of up to $5 million of our expenses;

  •
  if, before approval of the principal terms of the merger by our unitholders, our General Partners receive a proposal to acquire us or our assets that is superior to the merger for our unitholders,

    and Lennar, LNR and NWHL Investment do not make an offer at least as favorable as that superior proposal; consequently, upon such termination NWHL Investment would be entitled to the return of the entire $30 million deposit and escrow amount, would be entitled to reimbursement of up to $5 million of its expenses, and would be entitled to receive from us a termination fee of $35 million; or

  •
  for any reason after April 16, 2004, in our sole discretion; consequently, upon such termination NWHL Investment would be entitled to the return of the entire $30 million deposit and escrow amount, would be entitled to reimbursement of up to $5 million of its expenses, and would be entitled to receive from us a termination fee of $30 million, provided that, if within 270 days after such a termination we desire to enter into a definitive agreement to consummate an alternative acquisition transaction, Lennar, LNR and NWHL Investment would have the right to reinstate the merger agreement as if it had not been terminated, provided that they returned to us the deposit and escrow amount and the termination fee.

        NWHL Investment may terminate the merger agreement:

  •
  if a breach of our representations and warranties results in, or would reasonably be expected to result in, a material adverse effect or if we fail to fulfill in all material respects our obligations under the merger agreement; consequently, upon such termination NWHL Investment would be entitled to the return of the entire $30 million deposit and escrow amount, would be entitled to reimbursement of up to $5 million of its expenses, and, if the breach or failure was intentional or willful, NWHL Investment would be entitled to receive from us a termination fee of $30 million, and furthermore, if within 270 days after such a termination we desire to enter into a definitive agreement to consummate an alternative acquisition transaction, Lennar, LNR and NWHL Investment would have the right to reinstate the merger agreement as if it had not been terminated, provided that they returned to us the deposit and escrow amount and the termination fee;

  •
  if our General Partners withdraw or change their recommendation to our unitholders for approval of the principal terms of the merger in any manner which is materially adverse to NWHL Investment or adopt resolutions approving any alternative acquisition transaction; or

  •
  for any reason after April 16, 2004, in its sole discretion; consequently, upon such termination we would be entitled to retain the entire $30 million deposit and escrow amount and we would be entitled to reimbursement of up to $5 million of our expenses.

        See "The Merger Agreement—Termination, Termination Fees and Expense Reimbursement" on page 38.

Conduct of Our Business if the Merger is Not Completed

        If the merger is not completed, we intend to continue to operate our business substantially in the manner in which it is operated today and, from time to time, we will evaluate and review our business, operations, properties, structure, distribution policy and capitalization, make changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize unitholder value. See "The Merger—Conduct of Our Business if the Merger is Not Completed" on page 31, and see "Other Matters—Cautionary Statement Regarding Forward-Looking Statements" on page 46.

Material United States Federal Income Tax Considerations

        You will generally recognize gain or loss for United States federal income tax purposes equal to the difference between the value of the consideration that you receive in the merger and the adjusted basis of your units. If you own in-the-money options or rights, the payment you receive for such options or rights in the merger generally will be treated as ordinary income. The specific tax consequences to you depend on your particular circumstances. Accordingly, you are urged to consult your tax advisor as to the specific tax consequences to you of the merger, including the effects of state, local or other tax laws. See "The Merger—Material United States Federal Income Tax Considerations" on page 28.

Regulatory Approvals

        We must file a certificate of merger with the Secretary of State of the State of California and file this proxy statement with the United States Securities and Exchange Commission, and prior to the merger the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or terminated and the California Public Utilities Commission must have approved the transfer of ultimate controlling interest in the capital stock of our subsidiary, Valencia Water Company. If any additional approvals or filings are required, we will use commercially reasonable efforts to obtain those approvals and make any required filings before completing the merger. See "The Merger—Regulatory Approvals Relating to the Merger" on page 29.

Treatment of Equity Plans

        Each option or right to purchase our units that is outstanding immediately before the merger and that is not then otherwise fully vested will be deemed to be fully vested at the time of the merger. Each outstanding restricted unit of limited partnership interest that is not then otherwise fully vested will be deemed to be fully vested at the time of the merger.

        Each such option or right will be cancelled as of the effective time of the merger and will represent the right to a cash payment equal to the amount, if any, by which the merger consideration (that is $40.50, subject to increase as discussed above) exceeds the per unit exercise price of the option or right, multiplied by the number of units subject to the option or right, less all required tax withholding. Each such restricted unit of limited partnership interest will be treated like any of our units of limited partnership interest outstanding at the time of the merger.

        See "The Merger Agreement—Treatment of Equity Plans" on page 32.

Interests of Certain Persons in the Transaction

        The executive officers, the directors and shareholders of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, and the individual general partners of Newhall General Partnership, our other General Partner, may have interests in the merger that differ from your interests as a unitholder and that may present a conflict of interest. For instance:

  •
  certain of such executive officers may receive, in the aggregate, approximately $6 million in severance benefits if their employment is terminated after the merger;

  •
  under the merger agreement, Lennar and LNR agreed to the continuation, after the effective time of the merger, of certain of our pension, incentive and retirement plans and our existing indemnification and directors' and officers' liability insurance arrangements;

  •
  each such director and executive officer who holds vested or unvested in-the-money options or rights to acquire our units of partnership interest will be entitled to receive, with respect to each such unit, cash equal to the excess of the merger consideration (that is, $40.50, subject to increase as discussed above) over the option exercise price, resulting in aggregate cash payments to such directors and executive officers of approximately $15 million;

  •
  each unvested restricted unit of partnership interest held by any such director or executive officer will become fully-vested and eligible to be exchanged for the merger consideration,

    resulting in aggregate cash payments to such directors and executive officers of approximately $7 million; and

  •
  Lennar and LNR have publicly stated their intention to retain the continued services of certain of the executive officers of Newhall Management Corporation and of our management and employees.

        See "The Merger—Interests of Certain Persons in the Transaction" on page 30.

Dissenters' Rights

        You are not entitled to dissenters' rights in connection with the merger. See "The Merger—Dissenters' Rights" on page 31.

Other Effects of the Merger

        After the merger, we will become an indirectly owned subsidiary of Lennar and LNR and depositary receipts for our units of partnership interest will no longer be traded on the New York Stock Exchange or the Pacific Stock Exchange and will be deregistered under the United States Securities Exchange Act of 1934, as amended. See "The Merger—Effects of the Merger" on page 19.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING

What am I voting on?

        You are voting on whether to approve the principal terms of the merger of NWHL Acquisition, L.P. with and into The Newhall Land and Farming Company pursuant to the Agreement and Plan of Merger, or merger agreement, dated as of July 21, 2003, by and among The Newhall Land and Farming Company, Lennar Corporation, LNR Property Corporation, NWHL Investment LLC and NWHL Acquisition, L.P., as the merger agreement may be amended from time to time. See "The Special Meeting—Proposal to be Considered" on page 12.

What will I receive for my Newhall units in the merger?

        If we complete the merger, you will receive $40.50 in cash, without interest (subject to an increase of 5% per annum commencing April 16, 2004, until completion of the merger, if not completed before such date), less applicable withholding taxes, if any, for each unit of partnership interest in Newhall that you own at the time of the merger, and you will have no interest in the surviving limited partnership. See "The Merger Agreement—Consideration to be Received by Our Unitholders" on page 32.

What if I have options or rights to purchase units of Newhall?

        Each option or right to purchase units of partnership interest of Newhall that is outstanding at the time of the merger and that is not then otherwise fully vested will be deemed to be fully vested at the time of the merger. If you hold options or rights to purchase units of partnership interest of Newhall at an exercise price of less than the merger consideration (that is, $40.50 per unit, subject to increase as discussed above), you will be entitled to receive a cash payment equal to the difference between the merger consideration and your exercise price multiplied by the number of units subject to your options or rights. If your options or rights exercise price per unit of partnership interest is equal to or greater than the merger consideration per unit of partnership interest, your options or rights will be canceled in the merger without any payment or other consideration. See "The Merger Agreement—Treatment of Equity Plans" on page 32.

Will I have to pay taxes on the consideration I receive in the merger?

        The receipt of cash in the merger will generally be a taxable transaction to you in the same way as if you sold your units of partnership interest for the amount of the merger consideration per unit of partnership interest (that is $40.50, subject to increase as discussed above). If you receive payment for your options or rights as described above, the payment generally will be treated as ordinary income. See "The Merger—Material United States Federal Income Tax Considerations" on page 28.

What will happen to Newhall and our unitholders in the merger?

        As a result of the merger:

  •
  Newhall, as the surviving limited partnership in the merger, will become an indirectly owned subsidiary of Lennar and LNR;

  •
  Newhall's unitholders will receive cash in exchange for their units of partnership interest and will no longer have any interest in the future earnings, losses, growth or decline of Newhall;

  •
  Newhall will no longer make public filings under the Securities Exchange Act of 1934, as amended, and depositary receipts for its units of partnership interest will no longer be registered under such Act; and

  •
  Newhall's depositary receipts for units of partnership interest will no longer be listed or traded on the New York Stock Exchange or the Pacific Stock Exchange.

        See "The Merger—Effects of the Merger" on page 18.

Will I receive any distributions between now and the merger?

        Until completion of the merger, we intend to continue our past practice of making quarterly distributions of $0.10 per unit of partnership interest plus a distribution in the first fiscal quarter of the approximate amount by which federal income tax (assuming the then highest marginal federal income tax rate) payable by a holder of a unit of partnership interest as a result of taxable income allocated to such holder (assuming the tax basis of an original unitholder) by us with respect to the prior calendar year exceeds $0.40 per unit of partnership interest, if any. The merger agreement does not permit us to declare or pay any other distributions. See "The Merger Agreement—Conduct of Business Prior to the Merger" on page 34.

Are there any conditions to completing the merger?

        In addition to obtaining unitholder approval of the principal terms of the merger, the merger is also subject to the following conditions:

  •
  a waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, with regard to the transfer of ultimate control of Valencia Water Company pursuant to the merger must have expired or terminated;

  •
  the California Public Utilities Commission must have approved the transfer of ultimate controlling interest in the capital stock of our subsidiary, Valencia Water Company; and

  •
  other customary closing conditions.

        See "The Merger Agreement—Conditions Precedent" on page 36.

Do I have dissenter's rights?

        No. Newhall unitholders do not have dissenter's rights in connection with the merger. See "The Merger—Dissenters' Rights" on page 31.

What vote is required to approve the merger proposal?

        Approval of the merger proposal requires the affirmative vote of the holders of a majority of our units of limited partnership interest outstanding on the record date. As of the record date, [            , 2003], there were 23,581,878 of our units of partnership interest outstanding, of which 23,290,188 are units of limited partnership interest. Thus, approval of the merger will require the affirmative vote of the holders of at least 11,645,095 of our outstanding units of limited partnership interest. See "The Special Meeting—Vote Required" on page 12.

Who is entitled to vote?

        Unitholders as of the close of business on the record date of [                        , 2003] are entitled to vote at the special meeting. Each unitholder is entitled to one vote for each of our units held on the record date. See "The Special Meeting—Record Date and Entitlement to Vote" on page 12.

How can I vote units held in my broker's name?

        If your broker or another nominee holds your units in its name (or in what is commonly called "street name"), then you should give your broker or nominee instructions on how to vote. Otherwise,

your units will not be voted and will have the same effect as a vote against the merger proposal. Your broker will provide you with directions regarding how to instruct your broker to vote your units. See "The Special Meeting—Quorum, Abstentions and Broker Non-Votes" on page 12.

How do I vote?

        Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card, but do not indicate your voting preferences, we will vote "FOR" the merger proposal on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying Newhall's Secretary or (2) returning a later dated proxy. You may also revoke your proxy by voting in person at the meeting. See "The Special Meeting—Proxies, Voting and Revocation" on page 13.

What does it mean if I get more than one proxy card?

        It means your units are registered differently or are held in more than one account. Please complete, sign, date and mail each proxy card that you receive. See "The Special Meeting—Proxies, Voting and Revocation" on page 13.

Should I send in my depositary receipt certificates now?

        No. After the merger is completed, you will be sent written instructions that will tell you how to exchange your depositary receipt certificates for $40.50 in cash, without interest (subject to an increase of 5% per annum commencing April 16, 2004 until completion of the merger, if not completed before such date), less applicable withholding taxes, if any. Please do not send your depositary receipt certificates now or with your proxies. Hold your depositary receipt certificates until you receive further instructions. See "The Merger Agreement—Surrender and Exchange of Depositary Receipt Certificates" on page 32.

What are the General Partners' recommendations?

        The General Partners recommend a vote "FOR" approval of the principal terms of the merger. See "The Merger—Our Reasons for the Merger; Recommendation of the General Partners" on page 19.

What if the merger is not completed?

        If the merger is not completed, we intend to continue to operate our business substantially in the manner in which it is operated today. See "The Merger—Conduct of Our Business if the Merger is Not Completed" on page 31, and see "Other Matters—Cautionary Statement Regarding Forward-Looking Statements" on page 46.

Whom should I contact if I have questions about the merger proposal or need additional copies of the proxy statement?

        If you have more questions about the merger proposal or would like additional copies of this proxy statement, you should contact
                                                                                                                                                                                        .
See "The Special Meeting—Solicitation of Proxies; Expenses of Solicitation" on page 13.

THE SPECIAL MEETING

Date, Time and Place

        The Special Meeting of Unitholders will be held on [                        , 2003], at 10:30 A.M., Pacific Time, at                                        ,                                         ,                                         , California.

Proposal to be Considered

        At the special meeting, unitholders will consider and vote upon a proposal to approve the principal terms of the merger of NWHL Acquisition, L.P. with and into The Newhall Land and Farming Company pursuant to the Agreement and Plan of Merger, dated as of July 21, 2003, by and among The Newhall Land and Farming Company, Lennar Corporation, LNR Property Corporation, NWHL Investment LLC and NWHL Acquisition, L.P., as the merger agreement may be amended from time to time.

        We are not aware of any matter to be presented for action at the special meeting other than that described in this proxy statement and we do not intend to bring any other matters before the special meeting. However, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote in accordance with their judgment with respect to those matters.

Quorum, Abstentions and Broker Non-Votes

        The special meeting can be held only if a quorum is present. Under the terms of our limited partnership agreement, a quorum is established when a majority of our units outstanding on the record date (including both general partnership units and limited partnership units) are represented at the meeting either in person or by proxy. As of the record date, 23,581,878 of our units were outstanding. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business, with each tabulated separately.

        Proxies submitted by brokers who hold units in street name for customers who are the beneficial owners of such units that do not indicate a vote for the proposal because the holders do not have discretionary voting authority and have not received specific instructions from the beneficial owners on how to vote on the proposal are called "broker non-votes". Any abstention or broker non-vote will have the same effect as a vote against approval of the principal terms of the merger.

Vote Required

        Approval of the merger proposal requires the holders of a majority of our units of limited partnership interest outstanding on the record date to vote in favor of approval of the principal terms of the merger and requires the approval by our General Partners of the merger agreement. As of the record date, [            , 2003], there were 23,581,878 of our units of partnership interest outstanding, of which 23,290,188 are units of limited partnership interest. Our General Partners have already approved the merger agreement, thus approval of the merger will require the vote of the holders of at least 11,645,095 of our outstanding limited partnership units in favor of approval of the principal terms of the merger.

        Under our limited partnership agreement, approval of the merger requires the affirmative vote of a majority of our units outstanding on the record date, including both general partnership units and limited partnership units.

Record Date and Entitlement to Vote

        Unitholders as of the close of business on the record date of [                        , 2003] are entitled to vote at the special meeting. Each unitholder is entitled to one vote for each of our units held on the record date.

        Under our limited partnership agreement, the record date for determining unitholders entitled to notice of and to vote at a partnership meeting is determined by our Managing General Partner and must be not less than 10 nor more than 60 days before the date of the meeting. Our Managing General Partner fixed the close of business on [                        , 2003], as the record date to determine our unitholders entitled to notice of and to vote at the special meeting. On the record date, there were 23,581,878 of our units of partnership interest outstanding, including 23,290,188 units of limited partnership interest, which were held by approximately 923 record holders. If you held units at the close of business on the record date, you are entitled to one vote per unit on the proposal to approve the principal terms of the merger.

Proxies, Voting and Revocation

        All of our outstanding units entitled to vote at the special meeting and represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. To vote by proxy, a unitholder must fill out, sign and date the proxy card included with this proxy statement and mail the signed proxy in the enclosed return envelope as soon as possible. If no instructions are indicated, the proxies will be voted "FOR" the proposal to approve the principal terms of the merger.

        A unitholder giving the proxy may revoke it by:

  •
  delivering to our Secretary at our principal executive offices at 23823 Valencia Boulevard, Valencia, California, 91355, on or before the business day prior to the special meeting, a written revocation of the proxy or a later-dated, signed proxy card;

  •
  delivering a written revocation or a later-dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting;

  •
  attending the special meeting and voting in person; or

  •
  if you have instructed a broker to vote your units, following the directions received from your broker to change those instructions.

        Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Solicitation of Proxies; Expenses of Solicitation

        We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of units which those persons hold of record. We have hired                                                    ,                                                    , to solicit proxies and to distribute proxy materials for the special meeting. We have agreed to pay                      a fee of $                 plus reasonable expenses in connection with these services and to indemnify them against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. Proxies may be solicited in person or by telephone, facsimile or other permitted means by                      and also by the directors and officers of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, and by our regular employees. Except for                               , these individuals will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.

THE MERGER

The Parties to the Merger

        We have supplied all information contained in this proxy statement relating to Newhall and our affiliates. Lennar, LNR and NWHL Investment have supplied all information contained in this proxy statement relating to them and their affiliates.

        The Newhall Land and Farming Company.    We are a California limited partnership engaged in the development of residential, industrial and commercial real estate and in agriculture on approximately 48,000 acres of land owned by us in California. We were reorganized from a corporation to a limited partnership on January 8, 1985. Our predecessor corporation was established in 1883 by the family of Henry Mayo Newhall. The shares of the corporation were listed on the New York Stock Exchange from 1970 until our reorganization and thereafter depositary receipts for our units of partnership interest were listed on the New York Stock Exchange and the Pacific Stock Exchange.

        Our primary business is developing two master-planned communities, Valencia and Newhall Ranch. Since 1965, we have been developing the town of Valencia, California on a portion of our landholdings in Los Angeles County.

        In 1994, we started the entitlement process on Newhall Ranch, a new master-planned community to be located on 12,000 acres adjacent to Valencia, California and west of Interstate 5. Our anticipated date for the commencement of initial development of Newhall Ranch is 2006.

        Depositary receipts for our units of partnership interests are traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "NHL." Our address is 23823 Valencia Boulevard, Valencia, California 91355, and our telephone number is (661) 255-4000.

        Lennar Corporation.    Lennar is a Delaware corporation founded in 1954 and is one of the nation's largest homebuilders and a provider of financial services. Its homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through their unconsolidated partnerships. Lennar's financial services subsidiaries provide mortgage financing, title insurance, closing services and insurance agency services for both buyers of its homes and others, and sell the loans they originate in the secondary mortgage market. These subsidiaries also provide high-speed Internet access, cable television and alarm installation and monitoring services to residents of communities they develop and others.

        Through its own efforts and unconsolidated partnerships in which it has interests, Lennar is involved in all phases of planning and building in its residential communities, including land acquisition, site planning, preparation and improvement of land, and design, construction and marketing of homes. Lennar subcontracts virtually all aspects of development and construction. Lennar also provides conventional, FHA-insured and VA-guaranteed mortgage loans to its homebuyers and others through its financial services subsidiaries in Arizona, California, Colorado, Florida, Illinois, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, Oregon, South Carolina, Texas, Utah, Virginia and Washington.

        Shares of Lennar are traded on the New York Stock Exchange under the symbols "LEN" and "LEN.B." Lennar's address is 700 Northwest 107th Avenue, Miami, Florida 33172, and its telephone number is (305) 229-6400.

        LNR Property Corporation.    LNR Property Corporation is a Delaware corporation formed in June 1997 by Lennar to separate Lennar's real estate investment, finance and management business from its homebuilding business. LNR is a real estate investment, finance and management company, which structures and makes real estate and real estate related investments and, through its expertise in developing and managing properties and working out underperforming and non-performing commercial loans, seeks to enhance the value of those investments.

        LNR's real estate investment activities include: acquiring, developing, repositioning, managing and selling commercial and multi-family residential real estate; investing in high-yielding real estate loans and acquiring at a discount portfolios of loans backed by commercial or multi-family residential real estate; and investing in unrated and non-investment grade rated commercial mortgage backed securities as to which it has the right to be special servicer to oversee workouts of underperforming and non-performing loans.

        Shares of LNR are traded on the New York Stock Exchange under the symbol "LNR." LNR's address is 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139, and its telephone number is (305) 695-5500.

        NWHL Investment LLC.    NWHL Investment was formed in July 2003, as a Delaware limited liability company and is jointly owned directly by Lennar and indirectly by LNR, and is the entity through which Lennar and LNR would own and control Newhall upon completion of the merger. NWHL Investment has no independent operations. NWHL Investment's address is c/o Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, and its telephone number is (305) 229-6400.

        NWHL Acquisition, L.P.    NWHL Acquisition was formed in July 2003, as a California limited partnership for the sole purpose of effecting the merger. NWHL Acquisition's sole general partner is NWHL GP LLC, a wholly owned subsidiary of NWHL Investment, and its sole limited partner is NWHL Investment. NWHL Acquisition has no independent operations. NWHL Acquisition's address is c/o Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, and its telephone number is (305) 229-6400.

        None of Lennar, LNR, NWHL Investment or NWHL Acquisition is an affiliate of Newhall.

Background of the Merger

        Despite continued increases in the net appraised value of our land, income producing properties and other assets per unit of partnership interest over the past several years, we believe the market has not sufficiently recognized this value in the market price for our units of partnership interest. During the period from December 31, 1997, through December 31, 2002, our net appraised value per unit of partnership interest increased from $25.25 to $37.78, a 49.6% increase. On the other hand, the market price per unit of partnership interest decreased from $30.00 as of December 31, 1997, to $28.75 as of December 31, 2002, a 4.2% decline. We believe the failure of the market price for our units of partnership interest to respond to increased net appraised value and improved operating performance is attributable to both market and company-specific factors. Due to our significant concentration in land assets and the broad spectrum of our real estate activities, including entitlements, land planning, and development and management of real estate assets, we have very few peers within the universe of publicly-traded real estate companies. Our land assets are subject to wide variations in value depending on the length of the entitlement process and general economic conditions at the time of sale, which leads to an inconsistent earnings pattern. In addition, our market capitalization is relatively small, our partnership structure relatively unique, and our liquidity, as measured by average daily volume of units of partnership interest traded, is limited. Each of these characteristics contributes to the lack of coverage by industry analysts and makes it difficult for investors to estimate our value.

        In response to the low market price of our units of partnership interest, during the period January 1, 1998, to June 24, 2003, we engaged in an open market repurchase program pursuant to which we acquired a total of 11,940,800 of our units of partnership interest for approximately $315 million at prices ranging from $20.79 to $31.70 per unit of partnership interest, comprising approximately 35% of our total units of partnership interest outstanding on January 1, 1998. The market price of our units of partnership interest did not change significantly in response to the 35% reduction in the number of units of partnership interest then outstanding.

        In 1998, we engaged Goldman, Sachs & Co. in connection with our efforts to maximize value for our unitholders. Goldman Sachs, on our behalf, identified and contacted a number of companies regarding a possible acquisition of us. As a result of those efforts, in July 1998, a group of five real estate companies, including Lennar, presented an acquisition proposal to Goldman Sachs for our consideration. The board of directors of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, considered the proposal, but rejected it as inadequate for our unitholders because they determined the proposal was at an unacceptably low price and included unacceptable contingencies.

        Early in November 2000, Jonathan Jaffe, the Western Regional President and Vice President of Lennar, contacted Gary M. Cusumano, then the President and Chief Operating Officer of Newhall Management Corporation, and initiated a discussion regarding a possible transaction between us and Lennar. No specifics of such a transaction were discussed.

        On November 13, 2000, we entered into a confidentiality agreement with Lennar regarding a possible transaction and over the succeeding month exchanged information with representatives of Lennar in connection with a possible transaction.

        At a meeting between our representatives and representatives of Lennar late in December 2000, Lennar proposed a broad outline of a joint venture plan without specific terms other than that Lennar would have acquired certain of our assets in exchange for a base price consisting of cash and stock to be paid to us at the time of acquisition with potential additional consideration to be paid to us after the acquisition was completed and once Lennar achieved certain benchmarks. Subsequent to this meeting, our management considered and rejected the proposal because they determined the proposed consideration payable to us was insufficient and the potential additional consideration to be paid to us after the acquisition was too uncertain. Consequently, we terminated further discussions regarding the proposal.

        At the beginning of September 2001, Mr. Jaffe again contacted Mr. Cusumano, now the Chief Executive Officer of Newhall Management Corporation, stating that Lennar had identified two potential investors to provide financing for a possible acquisition transaction.

        On September 5, 2001, we entered into another confidentiality agreement with Lennar to replace and supercede that entered into in November 2000. By its terms, the confidentiality agreement was to terminate 45 days from its execution; however, on October 29, 2001, the term was extended until November 30, 2001. Nevertheless, no progress was made toward a proposal with specific terms for an acquisition transaction and, consequently, on December 14, 2001, we informed Lennar that we would no longer consider discussions concerning a potential transaction with Lennar.

        After Mr. Cusumano was again contacted by Mr. Jaffe in early February, 2002, our representatives and representatives of Lennar met on February 14, 2002, and engaged in a broad discussion, without specific terms, concerning a possible combination of us and Lennar.

        On February 28, 2002, we entered into another confidentiality agreement with Lennar concerning a possible combination of the two companies. However, talks among our representatives and representatives of Lennar ceased at our request because of our need to focus on ongoing entitlement hearings for our Newhall Ranch development.

        None of the foregoing discussions resulted in a specific proposal for a transaction between us and Lennar.

        In the middle of July 2002, Mr. Cusumano contacted Mr. Jaffe and initiated further discussions concerning a possible business combination between us and Lennar, and our representatives and representatives of Lennar began discussing such a potential combination. At that time, we retained Brobeck, Phleger & Harrison LLP as our outside counsel to advise and represent us in connection with the possible business combination.

        On August 1, 2002, there was a meeting among our representatives and representatives of Lennar where there was extensive discussion of issues in connection with a possible business combination. We and Lennar also agreed to extend the confidentiality agreement dated February 28, 2002, until July 31, 2003.

        On August 13, 2002, we suspended our open market repurchase program. During the remainder of August and during September 2002, materials regarding our operations, financial performance, and prospects were prepared and access to the materials and our personnel was provided to representatives of Lennar. During the same period, Brobeck, Phleger & Harrison LLP prepared and delivered a draft of a proposed merger agreement.

        Early in October 2002, our management met with representatives of Morgan Stanley & Co. Incorporated to determine whether to engage Morgan Stanley as our investment banker and financial advisor in connection with the proposed transaction. Also during October 2002, our representatives and representatives of Lennar continued to negotiate terms of the proposed transaction.

        On October 15, 2002, the board of directors of Newhall Management Corporation met for their regularly scheduled board meeting. At the meeting, Brobeck, Phleger & Harrison LLP extensively reviewed the terms and conditions of the proposed transaction and related considerations, and discussed the board's fiduciary duties in considering the proposed transaction. At the conclusion of the meeting, the board instructed our management to continue negotiating the proposed transaction, but deferred action regarding approval. On October 17, 2002, Morgan Stanley was retained as our investment banker and financial advisor and negotiations on the terms of the proposed transaction continued throughout the month.

        On November 1, 2002, Mr. Jaffe informed Mr. Cusumano that Lennar had priced its offer for the proposed transaction at approximately $34 to $35 per unit of partnership interest.

        On November 2, 2002, the board of directors of Newhall Management Corporation held a special meeting to consider the proposed transaction. Brobeck, Phleger & Harrison LLP reviewed with the board the terms and conditions of the proposed transaction as negotiated to that point and Morgan Stanley reviewed with the board the financial considerations of the proposed transaction. The board declined to agree to the price range proposed by Lennar but directed Mr. Cusumano to continue negotiations.

        Between November 2, 2002 and November 5, 2002, Mr. Cusumano and Mr. Jaffe had discussions regarding Lennar's proposal, during which Mr. Jaffe confirmed that Lennar would not increase its offer.

        On November 5, 2002, the board of directors of Newhall Management Corporation held another special meeting where there was extensive discussion regarding the proposal made by Lennar. The board rejected the proposed transaction and instructed our management to terminate discussions with Lennar. The discussions with Lennar were immediately terminated and we requested the prompt return of all due diligence documents and materials. On November 6, 2002, we resumed our open-market repurchase program.

        On June 9, 2003, Mr. Jaffe contacted Mr. Cusumano to explore again pursuing a merger of us and Lennar. In connection therewith, Paul, Hastings, Janofsky & Walker LLP was engaged as our new outside counsel to advise and represent us with respect to the possible transaction and Morgan Stanley continued to be retained as our investment banker and financial advisor.

        On June 13, 2003, Mr. Cusumano met with Stuart Miller, Chief Executive Officer of Lennar and Chairman of the Board of LNR, together with other of our representatives and other representatives of Lennar to discuss general terms and conditions regarding a potential merger of us with Lennar and what structure such a transaction might have, including the participation of LNR in the merger.

        On June 24, 2003, we completed the last repurchase under our open-market repurchase program.

        On June 27, 2003, our representatives delivered a one-page term sheet to Lennar which included certain minimum terms for a potential merger transaction.

        On July 9, 2003, Messrs. Miller, Jaffe and Jeffrey Krasnoff, President and Chief Executive Officer of LNR, met with Mr. Cusumano, Donald L. Kimball, Vice President and Chief Financial Officer of Newhall Management Corporation, and Erik R. Higgins, Treasurer of Newhall Management Corporation, regarding pricing and terms; however, no agreement on pricing was reached at that time.

        On July 10, 2003, Paul, Hastings, Janofsky & Walker LLP provided a draft merger agreement to Bilzin Sumberg Baena Price & Axelrod LLP, counsel for LNR, and to Clifford Chance LLP, counsel for Lennar. Between July 10, 2003 and July 14, 2003, Messrs. Miller and Jaffe and Mr. Cusumano had numerous telephone conversations to negotiate terms and conditions of the proposed merger agreement, including negotiations about and agreement to a price of $40.50 in cash per unit of partnership interest subject to an escalator provision.

        On July 15, 2003, the board of directors of Newhall Management Corporation met for their regularly scheduled board meeting. At the meeting, Paul, Hastings, Janofsky & Walker LLP reviewed at length the terms and conditions of the proposed transaction as set forth in the draft merger agreement and the considerations related thereto, and discussed the board's fiduciary duties in considering the proposed transaction. Morgan Stanley made an extensive presentation regarding the financial valuation analysis they employed in connection with the proposed transaction. After substantial discussion, the board authorized our management to continue negotiating certain remaining issues in connection with the proposed transaction, but deferred action regarding approval of the proposed transaction.

        Between July 15, 2003 and July 20, 2003, our management negotiated the remaining issues for the proposed transaction with Lennar and LNR, and Paul, Hastings, Janofsky & Walker LLP prepared a final form of the merger agreement and documents in connection therewith.

        On July 21, 2003, the board of directors of Newhall Management Corporation held a special meeting to consider the proposed transaction. At the meeting there was extensive discussion regarding the final form of the merger agreement. Paul, Hastings, Janofsky & Walker LLP reviewed the terms of the form of merger agreement and discussed changes that had occurred since the last meeting of the board. Morgan Stanley reviewed their financial analysis with respect to the proposed merger consideration and rendered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated July 21, 2003), to the effect that, as of the date of the opinion and subject to and based on considerations in such opinion, the consideration to be received by our unitholders in the proposed merger was fair from a financial point of view. The board unanimously determined that the terms of the merger agreement are fair to, and in the best interest of, our unitholders, approved the merger agreement and the transactions contemplated by the merger agreement, and determined to recommend that our unitholders vote in favor of the principal terms of the merger.

        Immediately after the board meeting, the merger agreement was executed by us, Lennar, LNR, NWHL Investment and NWHL Acquisition. We also agreed with Lennar and LNR to execute an amendment to the confidentiality agreement originally entered into on February 28, 2002, extending the termination date and adding LNR to such agreement. At approximately 6:00 P.M. (Eastern Time) on

July 21, 2003, the execution of the merger agreement was publicly announced jointly by us, Lennar and LNR.

        After execution of the merger agreement and until September 4, 2003, the end of the due diligence period during which Lennar, LNR and NWHL Investment could have terminated the merger agreement for any reason, Lennar and LNR conducted their due diligence investigation.

Effects of the Merger

        As a result of and after the merger:

  •
  We will become an indirectly owned subsidiary of Lennar and LNR. You will no longer own any interests in us;

  •
  Each of our units of partnership interest will be exchanged for a cash payment of $40.50, without interest (subject to an increase of 5% per annum commencing April 16, 2004 until the completion of the merger, if not completed before such date);

  •
  Depositary receipts for our units will be delisted from the New York Stock Exchange; and

  •
  Depositary receipts for our units will be deregistered under the United States Securities Exchange Act of 1934, as amended, and we will no longer be required to file periodic or other reports with the Securities and Exchange Commission.

Our Reasons for the Merger; Recommendation of the General Partners

        Our General Partners have unanimously determined that the merger agreement and the merger are fair to, and in the best interest of, our unitholders. In reaching their recommendations, the board of directors of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, and the individual general partners of Newhall General Partnership, our other General Partner, consulted with our management, and with our legal and financial advisors, in their consideration of the merger and the merger agreement. The General Partners unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and unanimously recommend that the holders of our units of limited partnership interest vote "FOR" approval of the principal terms of the merger. In making its determinations, the board of directors of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, and the individual general partners of our other General Partner considered the following factors, which they considered to be the positive material factors in their decision to recommend approval of the principal terms of the merger:

  •
  that the merger will provide our unitholders with a substantial premium over the prices at which our units have historically traded prior to public announcement of the merger agreement;

  •
  their belief that the securities markets have had difficulty valuing our business, operations, assets and prospects, and that a sale of the company would therefore be more likely to maximize unitholder value than continuing to operate as an independent public company for the foreseeable future;

  •
  their special knowledge of our business, operations, assets, financial condition, operating results, prospects and risks, which they considered in light of the premium offered under the terms of the merger agreement;

  •
  the financial presentation by and the opinion of Morgan Stanley as to the fairness, from a financial point of view, of the merger consideration to the unitholders;

  •
  a review of the terms of the merger agreement, including the likelihood of satisfying the conditions to the closing of the merger;

  •
  provisions in the merger agreement that permit the General Partners to furnish information to, and engage in negotiations with, third parties and to terminate the merger agreement, in each case in response to an unsolicited superior proposal, and that payment of a termination fee of up to $35 million to NWHL Investment in the event of such a termination would not unreasonably discourage third parties from making a superior proposal;

  •
  the strong reputations and financial condition of Lennar and LNR; and

  •
  that the consideration to be received by our unitholders in the merger would consist entirely of cash.

        The board of directors of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, and the individual general partners of our other General Partner also considered the following risks and other potentially negative factors concerning the merger:

  •
  the consummation of the merger will deprive our unitholders of the opportunity to participate directly in any future growth of Newhall;

  •
  that certain directors and executive officers of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, have interests in the merger that may be different from, and may conflict with, the interests of the unitholders;

  •
  the limitations imposed by the merger agreement on our ability to solicit or pursue alternative transactions;

  •
  the termination fees of up to $35 million that we would be required to pay if we wish to terminate the merger agreement in order to pursue a superior proposal that might be made before the closing of the merger, or if we wish to enter into an alternative transaction with another party within one year after any termination of the merger agreement;

  •
  the risk that we might become obligated to reimburse NWHL Investment up to $5 million of expenses in the event of certain terminations of the merger agreement;

  •
  that the merger consideration will result in taxable gain to our unitholders whose basis in their units is less than the value of the merger consideration they will receive in the merger; and

  •
  the risk that the merger might not be consummated due to a failure of one or more of the conditions to closing to be satisfied.

        The board of directors of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, and the individual general partners of our other General Partner concluded, however, that many of these risks could be managed or mitigated, and that, overall, the disadvantages, risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

        For the reasons discussed above, our General Partners unanimously recommend that you vote "FOR" approval of the principal terms of the merger.

Opinion of our Financial Advisor

        We retained Morgan Stanley & Co. Incorporated to act as our exclusive financial advisor and provide a financial fairness opinion in connection with the proposed merger. The board of directors of Newhall Management Corporation, the managing general partner of Newhall Management Limited Partnership, our Managing General Partner, selected Morgan Stanley to act as our financial advisor based on Morgan Stanley's qualifications, expertise and reputation. At the meeting of the board of directors of the Newhall Management Corporation on July 21, 2003, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of July 21, 2003, and subject to and based on the considerations in its opinion, the consideration to be received by the holders of our units of partnership interest pursuant to the merger agreement is fair from a financial point of view to such holders.

        The full text of Morgan Stanley's opinion, dated as of July 21, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley, is attached to this proxy statement as Appendix B. We urge you to read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the board of directors of Newhall Management Corporation, the managing general partner of Newhall Management Limited Partnership, the managing general partner of The Newhall Land and Farming Company, and to Newhall General Partnership, addresses only the fairness from a financial point of view of the consideration to be received by holders of our units of partnership interest pursuant to the merger agreement, and does not address any other aspect of the merger or any other matter or related transaction, nor does it constitute a recommendation to any unitholder as to how to vote on any matter relating to the proposed merger or any other matter contained in the proxy statement. This summary should be read together with the full text of the opinion.

        In connection with rendering its opinion, Morgan Stanley, among other things:

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  reviewed certain publicly available financial statements and other business and financial information of ours;

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  reviewed certain internal financial statements and other financial and operating data concerning us prepared by our management;

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  analyzed certain internal financial forecasts prepared by our management;

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  reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by our management;

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  discussed our past and current operations and financial condition and our prospects, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with our senior executives;

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  reviewed the reported prices and trading activity for our units of partnership interest;

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  compared our financial performance and the prices and trading activity of our units of partnership interest with those of certain other comparable publicly-traded companies comparable with us and our securities;

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  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

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  reviewed the draft merger agreement and certain related documents;

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  reviewed appraisals or other evaluations prepared by experts including an appraisal dated December 31, 2002 by Buss-Shelger Associates;

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  reviewed such other corporate, industry and financial market information as Morgan Stanley deemed appropriate; and

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  considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

        Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by us for the purposes of its financial fairness opinion. With respect to the internal financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our future financial performance. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the draft merger agreement dated as of July 21, 2003. Morgan Stanley did not make any independent valuation or appraisal of our assets or liabilities, but Morgan Stanley did review the appraisal dated December 31, 2002 by Buss-Shelger Associates although it did not independently verify such report for purposes of its opinion. Morgan Stanley is not an expert in accounting, legal or tax matters and made no representations nor did it opine upon the advice to be rendered by our accountants, legal counsel or tax advisors with respect to the merger. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, July 21, 2003.

        In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving us. In addition, Morgan Stanley was not asked to nor did it participate in the negotiations with any of the parties in connection with the merger agreement.

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated July 21, 2003. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Morgan Stanley's financial analyses.

        Historical Unit Price Performance.    Morgan Stanley reviewed the historical trading prices for our units of partnership interest over a five-year period from July 11, 1998 through July 11, 2003. The table below presents the unit prices on a specified date or period and presents the premium to such unit prices implied by the acquisition price of $40.50 per unit.

Metric	Period Date	Unit Price	Proposal % Premium
Price on July 11, 2003	7/11/03	$34.09	18.8%
Average Price Year-to-date 2003	Since 1/1/03	29.27	38.7
5-Year High	7/10/03	34.11	18.7

        Morgan Stanley further compared the proposed price to the following metrics:

Metric	Period Date	Unit Price
2002 Company Net Asset Value Estimate	12/31/2002	$37.78
High Price	Last 12 months	34.11
Low Price	Last 12 months	22.59

        Net Asset Valuation Analysis.    Morgan Stanley utilized our management's operating projections for each business segment and asset and liability balances as of July 1, 2003 in calculating our net asset value. Specifically, Morgan Stanley used a discounted cash flow analysis to value the land components and ground leases and a direct capitalization rate method to value the income-producing properties. A detailed description of the valuation methodologies is provided below:

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  Land Development Operations: Morgan Stanley utilized our projections for lot absorption for Valencia residential land, Valencia commercial land and Newhall Ranch as of July 1, 2003, and applied a range of annual price inflation rates as follows:

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  Valencia residential land: 3.0% to 6.0% to uninflated lot price projections;

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  Valencia commercial land: 3.0% to 6.0% to uninflated lot price projections;

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  Newhall Ranch: 0.0% for 2003 and 2004, and a range of annual price inflation rates of 1.0% to 5.0% thereafter.

    For Valencia residential and commercial land, Morgan Stanley applied an additional development cost for project development fees equal to 3.0% of revenues and applied an annual inflation rate of 3.0% to uninflated cost projections to arrive at annual cash flows for 2003-2013. Morgan Stanley utilized our ten-year projections beginning July 1, 2003 for Valencia off-site infrastructure costs. For Newhall Ranch, Morgan Stanley assumed development and infrastructure costs per our projections and applied an annual inflation rate of 3.0% to uninflated cost projections. Project administration costs were provided by us for the Newhall Ranch pre-development period and Morgan Stanley assumed other project administration costs of 3.0% of revenues thereafter.

    Using a range of discount rates of 13.0% to 25.0%, Morgan Stanley performed a discounted cash flow analysis of the land development operations resulting in a range of gross asset values for the Land Development Operations segment of $450 million to $660 million.

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  Agricultural Operations and Other Properties: Agricultural Operations were valued at a range of 90.0% to 110.0% of the value in the Buss-Shelger Associates appraisal. Other Properties were valued at a range of 80.0% to 100.0% of the value in the appraisal. As a result, the Agricultural Operations and Other Properties were valued at a range of $65 million to $80 million.

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  Income-Producing Assets and Ground Leases: Morgan Stanley valued the income-producing properties using our 2004 projections for net operating income and applied capitalization rates ranging from 7.00% to 11.00%. To value the ground leases, Morgan Stanley projected cash flows beginning July 1, 2003 according to the terms specified in the Buss-Shelger Associates appraisal and applied a range of exit land values of $12 to $20 per square foot and a range of discount rates of 9.0% to 10.0%. This analysis resulted in a range of asset values for the Income-Producing Assets and Ground Leases of $260 million to $290 million.

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  Valencia Water Company: Morgan Stanley valued Valencia Water Company as of July 1, 2003 using the following three methodologies:

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  Discounted Cash Flow Analysis: Morgan Stanley used our projections from July 1, 2003 to 2007 and applied an annual revenue growth rate of 3.5% and an annual expense growth rate of 1.5% thereafter in order to project unlevered cash flows from 2008-2013. Capital expenditures were assumed to be financed by developers. Morgan Stanley used a range of unlevered discount rates of 9.5% to 10.5% and a range of terminal exit multiples of 10.0x to 12.0x on cash flow for the year ended June 30, 2013. Based on projected cash flows for the period of July 1, 2003 through June 30, 2013, the range of present values for Valencia Water Company ranged from $86.1 million to $99.4 million.

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  Comparable Companies Valuation: Morgan Stanley compared information provided by us on Valencia Water Company with publicly traded companies that share similar characteristics with the water company. These companies include:

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  Large-Capitalization Companies (market equity capitalization greater than $1 billion): Philadelphia Suburban;

      •
      Mid-Capitalization Companies (market equity capitalization between $200 million and $1 billion): California Water Service Group, American States Water, San Jose Water, Connecticut Water;

      •
      Small-Capitalization Companies (market equity capitalization below $200 million): Middlesex Water, Southwest Water, and Artesian Resources.

      Morgan Stanley arrived at a range of comparable company multiples by (1) dividing the share prices (using closing prices as of July 11, 2003) by consensus 2003 and 2004 earnings per share from First Call, (2) dividing aggregate value (calculated as market equity value plus value of outstanding debt less cash) by earnings before interest, taxes, depreciation and amortization for the last twelve months ending March 31, 2003, and (3) dividing market equity value by book equity value as of March 31, 2003. Morgan Stanley's calculations resulted in a selected range of price to 2003 earnings per share multiples of 20.0x to 22.0x, a range of price to 2004 earnings per share multiples of 19.0x to 20.0x, a range of aggregate value to earnings before interest, taxes, depreciation and amortization for the last twelve months ending March 31, 2003 multiples of 11.0x to 13.0x and a range of market equity to book equity value multiples of 2.0x to 2.5x.

	Price/Earnings Per Share Multiples
					Aggregate Value/LTM EBITDA		Price/Book Value
	2003		2004
High	22.0	x	20.0	x	13.0	x	2.5	x
Low	20.0		19.0		11.0		2.0

      All multiples were applied to our corresponding projections for Valencia Water Company. Morgan Stanley further applied a 25% control premium to the above-mentioned selected range of multiples to arrive at a range of implied values of $50.8 million to $89.8 million for Valencia Water Company.

    •
    Precedent Transaction Valuation: Morgan Stanley used publicly available information from several precedent sale and merger transactions in the water industry and analyzed the multiples implied by (1) dividing the aggregate value (calculated as market equity value plus value of outstanding debt less cash) by earnings before interest, taxes, depreciation and amortization for the last twelve months ending prior to the announcement of the transaction, and (2) dividing the market equity value of the transaction by book equity value at the time of the transaction. Morgan Stanley analyzed the following transactions:

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    Philadelphia Suburban acquires AquaSource;

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    Philadelphia Suburban acquires Pennichuck;

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    RWE AG and Thames Water acquire American Water Works;

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    City of Indianapolis acquires NiSource Water Assets;

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    Nuon NV acquires Utilities Inc.;

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    Cities of Reno and Sparks acquire Sierra Pacific Water Assets;

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    Thames Water PLC acquires E'Town Corporation;

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    American Water Works acquires Citizens Water;

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    Suez Lyonnaise acquires United Water Resources;

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    Yorkshire Water acquires Aquarion;

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    California Water acquires Dominguez Services;

      •
      Castaic Lake Water Agency acquires Santa Clarita Water Company;

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      American Water Works acquires National Enterprises;

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      ENRON acquires Wessex Water;

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      Philadelphia Suburban acquires Consumers Water;

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      NIPSCO acquires Indianapolis Water; and

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      American Water Works acquires Pennsylvania Gas & Water.

      Morgan Stanley's calculations resulted in a selected range of aggregate value/earnings before interest, taxes, depreciation and amortization for the last twelve months multiples of 10.0x to 14.0x and a range of market equity value/book equity value multiples of 2.5x to 3.0x. Based on corresponding Valencia Water Company data, these multiples imply a range of values of $55.3 million to $80.6 million.

    Based upon the above valuation methodologies, Morgan Stanley estimated the asset value of Valencia Water Company at $70 million to $90 million.

    The gross value of these components resulted in a range of $845 million to $1.12 billion. Deducted from the asset value was the value of the Net Liabilities.

  •
  Net Liabilities: Morgan Stanley valued other tangible assets, cash and marketable securities at book value as of July 1, 2003, net of the value of the outstanding debt and the book value of other tangible liabilities as of July 1, 2003. This analysis resulted in a net liability of $84.3 million.

    The resulting net asset value was $761 million to $1,036 million or $31.36 to $42.70 per unit. The acquisition value of $40.50 falls within the above range of values implied by the Net Asset Valuation analysis.

        Discounted Cash Flow Analysis.    Morgan Stanley performed a discounted cash flow analysis, calculated as of July 1, 2003, of our projected corporate level free cash flow for the period from 2003 to 2012. Morgan Stanley aggregated projected free cash flow from the revenue and expense projections of our various business segments in addition to using the following methodologies and adjustments:

  •
  In projecting the cash flow from Valencia residential land, Morgan Stanley assumed annual lot price inflation of 4.5% and annual cost inflation of 3.0% on our management's uninflated projections.

  •
  In projecting the cash flow from Valencia commercial land, Morgan Stanley assumed annual lot price inflation of 0.0% for 2003 and 2004 and 3.0% thereafter with annual cost inflation of 3.0% on our management's uninflated projections.

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  In projecting the cash flow of Newhall Ranch, Morgan Stanley assumed annual lot price inflation of 4.5% and annual cost inflation of 3.0% on our management's uninflated projections.

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  In projecting the cash flows of Valencia Water Company, Morgan Stanley used our management's projections from July 1, 2003 to 2007 and applied an annual revenue growth rate of 3.5% and an annual expense growth rate of 1.5% thereafter in order to project unlevered cash flows from 2008 to 2013. Capital expenditures were assumed to be passed through to the developers. Morgan Stanley used a range of unlevered discount rates of 9.5% to 10.5% and a range of terminal exit multiples of 10.0x to 12.0x to cash flow for the year ending June 30, 2013.

  •
  For the income-producing properties, our management's net operating income projections from July 1, 2003 to 2007 were used and inflated at 3% annually to 2012. Terminal values were determined using a range of capitalization rates of 7.75% to 11.00% on 2013 net operating income. Morgan Stanley projected cash flow from ground leases beginning July 1, 2003 according to the terms specified in the Buss-Shleger Associates appraisal and assigned exit values of $16 per square foot (inflated annually at 2% beginning in 2003).

  •
  In valuing the Agricultural Operations, Morgan Stanley used our management's July 1, 2003 projections and applied a decrease of 4.9% annually, based on previous years' declines. Terminal value was based on applying a 5.0x multiple to 2012 cash flow.

  •
  Morgan Stanley utilized our management's ten-year projections for infrastructure costs beginning July 1, 2003. Morgan Stanley utilized our management's July 1, 2003 to 2007 estimates for community development costs and reduced them by 10% a year after 2007.

  •
  Morgan Stanley utilized our management's July 1, 2003 to 2007 estimates for capital expenditures and kept capital expenditures at 2007 levels thereafter.

  •
  Morgan Stanley used our management's July 1, 2003 to 2004 projections of General and Administrative expenses and assumed a 3% annual growth rate thereafter.

        Morgan Stanley employed discount rates reflecting an unlevered cost of capital ranging from 14.0% to 16.0% and assumed annual General and Administrative expense synergies of $0.0 to $5.0 million. Based upon the projected cash flows for the period from July 1, 2003 through 2013, the implied range of present values per unit was as follows:

	Discount Rates
Discount Rates
	14.0%	15.0%	16.0%
Equity Value per Unit	$37.49	$34.65	$32.08
Equity Value Per Unit Assuming $5 Million of G&A Synergies	38.61	35.73	33.13

        The acquisition price of $40.50 per unit falls above the range of present values implied by the discounted cash flow analysis.

        Premiums Paid in Selected Precedent Transactions Analysis.    Morgan Stanley used publicly available information from several precedent real estate transactions and analyzed the premiums/discounts paid in these transactions over the unaffected price of our units of partnership interest. Morgan Stanley selected these transactions based on one of the following criteria: (1) real estate acquisitions where cash was the only consideration for the target's share or unit holders, or (2) real estate change of control transactions.

        The transactions reviewed include:

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  Hometown America acquisition of Chateau Communities;

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  GE Capital acquisition of Security Capital Group;

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  CalWest (a joint venture between CalPERS and RREEF) acquisition of Cabot Industrial Trust;

  •
  An investor group acquisition of CB Richard Ellis Services, Inc.;

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  CalPERs and U.S Retail Partners acquisition of First Washington Realty Trust;

  •
  Rodamco North America acquisition of Urban Shopping Centers;

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  Calwest Industrial Trust and FountainGlen Properties acquisition of Pacific Gulf Properties, Inc.;

  •
  Heritage Property Investment Trust acquisition of Bradley Real Estate, Inc.;

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  Olympus Real Estate and Westdale acquisition of Walden Residential Properties;

  •
  The Irvine Company acquisition of Irvine Apartment Communities;

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  Archstone Communities acquisition of Charles E. Smith Residential Realty;

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  Equity Office Properties Trust acquisition of Spieker Properties;

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  Equity Office Properties Trust acquisition of Cornerstone Properties;

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  Equity Residential Properties Trust acquisition of Merry Land & Investment Company;

  •
  Equity Office Properties Trust acquisition of Beacon Properties Corporation; and

  •
  Simon Property Group, Inc. acquisition of DeBartolo Realty Corporation.

        The table below provides the selected high, median and low premiums to the unaffected price (the average closing price for the ten trading days ending five trading days prior to announcement of the transaction) for the precedent transactions:

Premium to Unaffected Price
Low	9.4%
Median	22.3
High	37.7

        Based upon this range of premiums, Morgan Stanley selected low and high premiums of 17.5% and 30%, respectively, and applied them to the average unit price of $31.56 for the period from June 23, 2003 through July 11, 2003 to arrive at the following valuation range:

Premium to Unaffected Price
Low	$37.08
High	41.03

        The acquisition price of $40.50 per unit falls within the above range of values implied by the premiums paid in selected precedent transactions analysis.

        In connection with the review of the merger by the board of directors of Newhall Management Corporation and our General Partners, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of our actual value.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the consideration to be received by holders of our units of partnership interest pursuant to the merger agreement and were conducted in connection with the delivery by Morgan Stanley of its opinion dated July 21, 2003 to the board of directors of Newhall

Management Corporation, managing general partner of Newhall Management Limited Partnership, managing general partner of The Newhall Land and Farming Company and to Newhall General Partnership. Morgan Stanley's analyses do not purport to be appraisals or to reflect the prices at which our units of partnership interest might actually trade, and Morgan Stanley expresses no opinion or recommendation as to how unitholders should vote with respect to any matter relating to the proposed merger or any other matter contained in the proxy statement. The consideration to be paid in the merger was determined through negotiations between us and Lennar and LNR and was approved by our General Partners. Morgan Stanley did not recommend any specific consideration to us or that any given consideration constituted the only appropriate consideration for the merger.

        Morgan Stanley's opinion was one of the many factors taken into consideration by our General Partners in making their determination to approve the merger. Morgan Stanley's analyses summarized above should not be viewed as determinative of the opinion of our General Partners with respect to the value of our units of partnership interest.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to us and have received customary fees for the rendering of these services. Morgan Stanley and its affiliates have provided to Lennar and LNR financial advisory and financing services and have received customary fees for the rendering of these services. Furthermore, Morgan Stanley may in the future provide financial advisory and financing services to us, Lennar and LNR, for which it expects to receive customary fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities of or indebtedness of us, Lennar and LNR for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness. In addition, asset management affiliates of Morgan Stanley beneficially own, in the aggregate, approximately 1.4% of our units of partnership interest, approximately 1.0% of Lennar's common stock and approximately 2.9% of LNR's common stock.

        We have agreed to pay Morgan Stanley a financial advisory fee of 0.225% of the aggregate value of the transaction upon completion of the transaction, which includes an $800,000 fairness opinion fee that was paid on August 8, 2003. We have also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Material United States Federal Income Tax Considerations

        The following is a summary of certain material United States federal income tax consequences of the merger that are generally applicable to holders of our units and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval of the principal terms of the merger. The discussion below applies only to our unitholders that hold units as capital assets at the time of the merger, and the discussion may not apply to any unitholders subject to special treatment under the federal income tax laws, including, but not limited to, unitholders who are financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, unitholders holding units as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, or unitholders who acquired our units in connection with the exercise or other satisfaction of compensatory options or otherwise as part of their compensation for employment. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that might be applicable to the merger. The discussion assumes that unitholders hold their units as capital assets and not as inventory or as property held primarily for sale to customers in the ordinary course of a trade or business. This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, United States Treasury regulations, Internal Revenue Service rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change by subsequent legislative, judicial or administrative action; some of which changes may be retroactive.

        This summary does not address all aspects of federal income taxation that might be relevant to a particular unitholder in light of that unitholder's particular circumstances and income tax situation. Accordingly, you are urged to consult your tax advisors as to the specific tax consequences to you of the merger, including the application and effects of federal, state, local or other tax laws and changes to these laws.

        For United States federal income tax purposes, a holder of our units will generally recognize capital gain or loss equal to the difference between the amount of cash received by the holder as merger consideration and the holder's adjusted tax basis in our units exchanged in the merger. Any gain or loss recognized will be long-term capital gain or loss if the holder has held the units for more than one year as of the effective time of the merger.

        Under certain circumstances, a unitholder might be subject to backup withholding at a rate equal to the fourth lowest federal income tax rate for individuals, which rate is 28% for 2003, on distributions on, or proceeds of a sale of, our units. Backup withholding will not apply if the unitholder is an exempt entity or the unitholder furnishes a correct taxpayer identification number and certifies that the unitholder is not subject to backup withholding on Internal Revenue Service Form W-9, in the case of a U.S. person, W-8BEN in the case of a non-U.S. unitholder, or an appropriate substitute form; or otherwise complies with applicable requirements of the backup withholding rules.

        Any amounts withheld under the backup withholding rules described above will be treated as a tax payment made by you. If such withheld amounts cause your tax payments to exceed your actual tax liability, such excess will be allowed as a refund or a credit against United States federal income tax liability if the required information is furnished to the Internal Revenue Service on a timely basis.

Anticipated Accounting Treatment of the Merger

        The merger is expected to be accounted for using the purchase method of accounting in accordance with United States generally accepted accounting principles, or GAAP.

Regulatory Approvals Relating to the Merger

        Hart-Scott-Rodino Act.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the Hart-Scott-Rodino Act, the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission must review transactions such as the transfer of ultimate control of Valencia Water Company pursuant to the merger. The merger may also be reviewed by state antitrust authorities. The government agencies conducting these reviews determine whether the merger raises competition or antitrust concerns that may warrant a challenge to the lawfulness of the merger. The Hart-Scott-Rodino Act requires us, Lennar and MFA Family Partnership, a partnership that has voting control of LNR, to notify the Antitrust Division and the Federal Trade Commission of the merger. Unless the Antitrust Division and the Federal Trade Commission grant early termination of the waiting period, the merger cannot be completed for at least 30 days after we file these notifications. We, Lennar and MFA Family Partnership have each filed the notification reports with the Antitrust Division and the Federal Trade Commission, and we expect the waiting period with respect to these filings to expire on [                        , 2003]. If a request from the Antitrust

Division or the Federal Trade Commission for additional information and documentary material is received on or before that date, however, the waiting period will not terminate until 20 days after we, Lennar and MFA Family Partnership have substantially complied with each such request. Consequently, completion of the merger may be delayed by reason of the Hart-Scott-Rodino Act. In addition, the Antitrust Division, the Federal Trade Commission, and state antitrust authorities could challenge the merger in court on competition or antitrust grounds regardless of whether the waiting period under the Hart-Scott-Rodino Act has expired or been terminated.

        California Public Utilities Commission.    Under the California Public Utilities Code and the California Public Utilities Commission's Rules of Practice and Procedure, the merger must be reviewed by the California Public Utilities Commission because the merger would result in the transfer of ultimate controlling interest in the capital stock of our subsidiary, Valencia Water Company. The California Public Utilities Code requires the parties to the merger transaction to file an application for authorization of the acquisition by Lennar, LNR and NWHL Investment, and other intermediate entities, of ultimate control of Valencia Water Company. The merger cannot be completed until the California Public Utilities Commission issues a decision authorizing the transfer of controlling interest in Valencia Water Company. We expect that the California Public Utilities Commission will decide in favor of authorizing the transfer before the end of 2003 or early in 2004, however, there can be no guarantee as to when a decision will occur or as to whether a decision will be favorable. Furthermore, the California Public Utilities Commission could elect to hold public hearings on the matter, which could result in a longer period of time before its decision.

        At any time before or after the merger becomes effective, the Antitrust Division, the Federal Trade Commission, state antitrust authorities, the California Public Utilities Commission or a private person or entity could seek to enjoin the merger or to cause Newhall or Lennar and LNR to divest various assets. Under the merger agreement, the obligation of Newhall, Lennar and LNR to complete the merger is conditioned on:

  •
  the expiration or termination of the waiting period under the Hart-Scott-Rodino Act;

  •
  the approval by the California Public Utilities Commission of the transfer of a controlling interest in the capital stock of Valencia Water Company; and

  •
  the absence of any injunction or other order or decree against the merger.

        A challenge to the merger could be made and, if such a challenge is made, Newhall, Lennar and LNR might not prevail.

        Other than filing a certificate of merger with the Secretary of State of California, the filing of this proxy statement with the United States Securities and Exchange Commission, and the matters described above, we are not aware of any significant government or regulatory approvals that we need to obtain, or waiting periods with which we must comply, to complete the merger. If we discover that other approvals or waiting periods are required, we will use commercially reasonable efforts to seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it. Even if we could obtain the approval, conditions may be placed on such approval that would cause us, or Lennar and LNR to abandon the merger.

Interests of Certain Persons in the Transaction

        In considering the recommendation of the General Partners with respect to the merger, you should be aware that some of the executive officers and the members of the board of directors of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, and the individual general partners of Newhall General Partnership, our other General Partner, may have interests in the merger that are in addition to, or different from, the interests of our unitholders generally and that may create potential conflicts of interest. These interests are described below:

  •
  upon consummation of the merger, certain of such individuals may receive, in the aggregate, approximately $6 million in severance benefits if their employment is terminated after the merger;

  •
  each such individual holds vested or unvested in-the-money options or rights to acquire our units of partnership interest and, upon completion of the merger, would be entitled to receive with respect to such options or rights, cash equal to the excess of the merger consideration per unit over their individual exercise prices per unit, resulting in aggregate cash payments to such individuals of approximately $15 million;

  •
  each unvested restricted unit of partnership interest held by any such individual will become fully-vested and eligible to be exchanged for the merger consideration, resulting in aggregate cash payments to such individuals of approximately $7 million;

  •
  under the merger agreement, Lennar and LNR agreed to the continuation of certain pension, incentive, retirement, retention, and severance plans, our existing indemnification and directors' and officers' liability insurance arrangements and employment agreements; and

  •
  Lennar and LNR have publicly stated their intention to retain the continued services of certain of the executive officers of Newhall Management Corporation and of our management and employees.

Dissenters' Rights

        In connection with the merger, you will not be eligible for dissenters' rights under the California Revised Limited Partnership Act because the depositary receipts for our units are listed on the New York Stock Exchange and thus you will not have a "dissenting interest" as defined by such Act.

Conduct of Our Business if the Merger is Not Completed

        If the merger is not completed, we intend to continue to operate our business substantially in the manner it is operated today. From time to time, we will evaluate and review our business operations, properties, structure distribution policy and capitalization and make such changes as are deemed appropriate, and continue to seek to identify strategic financial alternatives to maximize unitholder value.

THE MERGER AGREEMENT

General

        On July 21, 2003, we entered into an Agreement and Plan of Merger, or merger agreement, with Lennar, LNR, NHWL Investment and NHWL Acquisition, setting forth the terms and the conditions by which NHWL Acquisition would be merged with and into us. Newhall, as the surviving limited partnership in the merger, would become an indirectly owned subsidiary of Lennar and LNR. The following is a summary of the material terms and provisions of the merger agreement. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the merger agreement, a copy of which is attached as Appendix A.

Effective Time of the Merger

        The merger will become effective at the date and time that a certificate of merger containing certain required information regarding the merger is filed with the Secretary of State of the State of California, or at such other time and date as are agreed upon by NWHL Investment and us and specified in the certificate of merger.

Consideration to be Received by Our Unitholders

        As a result of the merger, each of our units of partnership interest will be exchanged for a cash payment of $40.50, without interest (subject to an increase of 5% per annum commencing April 16, 2004 until the completion of the merger, if not completed before such date).

Treatment of Equity Plans

        Each option or right to purchase units of limited partnership interest and each restricted unit of limited partnership interest that is outstanding at the time of the merger and that is not then otherwise fully vested will be deemed to be fully vested at the time of the merger. If you hold options or rights to purchase our units of partnership interest at an exercise price of less than the merger consideration (that is, $40.50 per unit, subject to increase as discussed above), you will be entitled to receive a cash payment equal to the difference between the merger consideration and your exercise price multiplied by the number of units subject to your options or rights. If your options or rights exercise price per unit of partnership interest is equal to or greater than the merger consideration per unit of partnership interest, your options or rights will be canceled in the merger without any payment or other consideration. If you hold restricted units of limited partnership interest, you will be entitled to exchange such units for the merger consideration.

Surrender and Exchange of Depositary Receipt Certificates

        Prior to the effective time of the merger, we and NWHL Investment will jointly designate a bank or trust company to act as the distributing agent in connection with the merger. At or before the effective time, we will deposit with the distributing agent an amount in cash equal to the amount previously deposited with us by Lennar and LNR and previously released to us from escrow, and Lennar and LNR will deposit with the distributing agent an amount equal to the balance of the merger consideration. The distributing agent will cause the merger consideration to be paid to our unitholders in exchange for properly tendered depositary receipts representing our units of partnership interest and certificates representing our units of general partnership interest as set forth in the merger agreement.

        Promptly after the effective time of the merger, the distributing agent will send letters of transmittal containing instructions for use in effecting the exchange of The Newhall Land and Farming Company depositary receipts or certificates to persons who immediately before the merger held our units of partnership interest. If you held units of partnership interest immediately before the effective time of the merger, when you surrender your depositary receipts or certificates of partnership interest to the distributing agent in accordance with the instructions to be provided by the distributing agent, the distributing agent will deliver the merger consideration owed to you pursuant to the merger agreement. You should not send in your depositary receipts or certificates until you receive a letter of transmittal. No interest will be paid or accrue on any cash payable to you.

        Any portion of the merger consideration which remains undistributed by the distributing agent 180 days after the effective time of the merger will be delivered to Lennar, LNR or NWHL Investment. If, after that time, you have not previously exchanged your depositary receipts or certificates, you may only look to Lennar, LNR or NWHL Investment for payment of the merger consideration owed to you.

        If you do not have your depositary receipts or certificates, you may make an affidavit of that fact. In addition, you may be required to post a bond in a reasonable amount to be determined by Lennar, LNR or NWHL Investment with respect to the missing depositary receipts or certificates. Upon receipt of the affidavit and any required bond, the distributing agent will issue the merger consideration to you.

Surrender and Exchange of Option or Rights Agreements

        Promptly after the effective time of the merger, Newhall or NWHL Investment will send letters of transmittal containing instructions for use in effecting the exchange of The Newhall Land and Farming Company option or rights agreements to persons who immediately before the merger held options or rights to purchase our units of partnership interest. If you held option or rights immediately before the effective time of the merger that had an exercise price of less than the merger consideration (that is, $40.50 per unit, subject to an increase of 5% per annum commencing April 16, 2004 until the completion of the merger), when you surrender your option or rights agreements in accordance with the instructions to be provided by Newhall or NWHL Investment, together with your acknowledgment that the payment you are receiving is in full satisfaction of any rights you may have under your option or rights agreement, Lennar, LNR or NWHL Investment will deliver or cause to be delivered to you the amount by which the merger consideration exceeds the per unit exercise price of each option or right, multiplied by the number of units subject to the option or right. You should not send in your option or rights agreements until you receive a letter of transmittal. No interest will be paid or accrue on any cash payable to you. After the effective time of the merger, you may only look to Lennar, LNR or NWHL Investment for payment of the consideration owed to you in connection with your options or rights.

        If you do not have your option or rights agreements, you may make an affidavit of that fact. In addition, you may be required to post a bond in a reasonable amount to be determined by Lennar, LNR or NWHL Investment with respect to the missing option or rights agreements. Upon receipt of the affidavit and any required bond, Lennar, LNR or NWHL Investment will issue the consideration owed to you in connection with your options or rights.

Representations and Warranties

        The merger agreement contains representations and warranties by us relating to:

  •
  our and our subsidiaries' organization, qualification, good standing and requisite power and authority and authorization, execution, delivery and enforceability of the merger agreement;

  •
  the absence of conflicts, violations or defaults under our organizational documents, the constituent documents of either of our General Partners, debt instruments or other material contracts;

  •
  the absence of any requirement for filings with, or consents and approvals of, governmental entities or other persons relating to the merger;

  •
  our and our subsidiaries' capital structure;

  •
  the accuracy and fair presentation of our Annual Report on Form 10-K for the year ended December 31, 2002, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and financial statements filed in connection therewith;

  •
  the sufficiency of our and our subsidiaries' assets to conduct our businesses as currently being conducted;

  •
  our compliance with applicable laws and possession of applicable permits;

  •
  tax matters;

  •
  environmental matters;

  •
  the receipt of a fairness opinion from our financial advisor;

  •
  any material litigation matters;

  •
  the absence of undisclosed change in control arrangements;

  •
  the absence of undisclosed contracts and arrangements with affiliates;

  •
  labor and employment matters;

  •
  brokers' fees and expenses;

  •
  our and our subsidiaries' material contracts; and

  •
  our and our subsidiaries' conduct of business since January 1, 2003.

        The merger agreement also contains representations and warranties by each of Lennar, LNR, NWHL Investment and NWHL Acquisition relating to:

  •
  their organization, formation, good standing, and authorization, execution, delivery and enforceability of the merger agreement;

  •
  the absence of conflicts, violations or defaults under their organizational documents, any agreement or instrument to which any of them are bound, or any applicable law;

  •
  the absence of any requirement for filings with, or consents and approvals of, governmental entities relating to the merger; and

  •
  brokers' fees and expenses.

Conduct of Business Prior to the Merger

        We have agreed that during the period from the date of the merger agreement through the effective time of the merger we and our subsidiaries will:

  •
  operate our businesses in the ordinary course and in a manner consistent with past practices;

  •
  use commercially reasonable efforts to obtain in the ordinary course all approvals, permits, consents and other authorizations from government agencies for the entitlement and development of the project known as Newhall Ranch, including, defending litigation and other claims;

  •
  use commercially reasonable efforts to maintain the goodwill and value of our businesses and the continued employment of our executives and key employees and to maintain good relationships with our customers, vendors, suppliers, contractors, lenders, governmental agencies and others with which we do business;

  •
  at our expense, use commercially reasonable efforts to maintain all our assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other casualty;

  •
  maintain our books of account and records in the usual manner, in accordance with generally accepted accounting principles applied on a basis consistent with that applied in prior years, subject to normal year-end adjustments and accruals; and

  •
  comply in all material respects with all applicable laws and regulations of governmental agencies.

        We have also agreed that during the period from the date of the merger agreement through the effective time of the merger we will not, and we will not allow our subsidiaries to, take any of the following actions without the consent of NWHL Investment:

  •
  make any borrowings, other than borrowings in the ordinary course of business consistent with past practices under working capital lines which are disclosed in the notes to the consolidated balance sheet included in our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the United States Securities and Exchange Commission;

  •
  incur or enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except, in each case, in the ordinary course of business consistent with past practices;

  •
  redeem or purchase any of our outstanding units of partnership interest and not make or declare any distributions of any kind or repayments of debt to our partners (other than payments by our subsidiaries to us or to other wholly-owned subsidiaries of ours), except in a manner consistent with past practices or in accordance with existing contractual obligations as described in the merger agreement; and provided that we may continue our past practice of making quarterly tax distributions of up to $0.10 per unit of partnership interest in each fiscal quarter and a further distribution in the first fiscal quarter in the approximate amount by which federal income tax (assuming the then highest marginal federal income tax rate) payable by a holder of a unit of partnership interest as a result of taxable income allocated to such holder (assuming the tax basis of an original unitholder) by us with respect to the prior calendar year exceeds $0.40 per unit of partnership interest, if any;

  •
  make any loans or advances to our unitholders, directors, officers, employees or our General Partners or any of their affiliates;

  •
  purchase, sell or otherwise dispose of or encumber any property or assets, except in the ordinary course of business and not in violation of the merger agreement;

  •
  sell any real property or assets out of the ordinary course of business or at a price that is inconsistent with past practices;

  •
  enter into or amend any employment, severance, change in control or similar agreements or arrangements, or increase the salaries of any employees, other than through normal annual increases consistent with past practices;

  •
  adopt or amend any employee compensation, employee benefit or post-employment benefit plan or agreement, other than as required by a change in law;

  •
  amend our or our subsidiaries' organizational documents;

  •
  (i) issue or sell any capital stock, partnership interests or other securities or issue or grant any awards or any other options, warrants or convertible or exchangeable securities or other rights to acquire equity securities or appreciations rights, and (ii) split, combine or reclassify outstanding capital stock, partnership interests or other securities;

  •
  construct any commercial buildings;

  •
  materially reduce the amount or modify the type and scope of any insurance coverage provided by existing insurance policies;

  •
  make or change any material election or adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return except in the ordinary course of business consistent with past practices, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; and

  •
  authorize or enter into any agreement to take any of the actions listed above.

Agreement Not to Solicit Other Offers

        We have agreed that we and our representatives will not do any of the following:

  •
  solicit, initiate or knowingly facilitate or encourage any inquiry or the making of any offer or proposal that could reasonably be expected to lead to an alternative acquisition transaction (an alternative acquisition transaction is one in which there would be an acquisition of 15% or more of our units of partnership interest, on a fully-diluted basis, or any merger, consolidation, asset purchase, tender offer or business combination including acquisition of a substantial amount of our assets or 15% or more of our fully-diluted equity interest);

  •
  negotiate, explore or otherwise communicate with any person with respect to any possible alternative acquisition transaction or knowingly facilitate any inquiries or the making of any offer or proposal for an alternative acquisition transaction; or

  •
  enter into, approve or recommend any agreement, arrangement or understanding requiring us to abandon, terminate or otherwise fail to consummate the merger.

        However, if our General Partners determine in good faith, after consultation with their financial advisors, that a party making an unsolicited offer or proposal is financially capable of completing the transaction and that the transaction, taking all relevant circumstances into consideration, would reasonably be expected to result in greater value to our unitholders, then we may furnish information to, and engage in discussions or negotiations with such other party, subject to entering into a confidentiality agreement with such party that is no less favorable to us than the one entered into with Lennar and LNR.

Conditions Precedent

        The completion of the merger depends on the satisfaction of a number of conditions, including the following:

  •
  the principal terms of the merger must have been approved by our unitholders;

  •
  there must be no legal order that invalidates the merger agreement or materially restrains any party to the merger agreement from completing the merger and there must be no statute rule or regulation enacted that would preclude the merger;

  •
  the representations and warranties of each of Lennar, LNR, NWHL Investment and NWHL Acquisition must be true and correct in all material respects and each such party must have fulfilled its obligations under the merger agreement in all material respects;

  •
  our representations and warranties must be true and correct, except where the failure of our representations and warranties to be true and correct would not, individually or in the aggregate, result in, or reasonably be expected to result in, losses, liabilities or expenses in excess of $50 million (which, with respect to us, is referred to herein as a material adverse effect);

  •
  we must have fulfilled our obligations under the merger agreement in all material respects;

  •
  there must be no legal action pending related to the merger against any party to the merger agreement, which presents a reasonable likelihood of resulting in an award of damages against any such party that would reasonably be expected to have a material adverse effect on any such party;

  •
  Lennar, LNR or NWHL Investment must have delivered reasonable evidence to us that the monies required to pay the merger consideration have been transferred to the distributing agent and we must have delivered reasonable evidence to NWHL Investment that we have transferred the deposit and escrow amount to the distributing agent;

  •
  there must not have been any events or circumstances that resulted in or reasonably could be expected to result in any material adverse effect on us after the date the merger agreement was signed;

  •
  the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated;

  •
  the California Public Utilities Commission must have approved the transfer of ultimate controlling interest in the capital stock of our subsidiary, Valencia Water Company.

Specific Performance

        Each party to the merger agreement has acknowledged and agreed that they would be irreparably damaged in the event the provisions of the merger agreement were intentionally or willfully breached and that actual damages would be impossible to determine. Consequently, until April 16, 2004, each party to the merger agreement is entitled to specifically enforce the terms of the merger agreement by obtaining injunctions or other equitable relief to prevent intentional or willful breaches or failures to fulfill obligations under the merger agreement. After April 16, 2004 each party may terminate the merger agreement, in its sole discretion, subject to the requirements under the merger agreement with respect to such a termination, a summary description of which can be found under "The Merger Agreement—Termination, Termination Fees and Expense Reimbursement" on page 38.

Deposit and Escrow

        On July 21, 2003, the date of the merger agreement, Lennar and LNR deposited $5 million with us and on September 4, 2003, the end of their due diligence period, Lennar and LNR deposited $25 million with Wells Fargo Bank, N.A., as escrow agent.

        If the principal terms of the merger are approved by the unitholders at the special meeting, the $25 million held in escrow will be released to us.

Termination, Termination Fees and Expense Reimbursement

        We and NHWL Investment may mutually agree to terminate the merger agreement at any time. In addition:

        Any of the parties to the merger agreement may terminate the agreement:

  •
  if any court or other governmental authority has issued an order, decree, or ruling or taken any other action prohibiting the merger; consequently, upon such termination NWHL Investment would be entitled to the return of the entire $30 million deposit and escrow amount;

  •
  if the merger has not been completed on or before December 31, 2004 (subject to extension to March 31, 2005 if the required approval from the California Public Utilities Commission has not been received or if such order has been stayed or enjoined as of December 31, 2004); but this right to terminate the merger agreement will not be available to any party whose failure to perform or observe in any material respect its obligations under the merger agreement has been the cause of or resulted in the failure to complete the merger by such date; consequently, upon such termination we would be entitled to retain the initial $5 million deposit and NWHL Investment would be entitled to the return of the $25 million escrow amount;

  •
  if the special meeting has been held and the required approval of our unitholders was not obtained despite the recommendation of our General Partners; consequently, upon such termination NWHL Investment would be entitled to the return of the entire $30 million deposit and escrow amount, would be entitled to reimbursement of up to $5 million of its expenses and, if we enter into a definitive agreement within twelve months to consummate an alternative acquisition transaction that was publicly announced prior to the special meeting and that would result in 50% or more of our outstanding equity or voting power changing control, then, upon consummation of such a transaction NWHL Investment would be entitled to receive from us a termination fee of $35 million; or

  •
  if the special meeting has been held and the required approval of our unitholders was not obtained after our General Partners withdrew, changed or modified their recommendation in any manner which was materially adverse to NWHL Investment; consequently, upon such termination NWHL Investment would be entitled to the return of the entire $30 million deposit and escrow amount, would be entitled to reimbursement of up to $5 million of its expenses, would be entitled to receive from us a termination fee of $30 million, and, if within twelve months after the special meeting we enter into a definitive agreement to consummate an alternative acquisition transaction that would result in 50% or more of our outstanding equity or voting power changing control, then upon consummation of such a transaction NWHL Investment would be entitled to receive from us an additional termination fee of $5 million.

        We may terminate the merger agreement:

  •
  if any of Lennar, LNR, NWHL Investment or NWHL Acquisition materially breaches its representations and warranties or fails to fulfill in all material respects its obligations under the merger agreement and has not cured such breach or failure within 10 business days following such breach or failure; consequently, upon such termination we would be entitled to retain the initial $5 million deposit and NWHL Investment would be entitled to the return of the $25 million escrow amount, provided that if the breach or failure was intentional or willful, we would be entitled to retain the entire $30 million deposit and escrow amount, and in either case we would be entitled to reimbursement of up to $5 million of our expenses;

  •
  if, before approval of the principal terms of the merger by our unitholders, our General Partners receive an offer to acquire us or our assets that is superior to the merger for our unitholders, and Lennar, LNR and NWHL Investment do not make an offer at least as favorable as that superior proposal; consequently, upon such termination NWHL Investment would be entitled to the return of the entire $30 million deposit and escrow amount, would be entitled to reimbursement of up to $5 million of its expenses, and would be entitled to receive from us a termination fee of $35 million; or

  •
  for any reason after April 16, 2004, in our sole discretion; consequently, upon such termination NWHL Investment would be entitled to the return of the entire $30 million deposit and escrow amount, would be entitled to reimbursement of up to $5 million of its expenses, and would be entitled to receive from us a termination fee of $30 million, provided that, if within 270 days after such a termination we desire to enter into a definitive agreement to consummate an alternative acquisition transaction that would result in 50% or more of our outstanding equity or voting power changing control, we would have to first notify Lennar, LNR and NWHL Investment and they would have the right to reinstate the merger agreement as if it had not been terminated, provided that they returned to us the deposit and escrow amount and the termination fee.

        NWHL Investment may terminate the merger agreement:

  •
  if a breach of our representations and warranties results in, or would reasonably be expected to result in, a material adverse effect, or we fail to fulfill in all material respects our obligations under the merger agreement and we have not cured such breach or failure within 10 business days following such breach or failure; consequently, upon such termination NWHL Investment would be entitled to the return of the entire $30 million deposit and escrow amount, would be entitled to reimbursement of up to $5 million of its expenses, and, if the breach or failure was intentional or willful, NWHL Investment would be entitled to receive from us a termination fee of $30 million, and furthermore, if within 270 days after such a termination we desire to enter into a definitive agreement to consummate an alternative acquisition transaction that would result in 50% or more of our outstanding equity or voting power changing control, we would have to first notify Lennar, LNR and NWHL Investment and they would have the right to reinstate the merger agreement as if it had not been terminated, provided that they returned to us the deposit and escrow amount and the termination fee;

  •
  if our General Partners withdraw, change or modify their recommendation for approval of the principal terms of the merger in any manner which is materially adverse to NWHL Investment or adopt resolutions approving or otherwise authorizing or recommending any alternative acquisition transaction; or

  •
  for any reason after April 16, 2004, in its sole discretion; consequently, upon such termination we would be entitled to retain the entire $30 million deposit and escrow amount and we would be entitled to reimbursement of up to $5 million of our expenses.

Amendments and Waivers

        The merger agreement may be amended only by a document in writing signed by us, on the one hand, and NWHL Investment, NWHL Acquisition, Lennar and LNR, on the other hand.

Related Agreements

        Voting Agreements.    The chief executive officer, Gary M. Cusumano, and senior vice president, Thomas E. Dierckman, as well as each director of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, including Thomas V. McKernan, Jr., Henry K. Newhall, Jane Newhall, Peter T. Pope, Carl E. Reichardt, Thomas C. Sutton, Barry Lawson Williams and Ezra K. Zilkha, entered into voting agreements, dated July 21, 2003, with NWHL Investment. Under the voting agreements, each of these individuals has agreed to vote, or take all actions necessary to cause to be voted, all of the units of Newhall over which such individual has voting power (a) in favor of approval of the principal terms of the merger, waiver of any notice that may be required relating thereto, and any matter that could reasonably be expected to facilitate the consummation of the merger, and (b) against any matter that could reasonably be expected to hinder, impede, prevent or delay the consummation of the merger. In connection with the delivery of the voting agreements, these individuals delivered irrevocable proxies to NWHL Investment with respect to the units over which such individuals have voting power, to vote in accordance with the terms of the voting agreements. Each voting agreement further provides that these individuals may not transfer their units (with certain permitted exceptions) until the expiration of the voting agreement (which coincides with either the consummation of the merger or the termination of the merger agreement).

        Each of these individuals, in his or her capacity as a unitholder, has also agreed not to directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage any inquiry or the making of any offer that could reasonably be expected to lead to an alternative acquisition transaction, (ii) negotiate, explore or otherwise communicate with any person with respect to any possible alternative acquisition transaction or knowingly facilitate any inquiries or the making of any proposal for an alternative acquisition transaction, (iii) enter into, approve or recommend any agreement, arrangement or understanding requiring us to abandon or otherwise fail to consummate the merger. However, the voting agreements bind these individuals only in their capacity as unitholders and do not prohibit them from acting in accordance with their fiduciary duties as executive officers or as directors of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner.

        As of the record date, the aggregate number of outstanding units of limited partnership interest subject to the voting agreements was 2,323,819, or approximately 10% of our outstanding units of partnership interest entitled to vote at the special meeting.

        Escrow Agreement.    On September 4, 2003, Newhall, Lennar, LNR, NWHL Investment and Wells Fargo Bank, N.A., as escrow agent, entered into an escrow agreement and Lennar and LNR deposited $25 million into escrow. In the event the merger agreement has not been terminated prior to the special meeting and our unitholders vote in favor of approval of the principal terms of the merger, the entire escrow amount will be released to us.

OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

        Newhall Management Limited Partnership has exclusive management and control of our affairs as our Managing General Partner. Newhall Management Corporation is the managing general partner of Newhall Management Limited Partnership, and makes all decisions and takes all action deemed by it necessary or appropriate to conduct the business and affairs of Newhall Management Limited Partnership and, therefore, of us.

        The duties and responsibilities of directors are carried out by the board of directors of Newhall Management Corporation. The duties and responsibilities of executive officers are carried out by the executive officers of Newhall Management Corporation.

        The following table sets forth certain information as of September 1, 2003 with respect to beneficial ownership of our units of partnership interest by (i) all persons known to us to be the beneficial owner of more than 5% of our units of partnership interest, if any, (ii) each of the directors of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, (iii) the President and Chief Executive Officer and each of four of the other most highly compensated executive officers of Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, our Managing General Partner, and (iv) all directors and executive officers as a group. The business address of each of the directors and named executive officers is the company's address unless otherwise stated in the table below.

	Units Beneficially Owned(1)(2)
Name and Address of Beneficial Owner
	Number	Percentage
Gary M. Cusumano(3)(4)(5)	412,124	1.75%
Thomas E. Dierckman(4)(6)	200,151	*
Thomas V. McKernan, Jr.(3)(7)	22,100	*
Henry K. Newhall(3)(8)	175,889	*
Jane Newhall(3)(9)	401,374	1.70%
Peter T. Pope(3)(10)	33,292	*
Carl E. Reichardt(3)(11)	100,415	*
Thomas C. Sutton(3)(12)	23,074	*
Barry Lawson Williams(3)(13)	13,943	*
Ezra K. Zilkha(3)(14)	1,237,057	5.25%
Donald L. Kimball(4)(15)	94,685	*
Ross J. Pistone(4)(16)	82,021	*
Steven D. Zimmer(4)(17)	49,971	*
Leon G. Cooperman(18) 88 Pine Street Wall Street Plaza, 31st Floor New York, NY 10005	1,700,100	7.21%
State Farm Mutual Automobile Insurance Company(19) One State Farm Plaza Bloomington, IL 61710	3,400,758	14.42%

Highfields Capital Management LP Highfields GP LLC Jonathon S. Jacobson Richard L. Grubman Highfields Capital II LP(20) c/o Highfields Capital Management LP 200 Clarendon Street Boston, MA 02117	2,534,100	10.75%
All directors and executive officers as a group (15 persons)(21)	2,901,095	12.30%

*
Amount represents less than one percent of the units of partnership interest.

(1)
Information with respect to beneficial ownership is based upon our partnership records and data supplied to us by the holders.

(2)
Beneficial ownership is determined in accordance with rules of the United States Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to securities. Units of partnership interest subject to options exercisable within 60 days or rights to aquire vesting within 60 days are deemed outstanding for computing the percentage of the person holding such options or rights but are not deemed outstanding for computing the percentage of any other person. Note, however, that the merger agreement provides that unvested options and rights to aquire will become fully vested at the effective time of the merger and the holders will be entitled to receive payments for these options and rights. The merger agreement also provides that restricted units of partnership interest will become fully vested at the effective time of the merger; regardless of vesting, restricted units of partnership interest outstanding are included in the amount beneficially owned. Except as indicated by footnote, and subject to joint ownership with spouses and community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all units shown as beneficially owned by them.

(3)
Director of Newhall Management Corporation, managing general partner of Newhall Limited Partnership our Managing General Partner.

(4)
Executive Officer of Newhall Management Corporation, managing general partner of Newhall Limited Partnership, our Managing General Partner.

(5)
Includes 20 units of general partnership interest owned by Newhall General Partnership that were contributed to such partnership by Mr. Cusumano, but excludes 30 units of general partnership interest owned by Newhall General Partnership that were contributed by the other general partners thereof for which Mr. Cusumano disclaims beneficial ownership. Also includes 65,650 units of general partnership interest owned by the Newhall Management Limited Partnership that were contributed to such partnership by Mr. Cusumano, and 350 units of general partnership interest contributed by the Newhall Management Corporation that were contributed to the corporation by Mr. Cusumano, but excludes 225,640 units of general partnership interest owned by Newhall Management Limited Partnership that were contributed by the other limited partners and the general partners thereof for which Mr. Cusumano disclaims beneficial ownership. In 2002, Mr. Cusumano transferred units of partnership interest attributable to him individually through the Newhall Management Limited Partnership, the Newhall Management Corporation and the Newhall General Partnership to Gary M. Cusumano, as trustee of a family trust, notwithstanding which, Mr. Cusumano retained sole voting power with respect to such units of partnership interest. Also includes 82,000 restricted units of limited partnership interest, 169,167 units of limited partnership interest subject to options exercisable within 60 days, 3,312 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days and 91,625 units of limited partnership interest owned directly.

(6)
Includes 20 units of general partnership interest owned by Newhall General Partnership that were contributed to such partnership by Mr. Dierckman, but excludes 30 units of general partnership interest owned by Newhall General Partnership that were contributed by the other general partners thereof and for which Mr. Dierckman disclaims beneficial ownership. Also includes 41,000 restricted units of limited partnership interest, 115,333 units of limited partnership interest subject to options exercisable within 60 days, 15,632 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days and 25,245 units of limited partnership interest owned directly. Also includes 2,921 units of limited partnership interest held by the Company's Employee Savings Plan on behalf of Mr. Dierckman as of September 1, 2003. The Employee Savings Plan holds units of limited partnership interest for the participants in a unitized account. Consequently, the number of units of limited partnership interest for each of the officers is determined by the dollar value of the participant's account divided by the closing market price for a unit of limited partnership interest on any given day.

(7)
Includes 1,650 units of general partnership interest owned by the Newhall Management Limited Partnership that were contributed to such partnership by Mr. McKernan, and 350 units of general partnership interest contributed by the Newhall Management Corporation that were contributed to the corporation by Mr. McKernan, but excludes 289,640 units of general partnership interest owned by Newhall Management Limited Partnership that were contributed by the other limited partners and the general partners thereof for which Mr. McKernan disclaims beneficial ownership. Also includes 8,632 units of limited partnership interest subject to options exercisable within 60 days and 4,468 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days and 7,000 units of limited partnership owned directly.

(8)
Includes 71,630 units of general partnership interest owned by the Newhall Management Limited Partnership that were contributed to such partnership by Mr. Newhall, and 370 units of general partnership interest contributed by the Newhall Management Corporation that were contributed to the corporation by Mr. Newhall, but excludes 219,640 units of general partnership interest owned by Newhall Management Limited Partnership that were contributed by the other limited partners and the general partners thereof for which Mr. Newhall disclaims beneficial ownership. Also includes 6,000 units of limited partnership interest subject to options exercisable within 60 days, 8,798 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days. Also includes 89,091 units of limited partnership interest that are held by trusts for which he is the trustee. Excludes 149,500 units of limited partnership interest held by certain trusts where voting and investment power is shared with others and as to which he disclaims beneficial ownership.

(9)
Includes 71,630 units of general partnership interest owned by the Newhall Management Limited Partnership that were contributed to such partnership by Ms. Newhall, and 20 units of general partnership interest contributed by the Newhall Management Corporation that were contributed to the corporation by Ms. Newhall, but excludes 219,990 units of general partnership interest owned by Newhall Management Limited Partnership that were contributed by the other limited partners and the general partners thereof for which Ms. Newhall disclaims beneficial ownership. Also includes 4,500 units of limited partnership interest subject to options exercisable within 60 days, 14,054 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days and 311,170 units of limited partnership interest owned directly.

(10)
Includes 1,650 units of general partnership interest owned by the Newhall Management Limited Partnership that were contributed to such partnership by Mr. Pope, and 350 units of general partnership interest contributed by the Newhall Management Corporation that were contributed to the corporation by Mr. Pope, but excludes 289,640 units of general partnership interest owned by Newhall Management Limited Partnership that were contributed by the other limited partners and the general partners thereof for which Mr. Pope disclaims beneficial ownership. Also includes 15,911 units of limited partnership interest subject to options exercisable within 60 days, 7,155 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days, and 8,226 units of limited partnership interest owned directly.

(11)
Includes 1,630 units of general partnership interest owned by the Newhall Management Limited Partnership that were contributed to such partnership by Mr. Reichardt, and 370 units of general partnership interest contributed by the Newhall Management Corporation that were contributed to the corporation by Mr. Reichardt, but excludes 289,640 units of general partnership interest owned by Newhall Management Limited Partnership that were contributed by the other limited partners and the general partners thereof for which Mr. Reichardt disclaims beneficial ownership. Also includes 6,000 units of limited partnership interest subject to options exercisable within 60 days, 13,115 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days, and 77,300 units of limited partnership interest owned directly. Includes 2,000 units of limited partnership interest held by trusts for which Mr. Reichardt has sole voting and investment power as the trustee and for which he disclaims beneficial ownership.

(12)
Includes 1,650 units of general partnership interest owned by the Newhall Management Limited Partnership that were contributed to such partnership by Mr. Sutton, and 350 units of general partnership interest contributed by the Newhall Management Corporation that were contributed to the corporation by Mr. Sutton, but excludes 289,640 units of general partnership interest owned by Newhall Management Limited Partnership that were contributed by the other limited partners and the general partners thereof for which Mr. Sutton disclaims beneficial ownership. Also includes 6,000 units of limited partnership interest subject to options exercisable within 60 days, 5,684 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days, and 9,390 units of limited partnership interest held by a trust for which Mr. Sutton has sole voting and investment power as the trustee.

(13)
Includes 1,650 units of general partnership interest owned by the Newhall Management Limited Partnership that were contributed to such partnership by Mr. Williams, and 350 units of general partnership interest contributed by the Newhall Management Corporation that were contributed to the corporation by Mr. Williams, but excludes 289,640 units of general partnership interest owned by Newhall Management Limited Partnership that were contributed by the other limited partners and the general partners thereof for which Mr. Williams disclaims beneficial ownership. Also includes 5,365 units of limited partnership interest subject to options exercisable within 60 days, 3,713 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days, and 2,865 units of limited partnership interest owned directly.

(14)
Includes 71,630 units of general partnership interest owned by the Newhall Management Limited Partnership that were contributed to such partnership by Mr. Zilkha, and 370 units of general partnership interest owned by the Newhall Management Corporation that were contributed to the corporation by Mr. Zilkha, but excludes 219,640 units of general partnership interest owned by Newhall Management Limited Partnership that were contributed by the other limited partners and the general partners thereof for which Mr. Zilkha disclaims beneficial ownership. Also includes 6,000 units of limited partnership interest subject to options exercisable within 60 days, 18,457 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days, 230,600 units of limited partnership interest held by Zilkha & Sons, Inc. for which we have been advised that Mr. Zilkha retains sole voting and investment power, and 910,000 units of limited partnership interest owned directly. Excludes 70,000 units of limited partnership interest held by Mr. Zilkha's wife for which he disclaims beneficial ownership.

(15)
Includes 12,500 restricted units of limited partnership interest, 76,000 units of limited partnership interest subject to options exercisable within 60 days, 2,600 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days and 2,814 units of limited partnership interest owned directly. Also includes 771 units of limited partnership interest held by the Company's Employee Savings Plan on behalf of Mr. Kimball as of September 1, 2003. The Employee Savings Plan holds units of limited partnership interest for the participants in a unitized account. Consequently, the number of units of limited partnership interest for each of the officers is determined by the dollar value of the participant's account divided by the closing market price for a unit of limited partnership interest on any given day.

(16)
Includes 9,000 restricted units of limited partnership interest, 64,100 units of limited partnership interest subject to options exercisable within 60 days, 3,291 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days and 5,229 units of limited partnership interest owned directly. Also includes 401 units of limited partnership interest held by the Company's Employee Savings Plan on behalf of Mr. Pistone as of September 1, 2003. The Employee Savings Plan holds units of limited partnership interest for the participants in a unitized account. Consequently, the number of units of limited partnership interest for each of the officers is determined by the dollar value of the participant's account divided by the closing market price for a unit of limited partnership interest on any given day.

(17)
Includes 12,500 restricted units of limited partnership interest, 27,000 units of limited partnership interest subject to options exercisable within 60 days, 9,740 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days and 731 units of limited partnership interest owned directly.

(18)
As reported in a Schedule 13G/A filed on May 13, 2003, the reported ownership includes 454,800 units owned by Omega Capital Partners, L.P., 27,600 units owned by Omega Institutional Partners, L.P., 34,300 units owned by Omega Capital Investors, L.P., 59,700 units owned by Omega Equity Investors, L.P., for all of which Mr. Cooperman is the managing member of the general partner of such partnerships. Also includes 678,600 units owned by institutional clients of Omega Advisors, Inc. which has discretionary investment power over such units and for which Mr. Cooperman is President and majority stockholder. Also includes 34,500 units owned by a trust for which Mr. Cooperman acts as trustee, 208,400 units held by Watching Road Associates, L.P., for which Mr. Cooperman acts as general partner, as well as 202,400 units owned by Mr. Cooperman's wife for which Mr. Cooperman disclaims beneficial ownership

(19)
As reported on a Schedule 13 G/A filed on February 10, 2003.

(20)
As reported on a Schedule 13 G/A filed on February 14, 2001.

(21)
Includes 552,008 units of limited partnership interest subject to options exercisable within 60 days, 110,019 units of limited partnership interest subject to rights to acquire exercisable or vesting within 60 days.

Future Proposals by Unitholders

        If the merger is consummated, you will no longer own units of partnership interest in Newhall, and Newhall will not solicit proxies for an annual meeting in 2004. Historically, we have not held annual meetings and, if the merger is not consummated, we do not currently intend to hold annual meetings. In the event that we do hold an annual or special meeting, the deadline for submitting unitholder proposals for inclusion in the proxy statement for such meeting is a reasonable time before we begin to print and mail proxy materials.

Available Information

        We are subject to the informational reporting requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith we file annual, quarterly, and current reports, proxy statements and other information with the United States Securities and Exchange Commission. Lennar and LNR also file reports and other information with the Securities and Exchange Commission. You may read and copy any such reports, statements or other information filed by us, Lennar or LNR at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of these materials also may be accessed through the Securities and Exchange Commission's web site at http://www.sec.gov.com.

Cautionary Statement Regarding Forward-Looking Statements

        This proxy statement contains "forward-looking statements" within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. We have tried, wherever practical, to identify these forward-looking statements by using words like "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "target," and similar expressions. We caution you not to place undue reliance on forward-looking statements which reflect our current beliefs and are based on information currently available to us. We expressly undertake no obligation publicly to revise or update these forward-looking statements to reflect future events or changes in circumstances.

        Forward-looking statements include, but are not limited to, statements about our anticipated regulatory approvals, development, construction and sales activities, availability of financing, negotiations, market and economic conditions, opportunities, plans, beliefs and expectations, the expected impact of the merger on Newhall, Lennar and LNR, our growth prospects and factors considered by our General Partners to be important reasons for their decision to approve the merger agreement. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

        The following risks related to our business, among others, could cause or contribute to actual results differing materially from those described in the forward-looking statements:

  •
  continued economic decline may have adverse consequences for our business;

  •
  the cyclical nature of the real estate industry may limit our ability to maintain or increase revenue and profit levels during industry downturns;

  •
  we compete against larger real estate owners and developers and our market share may be reduced if we are unable to respond to our competitors effectively;

  •
  the price of our units of limited partnership could be subject to extreme price fluctuations, and unitholders could have difficulty trading their units of partnership interests;

  •
  our future operating results may fluctuate, fail to match past performance or fail to meet expectations;

  •
  a significant amount of our real estate development activities are focused in north Los Angeles County and any negative economic, environmental or other factors affecting that concentrated area could adversely affect our operations and financial position;

  •
  we are subject to environmental regulations which may require us to incur significant expenditures;

  •
  major earthquakes may cause us significant losses;

  •
  terrorist attacks, war and other acts of violence may negatively affect our operations and your investment;

  •
  in developing our projects, we must obtain the approval of numerous governmental authorities regulating such matters as permitted land uses, density and traffic, and the provision of utility services such as electricity, water and waste disposal, and we are subject to a variety of federal, state and local laws and regulations concerning protection of health and the environment;

  •
  any delay or inability to obtain approvals from such authorities could adversely affect our business and financial performance;

  •
  we may be unsuccessful in developing and selling real estate in quantities and at prices required to maintain or expand our business;

  •
  the timing, cost, scope and approval processes with respect to our projects may be subject to legal challenges that could adversely affect the timing of, and ability for us to obtain, necessary approvals and the costs of which may adversely affect our operations and financial position;

  •
  the loss of any of our key personnel or the failure to attract or retain key management personnel could impair our ability to grow our business.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE APPENDICES TO IT FOR INFORMATION IN CONNECTION WITH VOTING YOUR UNITS AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                        , 2003] AND YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
by and among
THE NEWHALL LAND AND FARMING COMPANY,
LENNAR CORPORATION,
LNR PROPERTY CORPORATION,
NWHL INVESTMENT LLC,
and
NWHL ACQUISITION, L.P.

Dated as of July 21, 2003

3.19	Conduct of Business	A-12
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF LIMA, PARENT AND ACQUISITION		A-12
4.1	Organization	A-12
4.2	Authorization	A-13
4.3	No Violations	A-13
4.4	Consents; Approval	A-13
4.5	Brokers or Finders	A-13
ARTICLE 5 COVENANTS		A-13
5.1	Due Diligence Period	A-13
5.2	Company's Activities Until Effective Time	A-16
5.3	Parent's, Acquisition's and Lima's Activities Until Effective Time	A-18
5.4	Regulatory Filings; Securities Filings	A-19
5.5	Unitholders' Action	A-19
5.6	Proxy Statement	A-19
5.7	No Solicitation of Offers; Notice of Proposals from Others	A-20
5.8	Company Financial Information	A-21
5.9	Company Disclosure Letter	A-22
ARTICLE 6 CONDITIONS		A-22
6.1	Conditions to the Company's Obligations	A-22
6.2	Conditions to Parent's, Lima's and Acquisition's Obligations	A-22
6.3	Conditions to the Parties' Obligations	A-23
ARTICLE 7 TERMINATION		A-23
7.1	Right to Terminate	A-23
7.2	Manner of Terminating Agreement	A-25
7.3	Effect of Termination	A-25
7.4	Survival	A-26
ARTICLE 8 OTHER AGREEMENTS		A-26
8.1	Liquidated Damages	A-26
8.2	Other Actions; Filings; Consents	A-28
8.3	Notification of Certain Matters	A-29
8.4	Post-Closing Tax Matters	A-29
ARTICLE 9 GENERAL		A-30
9.1	Expenses	A-30
9.2	Employee Benefit Plans	A-30
9.3	Insurance and Indemnification	A-30
9.4	Benefit of Provisions	A-31
9.5	Access to Properties, Books and Records	A-31

-iii-

9.6	Press Releases; Tax Matters Disclosure	A-31
9.7	Entire Agreement	A-32
9.8	Interpretation	A-32
9.9	Prohibition Against Assignment	A-32
9.10	Intentional Failure to Perform Obligations; Termination Post 270 Days after Date of this Agreement	A-33
9.11	Notices and Other Communications	A-34
9.12	Governing Law	A-35
9.13	Amendments	A-35
9.14	Counterparts	A-35
9.15	Assignability; Parties in Interest	A-35
9.16	Joint and Several Obligation of Lima	A-35
Exhibit A—Voting Agreement
Exhibit B—Escrow Agreement

-iii-

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2003 (this "Agreement"), by and among The Newhall Land and Farming Company, a California limited partnership (the "Company"), Lennar Corporation, a Delaware corporation, and LNR Property Corporation, a Delaware corporation (collectively, "Lima"), NWHL Investment LLC, a Delaware limited liability company, a directly or indirectly owned subsidiary of Lima ("Parent"), and NWHL Acquisition, L.P., a California limited partnership ("Acquisition").

RECITALS

        The board of directors, board of managers, general partner or general partners, as the case may be, of each of Lima, Parent, Acquisition and the Company have approved, and deem it fair, advisable and in the best interests of each respective corporation, limited liability company or limited partnership and its shareholders, members or limited partners, as the case may be, to consummate the acquisition of the Company by Parent through the merger of Acquisition with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the "Merger").

        The respective general partner or general partners of each of Acquisition and the Company have unanimously approved the Merger and the principal terms of this Agreement in accordance with the California Revised Limited Partnership Act (the "RLPA") and the respective board of directors or members of each of Lima and Parent have approved the Merger and the Agreement.

        The general partners of the Company have determined that this Agreement is advisable, and that the consideration to be paid for each Unit (as defined in Section 1.7) in the Merger is fair to the holders of such Units, and have resolved to recommend that the holders of such Units approve the principal terms of the Merger on the terms and subject to the conditions set forth in this Agreement.

        As a condition and inducement to each party's entering into this Agreement and incurring the obligations set forth herein, (i) certain unitholders of the Company, concurrently with the execution and delivery of this Agreement, are entering into a voting agreement, substantially in the form attached to this Agreement as Exhibit A (the "Voting Agreement"), and (ii) Parent is delivering to the Company cash in the amount of $5.0 million.

AGREEMENT

        In consideration of the foregoing and the mutual representations, warranties and covenants in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
MERGER OF ACQUISITION AND THE COMPANY

        1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the RLPA, at the Effective Time (as defined in Section 2.3), Acquisition will be merged with and into the Company, which will be the surviving limited partnership in the Merger (the "Surviving Partnership"). Except as specifically provided in this Agreement, when the Merger becomes effective, (a) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Company will continue as those of the Surviving Partnership, unaffected and unimpaired by the Merger, (b) the separate existence of Acquisition will terminate, and Acquisition's real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Surviving Partnership, which will succeed to and assume all the rights and obligations of Acquisition in accordance with the RLPA, and (c) the Merger will have the other effects specified in the RLPA (including Section 15678.6 of the RLPA).

        1.2    Certificate of Limited Partnership.    The certificate of limited partnership of the Company immediately before the Effective Time will be amended in its entirety to be identical to the certificate of limited partnership of Acquisition immediately before the Effective Time and shall be the certificate of limited partnership of Surviving Partnership from the Effective Time until subsequently amended in accordance with applicable law. The certificate of limited partnership of Company, as so amended, separate and apart from this Agreement, may be certified as the certificate of limited partnership of the Surviving Partnership.

        1.3    Limited Partnership Agreement.    The limited partnership agreement of the Company immediately before the Effective Time will be amended in its entirety to be identical to the limited partnership agreement of Acquisition immediately before the Effective Time and shall be the limited partnership agreement of the Surviving Partnership from the Effective Time until it is amended in accordance with its terms and applicable law.

        1.4    General Partner.    NWHL GP LLC, a Delaware limited liability company, a wholly owned subsidiary of Parent ("Acquisition General Partner"), as the sole general partner of Acquisition immediately prior to the Effective Time, will be the sole general partner of the Surviving Partnership after the Effective Time and will serve in accordance with the limited partnership agreement of the Surviving Partnership until its withdrawal or removal in accordance with the terms of the limited partnership agreement of the Surviving Partnership.

        1.5    Limited Partner.    Parent, the sole limited partner of Acquisition immediately prior to the Effective Time, will be the sole limited partner of the Surviving Partnership after the Effective Time.

        1.6    Further Assurances.    If at any time after the Effective Time, the Surviving Partnership determines or is advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, obligation, title or interest in, to or under any of the rights, properties or assets of either the Company or Acquisition acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Merger or otherwise to carry out the transactions which are the subject of this Agreement, the general partner of the Surviving Partnership will be authorized to execute and deliver all documents, in the name and behalf of the Company, Acquisition or otherwise, and to take all other actions and do all other things as may be necessary or desirable to vest, perfect or confirm any and all right, obligation, title and interest in, to and under such rights, properties or assets in the Surviving Partnership or otherwise to carry out the transactions contemplated by this Agreement.

        1.7    Units of Interest in the Company.

          (a)   At the Effective Time, each depositary unit of limited partnership interest in the Company (each, a "Unit"), including Units owned by the General Partners (as defined in Section 3.1), which is outstanding immediately before the Effective Time will be converted into and become the right to receive (i) $40.50 in cash, without interest, plus (ii) an amount in cash equal to the product of (A) $40.50, multiplied by (B) 5% multiplied by (C) the fraction obtained by dividing (1) the total number of days elapsed between (x) the date that is 270 days after the date that a public announcement is first jointly made by the parties with respect to the proposed Merger and (y) the Merger Date, by (2) 365, (the sum of (i) and (ii) above, net of and reduced by applicable Tax (as defined in Section 3.10) withholding, being referred to as the "Merger Consideration"). From and after the Effective Time, a depositary receipt which represented a Unit will represent only the right to receive the Merger Consideration.

          (b)   At the Effective Time, each general partnership interest in the Company which is outstanding immediately before the Effective Time will be converted into and become the right to receive the Merger Consideration. From and after the Effective Time, any certificate which represented any general partnership interest in the Company will represent only the right to receive the Merger Consideration. The parties acknowledge that each general partnership interest in the Company is represented by a unit (a "GP Unit") which represents the same economic interest in the Company as a Unit; accordingly, for purposes of paying the Merger Consideration, each GP Unit shall be considered to be a Unit.

          (c)   Concurrently with the execution of this Agreement, the holders of Units listed in Section 1.7 of the Company Disclosure Letter (as defined in Article 3), who hold in the aggregate 12.13% of the Units outstanding on the date of this Agreement, delivered Voting Agreements to Parent.

        1.8    Units of Interest in Acquisition.    At the Effective Time, each unit of limited partnership interest in Acquisition (each, an "Acquisition Unit") which is outstanding immediately before the Effective Time will remain outstanding and will become one limited partnership unit of the Surviving Partnership.

        1.9    Deposit.    Concurrently with the execution and delivery of this Agreement, Lima is delivering to the Company cash in the amount of $5.0 million (the "Initial Deposit Amount"). In the event this Agreement has not been terminated by Parent pursuant to Section 7.1(c) or otherwise terminated pursuant to Article VII prior to the Due Diligence Termination Date (as defined in Section 3.3), (i) Lima, Parent, the Company and Wells Fargo Bank, N.A. (the "Escrow Agent") shall, on or prior to the Due Diligence Termination Date, execute an Escrow Agreement substantially in the form attached hereto as Exhibit B, subject to any changes that may be required by the Escrow Agent (the "Escrow Agreement"), and (ii) Lima shall (or shall cause Parent to), on the first business day after the Due Diligence Termination Date, deliver to the Escrow Agent cash in the amount of $25.0 million (the "Additional Deposit Amount") to be held by the Escrow Agent in escrow pursuant to the terms of the Escrow Agreement. In the event that this Agreement has not been terminated pursuant to Article VII on or prior to the date of the Company Meeting (as defined in Section 5.5) and the principal terms of the Merger are approved by the holders of the majority of the Units entitled to vote on the matter at the Company Meeting, Lima shall (or shall cause Parent to), on the first business day after the Company Meeting, cause the Escrow Agent to deliver the Additional Deposit Amount to the Company pursuant to the terms of the Escrow Agreement. The Initial Deposit Amount and all amounts held in escrow at any time (including the Additional Deposit Amount together with interest earned thereon while held by the Escrow Agent) shall be referred to in this Agreement as the "Escrow Fund").

        1.10    Adjustments.    If between the date of this Agreement and the Effective Time, the outstanding Units or GP Units are changed into a different number of Units or GP Units by reason of a reclassification, recapitalization, split up, combination or exchange of Units or GP Units that has a record date between the date of this Agreement and the Effective Time, the Merger Consideration will be adjusted to provide the holders of the Units (the "Unitholders") and the holders of the GP Units ("GP Holders") the same economic effect as that contemplated by this Agreement if the reclassification, recapitalization, split-up, combination, or exchange had not taken place.

        1.11    Distributions with Regard to Company Interests.

          (a)   Prior to the Effective Time, Parent and the Company will jointly designate a bank or trust company to act as distributing agent in connection with the Merger (the "Distributing Agent"). Immediately before the Effective Time, (i) the Company will wire transfer the Escrow Fund (excluding interest) to the Distributing Agent and (ii) Lima will (or will cause Parent to) provide the Distributing Agent with the balance of the Merger Consideration, after taking into account the Escrow Fund, which will have to be distributed to Unitholders and GP Holders under Section 1.11(c).

          (b)   While the Distributing Agent is holding funds provided by Lima or Parent under Section 1.11(a), the Distributing Agent will invest the funds, as directed by Parent, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services Inc. or Standard & Poors' Corporation, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission ("SEC") or otherwise); provided that any losses on such investment will not reduce any Unitholder's right or GP Holder's right to Merger Consideration.

          (c)   Promptly after the Effective Time, Lima or Parent will cause the Distributing Agent to mail to each person who was a Unitholder of record or GP Holder of record at the Effective Time, a letter of transmittal (in a form which will have been approved by counsel to the Company prior to the Effective Time, which approval shall not be unreasonably withheld) for use in effecting the surrender of depositary receipts representing Units or certificates representing GP Units (such depository receipts and certificates being referred to herein as "Certificates"), in order to receive payment of the Merger Consideration. When the Distributing Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Distributing Agent will distribute to the holder of the Certificate, or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to the Units or GP Units represented by the Certificate, and the Certificate will be canceled. No interest will be paid or accrued on the cash payable upon the surrender of Certificates. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and the person who surrenders the Certificate must provide funds for payment of any transfer or other taxes required by reason of the distribution to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Partnership that the tax has been paid. After the Effective Time, a Certificate which has not been surrendered will represent only the right to receive the Merger Consideration, without any interest.

          (d)   If a Certificate has been lost, stolen or destroyed, Lima or Parent will accept (and will cause the Distributing Agent to accept) an affidavit and indemnification or bond reasonably satisfactory to it instead of the Certificate and will cause the Merger Consideration to be paid the holder of the Units or GP Units which had been represented by the Certificate.

          (e)   At any time which is more than six months after the Effective Time, Lima or Parent may require the Distributing Agent to deliver to it any funds which had been made available to the Distributing Agent and have not been disbursed to former holders of Units or GP Units (including, without limitation, interest and other income received by the Distributing Agent in respect of the funds made available to it), and after the funds have been delivered to Lima or Parent, former holders of Units or GP Units must look to Lima or Parent for payment of the Merger Consideration upon surrender of the Certificates held by them. None of Lima, Parent, the Surviving Partnership or the Distributing Agent will be liable to any former holders of Units or GP Units for any Merger Consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (f)    At the close of business on the day during which the Effective Time occurs, the Company will not record any transfers of Units or GP Units on the books of the Company, and the depositary of the Company will be closed. If, after the Effective Time, Certificates are presented for transfer (together with a properly completed letter of transmittal as contemplated by Section 1.11(c)), they will be canceled and treated as having been surrendered for the Merger Consideration described in Section 1.7(a).

        1.12    Determinations Regarding Documents.    The Surviving Partnership will have the discretion, which it may delegate in whole or in part, to determine whether letters of transmittal accompanying Certificates have been properly and timely completed, signed and submitted and to determine whether or not to disregard immaterial defects in particular letters of transmittal. The decision of the Surviving Partnership with regard to those matters will be conclusive and binding. None of Lima, Parent, the Company, the Surviving Partnership or the Distributing Agent will have any obligation to notify any person of any defect in a letter of transmittal submitted to the Surviving Partnership or the Distributing Agent, as applicable.

        1.13    Equity Awards.    Immediately prior to the Effective Time, each option, appreciation right, restricted Unit or Unit right issued by the Company which is outstanding at the Effective Time (collectively, the "Awards") and not then otherwise fully vested will be deemed fully vested pursuant to the terms of the applicable plan or instrument for the total number of Units purchasable or issuable thereunder. All vested Awards will be cancelled in connection with the Merger. As of the Effective Time, each cancelled Award will represent the right to receive an amount of cash equal to the product of (x) the number of Units subject to the Award multiplied by (y) the Merger Consideration, reduced by the aggregate unpaid exercise or purchase price or other consideration payable for the Units issued under such Award. To receive the amount to which a holder of an Award is entitled under this Section 1.13, the holder must deliver to the Surviving Partnership (a) any certificate or agreement relating to the Award and (b) a document in form reasonably satisfactory to Parent in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under or with regard to the Award. Lima will (or will cause Parent or the Surviving Partnership to) pay the amount due (less the applicable exercise price of such Award) under this Section 1.13 to a holder of an Award promptly after the Surviving Partnership receives from the holder the items described in clauses (a) and (b) of the preceding sentence.

        1.14    Withholding.    Parent may withhold from the Merger Consideration payable to any Unitholder or GP Holder or consideration payable to any holder of an Award pursuant to Section 1.13 and pay to the appropriate taxing authorities, any amounts which Parent may be required (or may reasonably believe it is required) to withhold under the Internal Revenue Code of 1986 (the "Code"), or any provision of state, local or foreign tax law. Any portion of the Merger Consideration or consideration payable pursuant to Section 1.13 which is withheld as permitted by this Section 1.14 will be deemed to have been paid to the Unitholder, GP Holder, or holder of an Award with respect to whom it is withheld. Parent acknowledges that because the Units represent interests in a publicly traded partnership that are regularly traded on an established securities market, no withholding will be required or undertaken by Parent under Section 1445(a) of the Code.

ARTICLE 2
EFFECTIVE TIME OF MERGER

        2.1    Date of the Merger.    Unless this Agreement is terminated prior to the Effective Time in accordance with Article 7, the day on which the Merger is to take place (the "Merger Date") shall be within seven business days after the day on which all the conditions set forth in Article 6 (other than conditions which are contemplated to be satisfied on or after the Merger Date) have been satisfied or waived. The Merger Date may be changed with the consent of the Company and Parent.

        2.2    Execution of Certificate of Merger.    On or prior to the Merger Date, Acquisition and the Company will each execute a certificate of merger (the "Certificate of Merger") along with appropriate officers' certificates as required by applicable law, each of which will be in proper form for filing under the RLPA, and deliver it to Paul, Hastings, Janofsky & Walker LLP for filing with the Secretary of State of California after all of the conditions in Article 6 have been satisfied or waived. When all the conditions in Article 6 have been satisfied or waived, Parent and the Company will (a) cause the Certificate of Merger to be filed with the Secretary of State of the State of California on the Merger

Date and (b) cause all other documents which must be recorded or filed as a result of the Merger to be recorded or filed.

        2.3    Effective Time of the Merger.    The Merger will become effective at the date and time that the Certificate of Merger is filed with the Secretary of State of the State of California, or at such other time and date as are agreed upon by Parent and the Company and specified in the Certificate of Merger (that being the "Effective Time").

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in a disclosure letter, dated as of the date of this Agreement (the "Company Disclosure Letter"), delivered to Parent as provided in Section 5.9 hereof, the Company represents and warrants to Parent and Acquisition as follows:

        3.1    Organization and Authorization, Validity of Agreement, Company Action.    The Company is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California. The Company has all partnership power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All limited partnership actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than approval of the principal terms of the Merger by a majority of the Unitholders entitled to vote on the matter, have been taken. This Agreement has been duly executed by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Acquisition, Parent and Lima, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. Each of Newhall Management Limited Partnership, a California limited partnership, which is the Company's managing general partner (the "Managing General Partner"), Newhall General Partnership, a California general partnership, which is the Company's only other general partner (together with the Managing General Partner, the "General Partners") and Newhall Management Corporation, a California corporation, which is the managing general partner of the Managing General Partner, and its board of directors, have, in accordance with their respective organizational and constituent documents, approved the Merger and this Agreement and have voted to recommend to the Unitholders that they approve the principal terms of the Merger.

        3.2    No Conflicts.    Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will (a) violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the certificate of limited partnership or the limited partnership agreement of the Company (the "Governing Documents") or any of the constituent documents of either of the General Partners or (b) contravene, conflict with, or result in a violation or breach (with or without the passage of time or the giving of any notice) in any material respect of any provision of, or give any person the right to declare a default or exercise any remedy or right of termination under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any loan or other evidence of indebtedness or mortgage or any other material contract or document to which the Company is a party or any of its assets or property is bound or subject, except as provided in Section 1.13 hereof and except as shown in Section 3.2 of the Company Disclosure Letter.

        3.3    No Violations.    Except as shown in Section 3.3 of the Company Disclosure Letter, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than the expiration or termination of waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), clearance by the SEC of the Proxy Statement for mailing, and the approval of the California Public Utilities Commission ("Utilities Commission") under the California Public Utilities Act (the "PUA"), are required to permit the Company to fulfill all its obligations under this Agreement and consummate the Merger, other than governmental filings, authorizations, approvals, consents or other governmental actions the absence of which would not have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect on the Company" means (i) aggregate losses, liabilities and/or expenses to the Company and its subsidiaries that exceed, or would reasonably be expected to exceed, $50.0 million or (ii) events, facts, circumstances and/or conditions that would reasonably be expected to prevent the Company from consummating the Merger, but (a) no individual loss, liability or expense of $1.0 million or less will be counted in determining losses, liabilities or expenses which are aggregated towards such $50.0 million threshold, although a series of directly related losses, liabilities or expenses will be aggregated together to determine whether the $1.0 million threshold has been met; (b) no losses, liabilities or expenses related to, arising out of or otherwise by virtue of the Newhall Ranch Entitlement (as defined in Section 5.2(b)) will be aggregated toward such $50.0 million threshold; (c) no losses, liabilities or expenses related to, arising out of or otherwise by virtue of (i) changes in general economic conditions (including, without limitation, changes in interest rates), (ii) changes or occurrences affecting the homebuilding industry generally or (iii) changes in laws, rules, orders or regulations of governmental entities, will be aggregated toward such $50.0 million threshold; (d) no losses, liabilities or expenses required by a change in generally accepted accounting principles ("GAAP") will be aggregated toward such $50.0 million threshold; and (e) no losses, liabilities or expenses arising out of, related to, or otherwise by virtue of facts, circumstances or conditions that existed on or before September 4, 2003 (the "Due Diligence Termination Date") and which either (i) the Company disclosed in writing to Parent and/or Lima at least three (3) business days prior to the Due Diligence Termination Date or (ii) Parent or Lima has independently obtained actual and current knowledge as of the Due Diligence Termination Date will be aggregated toward such $50.0 million threshold. Except as shown in Section 3.3 of the Company Disclosure Letter, neither the Company nor any other person is or will be required to give any notice to or obtain any consent or approval from any person in connection with the execution and delivery of this Agreement or the consummation or performance of the transaction contemplated hereby or any change in control of the Company. In that regard, except as specifically shown in Section 3.3 of the Company Disclosure Letter, as a result of the change in control of the Company, no indebtedness or other material obligations or material contracts of the Company or any of its subsidiaries or affiliates will be accelerated, become due or terminate.

        3.4    Qualification.    Section 3.4 of the Company Disclosure Letter contains a true and complete list of all of the Company's subsidiaries, the states of organization or formation and the percentage ownership by the Company of such subsidiaries and a true and complete list of all other equity interests, options, warrants or other rights exercisable into or debt or equity convertible or exchangeable into equity interests of any other person or entity owned directly or indirectly by the Company or any of its subsidiaries. The Company and each of its subsidiaries is qualified to do business as a foreign partnership or other business entity in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect on the Company.

        3.5    Capitalization.    On July 18, 2003, there were 36,483,333 Units outstanding (including 187,000 outstanding restricted Units shown in Section 3.5 of the Company Disclosure Letter and 13,252,347 Units held in treasury) and 288,810 GP Units outstanding. All the outstanding Units and GP Units have been duly authorized and issued and are fully paid and issued in accordance with the Company's limited partnership agreement. Except as shown in Section 3.5 of the Company Disclosure Letter, the Company has not issued any options, warrants or convertible or exchangeable securities or other rights to acquire Units or GP Units or any other equity securities or any appreciation rights, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any Units or GP Units or any other equity securities. Except as set forth in Section 3.5 of the Company Disclosure Letter, there are no restricted Units outstanding. The number of Units which the Company repurchased between

January 1, 2003 and the date of this Agreement did not exceed 1,289,265 Units and the total amount the Company paid for those Units did not exceed $37,779,695.

        3.6    Subsidiaries.    Except as shown in Section 3.6 of the Company Disclosure Letter, (a) each of the corporations and other entities of which the Company owns directly or indirectly 51% or more of the equity (each corporation or other entity of which a company owns directly or indirectly 51% or more of the equity being a "subsidiary" of that company) has been duly organized, and is validly existing and in good standing under the laws of its state of incorporation or organization, (b) all the shares of stock or interests owned by the Company or any subsidiary of the Company are duly authorized, validly issued, fully paid and, in the case of stock, non-assessable and are not subject to any preemptive rights, and (c) neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities or any other rights to acquire any equity securities or any appreciation rights, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to issue or sell any stock or other equity interests in any of the Company's subsidiaries and, there are no registration covenants or transfer or voting restrictions or other shareholder agreements or arrangements with respect to outstanding securities of any of the Company's subsidiaries.

        3.7    Reports and Financial Statements.

          (a)   Since January 1, 2002, the Company has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules promulgated under them.

          (b)   The Company's Annual Report on Form 10-K for the year ended December 31, 2002 (the "2002 10-K") and its Quarterly Report on Form 10-Q for the period ended March 31, 2003 (the "March 10-Q") which the Company filed with the SEC, including the documents incorporated by reference therein, each contained, all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the 2002 10-K all were prepared, and the financial information included in the March 10-Q was derived from financial statements which were prepared, in accordance with GAAP applied on a consistent basis (except that financial information included in the March 10-Q does not contain notes and is subject to normal year-end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate.

        3.8    Assets.    The assets of the Company and its subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted.

        3.9    Compliance with Law; Permits.

          (a)   The Company and its subsidiaries have at all times complied, and currently are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

          (b)   Except as shown in Section 3.9(b) of the Company Disclosure Letter, the Company and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

        3.10    Tax Matters.    The Company and each of its subsidiaries has filed when due (taking account of extensions) all Tax Returns (as defined below) relating to Federal income taxes, and all other material Tax Returns, which it has been required to file and has paid all Taxes shown on those returns to be due. Those Tax Returns are true, correct and complete in all material respects and accurately reflect the income, gains, losses, deductions, credits and Taxes required to have been reported or paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at March 31, 2003 included in the March 10-Q. The Company has maintained all documents, books and records as are required to be maintained by it and its subsidiaries under applicable Tax laws. Except as shown in Section 3.10 of the Company Disclosure Letter, (a) no waiver or consent regarding the application of the statute of limitations or extension of time given by the Company or any of its subsidiaries for completion of the audit of any of its Federal income Tax Returns or other material Tax Returns is in effect, (b) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets relating to Taxes, penalties and interest in excess of $100,000 in any instance, or $1,000,000 in aggregate, (c) no Federal income Tax Return, or material state, local or foreign Tax Return, of the Company or any subsidiary, is the subject of a pending audit or other administrative proceeding or court proceeding, (d) except as shown in Section 3.10 of the Company Disclosure Letter, neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes (other than agreements solely between the Company and its direct or indirect wholly owned subsidiaries or among direct or indirect wholly owned subsidiaries of the Company), (e) neither the Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code, (f) the liabilities and reserves for Taxes reflected in the consolidated balance sheet at March 31, 2003 included in the March 10-Q cover all Taxes for all periods ended at or prior to the date of such balance sheet and have been determined in accordance with GAAP and there is no material liability for Taxes for any period beginning after the date of such balance sheet other than Taxes arising in the ordinary course of business, including Tax liabilities assumed or incurred in the purchase of real estate in the ordinary course of business which are not material in the aggregate, (g) no event, transaction, act or omission has occurred which could result in the Company's becoming liable to pay or to bear any Tax as a transferee, successor or otherwise which is primarily or directly chargeable or attributable to any other person, firm or company, and the Company has no actual or contingent liability (whether by reason of any indemnity, warranty or otherwise) to any other person in respect of any actual, contingent or deferred liability of such person for Taxes, (h) the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method, (i) the Company and each of its subsidiaries which have been treated as partnerships or disregarded entities for federal or state Tax purposes have been properly so classified for each taxable year beginning in or after 1985, (j) the Company has satisfied the requirements of Section 7704(c) of the Code for each year beginning after December 31, 1987, and (k) the Company has not made an election under Section 7704(g)(2) of the Code. For the purposes of this Agreement, the term "Taxes" means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term "Tax Return" means any report, return or other tax-related information required to be supplied to a taxing authority or to Unitholders or their assignees in connection with Taxes.

        3.11    Environmental Matters.    The Company and its subsidiaries have all material environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws, except as shown in Section 3.11 of the Company Disclosure Letter. Except as shown in Section 3.11 of the Company Disclosure Letter, neither the Company nor any subsidiary has received any written notice of, and, to the Knowledge of the Officers

(as defined below), the Company is not aware of, noncompliance or liability under any Environmental Law which is now pending. Except as shown in Section 3.11 of the Company Disclosure Letter, neither the Company nor any subsidiary has performed any acts, including, but not limited to, releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by the Company or a subsidiary, and there was no condition on any property formerly owned or leased by the Company or a subsidiary while the Company or a subsidiary owned or leased that property, that would be a basis for liability of the Company or a subsidiary under any Environmental Law, except as shown in Section 3.11 of the Company Disclosure Letter. Except as shown in Section 3.11 of the Company Disclosure Letter, neither the Company nor any subsidiary is subject to any order of any court or governmental agency requiring the Company or any subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, to the Knowledge of the Officers, threatened against the Company. For purposes of this Agreement the term "Knowledge of the Officers" means the current actual knowledge of Gary M. Cusumano, Donald L. Kimball, Ross J. Pistone, Thomas E. Dierckman, Steven D. Zimmer and Eric Higgins. As used in this Agreement, the term "Environmental Law" means any Federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a governmental authority relating to protection of the environment (including, without limitation, endangered or threatened species) or to environmental conditions which affect human health or safety.

        3.12    Opinion of Financial Advisor.    The General Partners have received the opinion of Morgan Stanley & Co. Incorporated (the "Financial Advisor"), the Company's financial advisor, dated not earlier than the day before the date of this Agreement, in form satisfactory to the General Partners, to the effect that, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to the Unitholders.

        3.13    Litigation.    Except as is described in the 2002 10-K or a subsequent report filed with the SEC prior to the date hereof or in Section 3.13 of the Company Disclosure Letter, neither the Company nor any subsidiary is a party to (i) any condemnation proceedings (pending or, to the Knowledge of the Officers, threatened), (ii) any proceedings (pending, or to the Knowledge of the Officers, threatened) relating to employment or employee related matters or (iii) any litigation, proceeding or investigation (pending or, to Knowledge of the Officers, threatened) which is required to be disclosed in an Annual Report on Form 10-K of the Company or would reasonably be expected to result in the Company incurring any loss, liability or expense in excess of $1 million.

        3.14    Section 280G.    Except as shown in Section 3.14 of the Company Disclosure Letter, there are no contracts, agreements or other arrangements which could result, as a result of the Merger or this Agreement, in the payment by the Company or by any of its subsidiaries or the Surviving Partnership, Parent or Lima of an "Excess Parachute Payment" as that term is used in Section 280G of the Code or the payment by the Company or any of its subsidiaries or the Surviving Partnership, Parent or Lima of compensation which will not be deductible because of Section 162(m) of the Code.

        3.15    Affiliate Transactions.    Except as shown in Section 3.15 of the Company Disclosure Letter, no Unitholder (to the extent of the Knowledge of any Officer), officer, director or general partner of the Company, affiliate of the Company or a general partner, officer, director or general partner of an affiliate of the Company or member of the immediate family of any of the foregoing (to the extent of the Knowledge of the Officers) has within the preceding 18 months: (a) borrowed from or loaned money or other property to the Company or an affiliate of the Company which has not been repaid or returned; or (b) except as described in the 2002 10-K (i) had any direct or indirect material interest in any person which is a customer or supplier of the Company or an affiliate of the Company or (ii) has any other material contract, agreement or arrangement (oral or written) with the Company.

        3.16    ERISA Matters.    Section 3.16 of the Company Disclosure Letter contains a complete and accurate list of each pension, retirement, profit sharing, savings, stock option, restricted stock, severance, termination, bonus, fringe benefit, insurance, supplemental benefit, medical, or education reimbursement, including each material "employee benefit plan" as defined in Section 3(3) of ERISA, sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of current or former employees and/or officers of the Company or any subsidiary (each a "Plan"). Company is in compliance in all material respects with and not in material violation of any and all material obligations and agreements of the Company under each Plan and is not in material violation of any law, regulation, rule or other requirement of any governmental authority with respect to any Plan and no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062 or 4063 of ERISA has occurred. Complete and accurate copies of the following items relating to each Plan, where applicable, have been delivered to Parent or its representatives: (a) all material Plan documents and related trust agreements, including amendments thereto; (b) the most recent determination letter received from the IRS with respect to each such Plan that is intended to be qualified under the Code; (c) the most recent summary plan description, summary of material modifications and all material communications to participants, other than individualized participant communications such as benefit statements, projections, and the like; and (d) the most recent Annual Report (5500 Series) and accompanying schedules for each Plan as filed with the IRS. Each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has either been determined to be so qualified by the IRS, still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination (and Section 3.16 of the Company Disclosure Letter indicates which are in the foregoing category) or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the Plan. The Company has incurred no liability with respect to a Plan termination under Title IV of ERISA, a funding deficiency under Section 412 of the Code or Section 302 of ERISA or a withdrawal from a "multiemployer plan" or under Section 4063 of ERISA. The consummation of the transactions contemplated under this Agreement will not change, create or accelerate any obligation or liability of the Company under any Plan or terminate or require any material modification or change to any Plan except as provided in Section 1.13 hereof and as set forth in Section 3.16 of the Company Disclosure Letter. Each Plan can be amended, terminated or otherwise discontinued after the Merger Date in accordance with its terms, without liability to Acquisition (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Plan, the Company and its affiliates have complied in all material respects with (x) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder, (y) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (z) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder. Set forth in Section 3.16 of the Company Disclosure Letter is a list of all employment and consulting agreements or similar type agreements of the Company and its subsidiaries.

        3.17    Brokers or Finders.    Except for the Financial Advisor (whose fees will be paid by the Company), neither the Company nor any Company subsidiary or their respective affiliates has an obligation to pay any agent, broker, investment banker, financial advisor or other firm or Person any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. For purposes of this agreement the term "Person" will mean a natural person, partnership (general or limited), corporation limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or other entity or organization.

        3.18    Material Contracts.    Section 3.18 of the Company Disclosure Letter contains a true and complete list of the Material Contracts (as hereinafter defined) to which the Company or any of its subsidiaries is a party as of the date hereof which relates directly or indirectly to the Company or the assets owned or used by the Company or the Company's or any of its subsidiaries' business or operations, including, without limitation, loans, guarantees or other evidence of indebtedness; mortgages or security agreements; warranties; contracts relating to employment and services of independent contractors, the purchase of raw materials and supplies or other products or service contracts; contracts relating to the purchase or sale of real estate; development or construction contracts; the Plans; contracts with any government authority or other third parties relating to the sharing of costs of the construction, installation and maintenance of streets, utility lines or other on or off-site improvements; contracts relating to the reproration of real estate taxes and assessments following the Company's acquisition of any real estate (excluding all contracts for the sale of homes entered into with a home buyer or for the purchase or sale of land entered into in either case in the ordinary course of business consistent with past custom and practice); and any contract or agreement relating to the Units or a change in control of the Company. For purposes of this Section 3.18, a contract is deemed material (the "Material Contracts") if it is: (i) a contract for the sale of real estate or the purchase of real estate (under which legal title to such real estate has not yet been fully conveyed to the Company or any of its subsidiaries or the Company or any of its subsidiaries has any outstanding liability or obligation) or the leasing of real estate (other than commercial tenant leases) or an option or other right to purchase or sell or lease (other than commercial tenant leases) real estate; (ii) a contract or agreement (including any commercial tenant leases) that gives rise to rights, liabilities, expenses or obligations on the part of either the Company or another party exceeding $1.0 million in the aggregate throughout the term of the contract or agreement; provided, however, that any such contract or agreement shall not be deemed material for purposes of this Section 3.18 if such contract or agreement is terminable or cancelable at will by the Company without any penalty, charge, fee or further obligation or liability of the Company or any of its subsidiaries thereunder; (iii) each joint venture, partnership, limited liability company and other contract involving a sharing of profits, losses, costs, or liabilities by the Company with any other person or relating to any ownership or equity interest of the Company in any person; (iv) a contract containing covenants that in any way purport to restrict the business activity of the Company or any of its subsidiaries or limit the freedom of the Company or any of its subsidiaries to engage in any line of business or to compete with any person; or (v) union contracts or collective bargaining agreements. The Company has performed, in all material respects, its obligations under each Material Contract to the extent that such obligations to perform have accrued. Except as set forth in Section 3.18 of the Company Disclosure Letter, no breach or default, alleged breach or default, or event which would constitute a breach or default (by either Company or any party thereto, but as to any other party only to the Knowledge of the Officers) has occurred under any Material Contract or will occur as a result of this Agreement or the consummation of the transactions contemplated hereunder, except to the extent that such breach or default would not reasonably be expected to have a Material Adverse Effect.

        3.19    Conduct of Business.    Since January 1, 2003 to the date of this Agreement, (i) the Company and its subsidiaries have conducted their respective businesses in the ordinary course and in the same manner in which they were conducted prior to January 1, 2003 and (ii) no events or circumstances have occurred or material facts exist which, individually or in the aggregate, have had a Material Adverse Effect on the Company which has not been disclosed in Section 3.19 of the Company Disclosure Letter.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF LIMA,
PARENT AND ACQUISITION

        Each of Lima, Parent and Acquisition represents and warrants to the Company as follows:

        4.1    Organization.    Each of Lima is a Delaware corporation, validly existing and in good standing under the laws of the State of Delaware. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Acquisition is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California. Parent has only two members. Acquisition General Partner is the sole general partner of Acquisition. Neither Parent nor Acquisition has engaged in any business since the date of its organization other than as contemplated hereby.

        4.2    Authorization.    Each of Lima, Parent and Acquisition has the power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize each of Lima, Parent and Acquisition to enter into this Agreement and carry out the transactions contemplated by it, including obtaining the approval of the board of directors of each Lima, partners of Acquisition and all of the members of Parent, have been taken. This Agreement has been duly executed by each of Lima, Parent and Acquisition and, assuming the due authorization, execution and delivery of this Agreement by the Company, is a valid and binding agreement of each of Lima, Parent and Acquisition, enforceable against each of Lima, Parent and Acquisition in accordance with its terms.

        4.3    No Violations.    Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the certificate of incorporation or bylaws of each Lima, (b) the certificate of formation or operating agreement of Parent or (c) the certificate of limited partnership or limited partnership agreement of Acquisition, any agreement or instrument to which either of Lima, Parent or Acquisition or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over Lima, Parent and/or Acquisition, except violations or breaches of, or defaults under, agreements or instruments which would not have a material adverse effect on the ability of Lima, Parent or Acquisition to timely consummate the transactions contemplated by this Agreement.

        4.4    Consents; Approval.    No governmental filings, authorizations, approvals, or consents, or other governmental action, other than (a) the expiration or termination of waiting periods under the HSR Act, if any, (b) the approval of the Utilities Commission under the PUA and the filing of the Certificate of Merger as required by the RLPA, are required to permit each of Lima, Parent and Acquisition to fulfill all its obligations under this Agreement.

        4.5    Brokers or Finders.    Neither Lima, Parent or Acquisition, nor their respective affiliates, has any obligation to pay any agent, broker, investment banker, financial advisor or other firm or Person, any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS

        5.1    Due Diligence Period.

          (a)   Inspections.    In addition to the rights of Parent under Section 9.5, Parent will have the right, at any time during the period commencing on the date of this Agreement and ending at the termination of this Agreement (the "Termination Date") and at Parent's sole cost and expense except as otherwise provided in Section 7.1(i) and Section 8.1, to investigate, review, inspect and become familiar with all aspects of the land owned or leased, directly or indirectly, by the Company or any of its subsidiaries, together with any easements, access rights, air, water and riparian rights, development rights, solar rights and all tenements, privileges and appurtenances thereto, including all improvements to such land (the "Real Property"), and the Company's and its subsidiaries' operations and businesses. Parent will, at Parent's sole cost and expense: (i) consult with such geotechnical engineers, contractors and other professional consultants as deemed necessary by Parent, (ii) conduct a physical inspection of the Real Property with such professional consultants as Parent deems necessary; (iii) consult with employees of the Company; (iv) contact and consult with governmental and regulatory agencies and authorities and their representatives; and (v) make such other inquiries, evaluations, appraisals, inspections and investigation as Parent deems necessary or advisable; provided, however, that any entry onto the Real Property by Parent or Parent's Representatives will be made in accordance with and subject to Section 5.1(b). Subject to Section 7.1(i) and Section 8.1, Parent will be responsible for all costs and expenses incurred in connection with its investigations relating to the Real Property. In no event will the Company be liable for any amount or payments for any work done by or on behalf of Parent. As used in this Agreement, the "Parent's Representatives" means engineers, professional consultants, lenders, contractors, subcontractors, agents, employees, licensees, invitees or representatives or any other parties directly or indirectly employed or contracted by Parent, Acquisition, any of Parent's members or affiliates or reasonably under the control of any of the foregoing or for whose acts any of the foregoing may be liable.

          (b)   License to Enter Real Property.    The Company hereby grants to Parent a nonexclusive license and permission to enter upon the Real Property for the purpose of inspecting and investigating the Real Property and for no other purpose and otherwise subject to Parent's strict compliance with the following terms and conditions:

              (i)  The permission granted by this Section 5.1(b) is solely a license; Parent has no rights as an owner, purchaser or tenant solely by virtue of this Agreement or the right to enter the Real Property.

             (ii)  The term of this license will commence as of the date of this Agreement and will continue until the earlier of the Due Diligence Termination Date or the termination of this Agreement. Upon the expiration or termination of this license, Parent will vacate all portions of the Real Property and remove any of Parent's property located thereon.

            (iii)  Except for Parent's Representatives, Parent will not authorize any other party or person to enter or use the Real Property during the term of this license without the Company's prior written consent. Parent will be totally responsible and liable for all acts and omissions of any of Parent's Representatives to the same extent Parent is responsible and liable for the acts and omissions of parties directly employed by Parent. In no event will the Company be liable to Parent for any amount whatsoever for work done by Parent or any of Parent's Representatives on or with respect to the Real Property. Parent will be solely responsible for all payments due all Parent's Representatives whether or not such persons or parties are entitled to assert mechanics' liens, stop notices, equitable liens or labor and material bond rights against the Real Property.

            (iv)  Lima or Parent and each of Lima's or Parent's Representatives, or Lima or Parent on behalf of Lima or Parent's Representatives, will, at their sole cost and expense, maintain in full force and effect with reputable companies qualified to do business in California during any time when Parent and/or any of Parent's Representatives enter upon the Real Property or are otherwise taking any action with respect to the Real Property, the following insurance:

              (A)  If such party or person has employees, such person or party will maintain in force at all times prior to the Due Diligence Termination Date workers' compensation insurance, including employer's liability (at a minimum limit of $1,000,000 each accident, $1,000,000 disease policy limit, $1,000,000 disease each employee) for all persons who will be carrying out any work on or in connection with the Real Property. Such insurance will be in accordance with the requirements of the most current and applicable workers' compensation insurance laws in effect from time to time.

              (B)  Such person will maintain in force at all times prior to the Due Diligence Termination Date comprehensive or commercial general liability insurance on an "occurrence" basis with a combined single limit for death, bodily injury and property damage of $5,000,000 per occurrence.

              (C)  Such person will maintain in force at all times prior to the Due Diligence Termination Date owned, hired and non-owned automobile liability insurance covering all use of all automobiles, trucks and other motor vehicles utilized by or on behalf of Parent or Parent's Representative in connection with investigations of and access to/from the Real Property with a combined single limit for bodily injury and property damage of $1,000,000 or in an amount equal to the limit from time to time carried by Parent or Parent's Representatives, if greater.

              (D)  The limits of liability of the insurance coverage specified in this Section 5.1(b) may be provided by any combination of primary and excess liability insurance policies. Parent hereby waives all rights against the Company and its subsidiaries and affiliates (and each of their respective employees, partners, managers, representatives, agents and officers) for damages caused by fire and other perils and any other risk to the extent covered by Parent's policies of insurance or required to be covered by Parent's policies of insurance as set forth above. The Company will be included as an additional insured in a form acceptable to the Company under the coverage specified above (exclusive of worker's compensation), and Parent will deliver certificates issued by Parent's insurance carriers acceptable to the Company showing such policies in force for the specified period. Nothing contained in these insurance requirements is to be construed as limiting the type, quality or quantity of insurance Parent should maintain or the extent of Parent's responsibility for payment of damages resulting from its operations.

          (c)   Compliance with Rules.    Parent and Lima will comply with, and will cause Parent's Representatives to comply with, all oral or written rules and regulations established by the Company from time to time for access to and entry on the Real Property, including, without limitation, the following:

              (i)  The Company reserves the right to prohibit and restrict access at certain times and from time to time without notice to Lima, Parent and Parent's Representatives; provided, however, that such prohibitions and restrictions shall not negatively impact Parent's or Parent's Representatives' ability to conduct their due diligence investigation. No access and/or use of the Real Property will be permitted or otherwise undertaken except during reasonable business hours and such other times as authorized by the Company.

             (ii)  Lima and Parent (and their respective representatives) will be subject to being stopped by the Company's security personnel and will cooperate with such security personnel, including providing personal and company identification.

            (iii)  The Company may require that Lima and Parent (and their respective representatives) be accompanied at any or all times when accessing the Real Property or on the Real Property by the Company or its authorized representatives so long as the foregoing does not negatively impact Parent's or Parent's Representatives' ability to conduct their due diligence investigation.

            (iv)  None of the following will be permitted on the Real Property: drugs or narcotics (except subject to a written medical prescription therefor and which is evidenced thereon), alcohol, firearms or fires.

             (v)  The Company will have the right to participate in, and supervise, all meetings between Parent or Parent's Representatives and the employees of the Company or representatives of any governmental agency or entity.

          (d)   Compliance with Applicable Laws.    Lima and Parent (and their respective representatives) will comply with all applicable federal, state or local laws, ordinances, rules, regulations (whether under common law, statute, rule, regulation or otherwise), permits, orders and any other requirements of governmental authorities and agencies having jurisdiction over the Real Property ("Applicable Laws"). Parent will give the Company immediate written notice of any known violation, potential violation or non-compliance by Lima or Parent or their respective representatives with any Applicable Laws.

          (e)   Risk.    All persons who enter upon the Real Property pursuant to the license granted in Section 5.1(b) do so at their sole and exclusive risk. Parent acknowledges that neither the Real Property nor the access routes thereto will be maintained to facilitate viewing or inspection of the Real Property and that the same may contain hazardous conditions. The Company will not: (i) have any duty or obligation to inspect the Real Property or the access routes thereto, (ii) have any duty or obligation to warn any person of any patent or latent defect, condition or risk that might be incurred by Parent and Parent's Representatives at the Real Property or in transit thereto; or (iii) be liable for any damage of any kind whatsoever to any property belonging to or used by Parent or any of Parent's Representatives while accessing or on the Real Property or otherwise in connection with the Real Property. Lima and Parent hereby waive all claims and demands relating to the matters described in the preceding sentence.

          (f)    No Interference.    Parent acknowledges that the Company, utility companies and governmental authorities may be in the process of grading, constructing and installing infrastructure, landscaping and other improvements for the Real Property. Neither Parent's access to nor use of the Real Property under this license will interfere with the reasonable use and enjoyment thereof by the Company or any persons claiming through or under the Company.

          (g)   No Improvements.    Neither Parent nor any of Parent's Representatives will grade the Real Property, construct or install any improvements or structures of any kind on the Real Property or bring or permit any hazardous materials to be located on the Real Property in violation of any law.

          (h)   Repair of Real Property; Mechanics' Liens.    Parent will, at its sole cost and expense, repair any damage done to the Real Property during the term of this license by Parent or any of Parent's Representatives. Upon the termination or expiration of this license, Parent will repair and restore every portion of the Real Property to at least as good condition as existed prior to Parent's entry onto the Real Property and otherwise attributable to activities of Parent and any Parent's Representatives. Parent will, at its sole cost and expense, promptly cause the removal of all exceptions to title and otherwise pay and discharge all mechanics', materialmen's, contractors' or subcontractors' or other liens or claims, or possible liens or claims or similar exceptions arising from Parent's inspections and investigations of and on the Real Property. Any and all increased costs of any title policy arising from or due to the removal of such exceptions will be borne by Parent.

        5.2    Company's Activities Until Effective Time.    From the date of this Agreement to the Effective Time, or such earlier time as this Agreement is terminated in accordance with Article 7, the Company will, and will cause each of its subsidiaries to, except with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

          (a)   Operate its business in the ordinary course and in a manner consistent with past practices.

          (b)   Use commercially reasonable efforts to obtain in the ordinary course, and not request a continuance, without the approval of Parent (which approval will not be unreasonably conditioned, withheld or delayed), the Newhall Ranch Entitlement. "Newhall Ranch Entitlement" means obtaining all approvals, permits, consents and other authorizations from government and quasi-government agencies for the entitlement and development of the project known as Newhall Ranch, including, defending litigation and other claims under California Environmental Quality Act, the Subdivision Map Act, California Zoning and Planning Law, Federal and state Endangered Species Acts, the Clean Water Act and local ordinances (it being understood that the receipt of such approvals, permits, consents and other authorizations shall not be a condition to Parent's, Lima's and Acquisition's obligations hereunder).

          (c)   Use commercially reasonable efforts to maintain the goodwill and value of its business and the continued employment of its executives and other key employees and to maintain good relationships with the customers, vendors, suppliers, contractors, lenders, governmental and regulatory agencies and authorities and others with which it does business.

          (d)   At its expense, use commercially reasonable efforts to maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other casualty.

          (e)   Not make any borrowings, other than borrowings in the ordinary course of business consistent with past practices under working capital lines which are disclosed in the notes to the consolidated balance sheet included in the 2002 10-K.

          (f)    Not incur or enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except, in each case, in the ordinary course of business consistent with past practices.

          (g)   Not redeem or purchase any of the outstanding Units and not make or declare any distributions of any kind or repayments of debt to its partners (other than payments by subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company), except in a manner consistent with past practice or in accordance with existing contractual obligations described in Section 5.2(g) of the Company Disclosure Letter; provided, however, that redemptions or purchases of any outstanding Units will not be made at a purchase price in excess of the Merger Consideration; provided, further, however, that, notwithstanding the foregoing, the distributions made by the Company in any fiscal quarter from the date of this Agreement through the Merger Date with respect to outstanding Units may not exceed $0.10 per Unit in each of the second, third and fourth fiscal quarters and in the first fiscal quarter the greater of $0.10 per Unit or the amount by which federal income tax (assuming the then highest marginal federal income tax rate) payable by a holder of a Unit as a result of the taxable income allocated to such holder by the Company with respect to the prior calendar year exceeds $0.30 per Unit.

          (h)   Not make any loans or advances (other than advances for travel and other normal business expenses otherwise permitted by law) to Unitholders or directors, officers or employees of the Company or its General Partners or any affiliates thereof.

          (i)    Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a basis consistent with the basis on which they were applied in prior years (except to the extent such bases of reporting are required to be changed by changes in GAAP or applicable law), subject to normal year-end adjustments and accruals.

          (j)    Comply in all material respects with all applicable laws and regulations of governmental agencies.

          (k)   Except as set forth in Section 5.2(k) of the Company Disclosure Letter, not purchase, sell or otherwise dispose of or encumber any property or assets, except in each case in the ordinary course of business and not in violation of this Agreement.

          (l)    Not sell any real property or asset out of the ordinary course of business or at a price that is inconsistent with the Company's past practices except for the sales listed in Section 5.2(l) of the Company Disclosure Letter.

          (m)  Not enter into or amend any employment, severance, change in control or similar agreements or arrangements, or increase the salaries of any employees, other than through normal annual increases consistent with past practices.

          (n)   Not adopt or amend any employee compensation, employee benefit or post-employment benefit plan or agreement including, the Plans, other than as required by a change in law.

          (o)   Not amend its Governing Documents.

          (p)   Except as set forth in Section 5.2(p) of the Company Disclosure Letter, (i) not issue or sell any of its stock, membership units or partnership units (except upon exercise of Awards which are outstanding on the date of this Agreement) or issue or grant any Awards (except Awards having a purchase or exercise price payable to the Company at least equal to the amount of the Merger Consideration as of the date of the grant of any such Award) or any other options, warrants or convertible or exchangeable securities or other rights to acquire equity securities or appreciations rights, (ii) not split, combine or reclassify its outstanding stock, membership units or partnership interests, and (iii) represent and warrant that as of the date of this Agreement none of the actions set forth in clauses (i) and (ii) above has occurred since July 18, 2003.

          (q)   Except as set forth in Section 5.2(q) of the Company Disclosure Letter, not construct any commercial buildings.

          (r)   Not materially reduce the amount or modify the type and scope of any insurance coverage provided by existing insurance policies (including, without limitation, not allowing any policy to expire);

          (s)   Not make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return except in the ordinary course of business consistent with past practices, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

          (t)    Not authorize or enter into any agreement to take any of the actions which constitute negative covenants referred to in, or otherwise are restricted or prohibited by, Sections 5.2(a) through 5.2(s).

        5.3    Parent's, Acquisition's and Lima's Activities Until Effective Time.    From the date of this Agreement to the Effective Time, or such earlier time as this Agreement is terminated in accordance with Article 7, each of Lima, Parent and Acquisition will, and will cause each of its subsidiaries to, except with the written consent of the Company:

          (a)   Not take action, or not fail to take any action, which could reasonably be expected to prevent or delay the provision of funding by Lima or Parent in order to pay the Merger Consideration.

          (b)   Provide the Company all information reasonably requested by the Company and all documents regarding the provision of funding by Lima or Parent in order to pay the Merger Consideration.

          (c)   Not purchase (i) any Units in excess of 10% of the Company's outstanding Units prior to the Company Meeting, or (ii) any Units at any time that any of Lima, Parent or Acquisition is in possession of any material, non-public information, except by operation of the Merger.

          (d)   Not authorize or enter into any agreement to take any of the actions referred to in Sections 5.3(a) and 5.3(c).

        5.4    Regulatory Filings; Securities Filings.

          (a)   The Company, Lima and Parent and its members will each make as promptly as practicable the filing it is required to make under the HSR Act and the PUA with regard to the transactions which are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice, or the Utilities Commission, as the case may be) to cause the waiting periods required by the HSR Act to be terminated or to expire, and approval of the Utilities Commission to be obtained, as promptly as practicable. The Company, Lima and Parent will each provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act and the PUA.

          (b)   Any report that the Company is required to file after the date of this Agreement with the SEC will contain all of the information required to be included in such report and, when such report is filed, it will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements in such report, in light of the circumstances under which they are made, not misleading.

        5.5    Unitholders' Action.    Subject to the Company's right to terminate this Agreement pursuant to Section 7.1, the Company will take all action which is necessary in accordance with applicable law and its Governing Documents to call and convene a meeting of the Unitholders (a "Company Meeting") to consider and vote upon approval of the principal terms of the Merger, which meeting shall be held regardless of whether the General Partners have withdrawn or modified their recommendation to approve the Merger unless this Agreement is terminated pursuant to Article VII. The proxy statement distributed by the Company with respect to the Company Meeting ("Proxy Statement") will include the recommendation of the General Partners that the Unitholders vote to approve the principal terms of the Merger, unless the General Partners determine in good faith, after consultation with counsel about the nature of their fiduciary duties, that the failure to amend, withdraw or modify their recommendation of the Merger would reasonably be expected to constitute a breach of their fiduciary duties to the Unitholders under applicable law; provided that for all purposes of this Agreement, a reasonable delay (not in excess of 10 days) in the date of the Company Meeting to allow the General Partners to consider a Third Party (as defined in Section 5.7) proposal for an Acquisition Transaction (as defined in Section 5.7) will not constitute a withdrawal, change or modification of the General Partners' recommendation. Subject to the preceding sentence, the Company will (a) use commercially reasonable efforts to solicit from the Unitholders proxies or votes in favor of approval of the principal terms of the Merger, (b) mail the Proxy Statement to Unitholders as soon as practicable after the SEC has cleared the Proxy Statement for mailing but in no event later than five business days thereafter, and (c) cause the Company Meeting to be held as soon as practicable after mailing of the Proxy Statement but in no event later than 45 days after the date on which the Proxy Statement is cleared for mailing.

        5.6    Proxy Statement.

          (a)   The Company will prepare and file with the SEC as soon as practicable after the date of this Agreement a Proxy Statement. Parent, Lima and the Company will (i) consult with each other's counsel, (ii) cooperate with each other in good faith (including the Company providing Lima and Parent and their respective counsel for comment drafts of the Proxy Statement (which drafts shall be promptly reviewed by them) and including any additions or changes reasonably requested by them), and (iii) provide all information about itself and its affiliates which is required to be included in the Proxy Statement in a timely manner so the Proxy Statement can be filed with the SEC as soon as reasonably practicable. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules under the Exchange Act. The Company will use commercially reasonable efforts, and Parent and Lima will cooperate with the Company, to cause the Proxy Statement to be cleared for mailing by the staff of the SEC as promptly as practicable after it is filed (including, without limitation, responding to any comments received from the SEC with respect to the Proxy Statement) and to keep the Proxy Statement accurate as long as is necessary to consummate the Merger. The Company will, as promptly as practicable, provide to Parent copies of any written comments received from the SEC with regard to the Proxy Statement and will advise Parent of any comments with respect to the Proxy Statement which are received orally from the staff of the SEC.

          (b)   Parent, Lima and Acquisition each represents and warrants to the Company, and the Company represents and warrants to Parent, that none of the information supplied by it for inclusion, or included in a document filed by it which is incorporated by reference, in the Proxy Statement and any amendments or supplements to it, will, at the time it is mailed to Unitholders and at the time of the Company Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time before the Company Meeting an event occurs with respect to the Company or any of its subsidiaries, or with respect to Parent or any of its members, as the case may be, which is required to be described in the Proxy Statement, an amendment or supplement to the Proxy Statement will be filed with the SEC as promptly as practicable and, to the extent required by law, will be distributed to the Unitholders. The Company will not make any amendment or supplement to the Proxy Statement without the approval of Parent, which approval will not be unreasonably withheld (and will under no circumstances be withheld to the extent the amendment or supplement is required to cause the Proxy Statement to comply with applicable law or relates to a withdrawal, modification or amendment to the General Partners' recommendation as contemplated by Section 5.5). The Company will advise Parent promptly after it receives notice that the Proxy Statement has been cleared for mailing or that any supplement or amendment to it has been filed, that any order suspending or preventing the use of the Proxy Statement has been issued, of any request by the staff of the SEC for an amendment of the Proxy Statement, or of the receipt of comments or requests for additional information from the staff of the SEC or the response to any such comments or requests for additional information.

        5.7    No Solicitation of Offers; Notice of Proposals from Others.

          (a)   Neither the Company nor any of its subsidiaries will, and the Company will use commercially reasonable efforts to cause its and its subsidiaries' respective directors, officers, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing or disclosing nonpublic information) any inquiry or the making of any offer or proposal by any corporation, partnership, trust, person or other entity or group (a "Third Party") with respect to, or that could reasonably be expected to lead to, any acquisition of Units representing 15% or more of the fully diluted Units as of the date of determination, any merger, consolidation, asset purchase, unit exchange, business combination, tender offer, exchange offer or similar transaction involving the acquisition of all or a substantial amount of the assets or real property of the Company and its subsidiaries, taken as a whole, out of the ordinary course of the Company's business, or a 15% or greater fully diluted equity interest in (including by way of tender offer), or a recapitalization or restructuring of, the Company or any of its material subsidiaries (any of those transactions being an "Acquisition Transaction") or (ii) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any possible Acquisition Transaction, or enter into, approve or recommend any agreement, arrangement or understanding requiring it to abandon, terminate or otherwise fail to consummate the Merger or any other of the transactions contemplated by this Agreement; provided, however, that the Company may, in response to a proposal which was not solicited after the date of this Agreement furnish information to, and engage in discussions or negotiations with, a Third Party, if, but only if, (A) the General Partners determine in good faith, after consultation with a financial advisor of nationally recognized reputation, that the Third Party is financially capable of completing the transaction which is the subject of the proposal and that, if completed, that transaction would, taking all relevant circumstances into consideration, reasonably be expected to result in greater value to the Unitholders than the transactions contemplated by this Agreement and (B) before furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, the Third Party, the Company receives from the Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, dated as of February 28, 2002 (as amended, the "Confidentiality Agreement"), among each of Lima and the Company, which confidentiality agreement does not provide for any exclusive right to negotiate with the Company or payments by the Company. Nothing in this Section will prohibit the Company from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a tender offer or an exchange offer or prohibit the Company from selling assets or properties in the ordinary course of business.

          (b)   The Company will (i) no later than the end of the first business day after the Company receives an inquiry, proposal or offer with respect to a possible Acquisition Transaction or a request for non-public information relating to the Company in connection with a possible Acquisition Transaction or for access to its or any of its subsidiaries' properties, books or records by any Third Party that informs the General Partners that the Third Party is considering making, or has made, a proposal or offer with respect to an Acquisition Transaction (any such inquiry proposal, offer or request being an "Acquisition Proposal"), notify Parent in writing of the inquiry, proposal, offer or request, (ii) in that written notice, indicate in reasonable detail the identity of the Third Party (including the name of the Third Party) and the terms and conditions of the proposal or offer, (iii) promptly notify Parent of any determination by the General Partners that the Company should furnish information to, or engage in discussions or negotiations with, any Third Party, and (iv) keep Parent informed of the progress of any discussions or negotiations with any Third Party.

          (c)   The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Parent) which are currently being conducted before the date of this Agreement with respect to any possible Acquisition Transaction, and will inform any such parties of the Company's obligations under this Section 5.7.

        5.8    Company Financial Information.    To the extent Lima is required under the Securities Act or the Exchange Act and/or the rules promulgated thereunder or determines to include in any of their respective SEC filings to be made between the execution and delivery of this Agreement and the Merger Date the Company's financial statements or financial information (in whole or in part) for any period or periods prior to the Merger Date (including prior years' financial statements or information), the Company agrees to make such financial statements and information available to Lima and to cause its independent public accounts to discuss same and cooperate with Lima in order for Lima to be able to include such financial statements and information in their respective SEC filings.

        5.9    Company Disclosure Letter.    Notwithstanding anything to the contrary contained herein, Lima, Parent and Acquisition acknowledge that the Company Disclosure Letter has not yet been delivered to them and the Company covenants and agrees to deliver to Parent, as soon as practicable but in no event later than seven (7) days after the date of this Agreement (the "Delivery Date"), the Company Disclosure Letter in form reasonably satisfactory to Parent. In the event that such Company Disclosure Letter is not delivered to Parent on or before the Delivery Date, the Due Diligence Termination Date shall be extended by the number of days after the Delivery Date on which such Company Disclosure Letter was delivered to Parent.

ARTICLE 6
CONDITIONS

        6.1    Conditions to the Company's Obligations.    The obligations of the Company to complete the Merger are subject to satisfaction on or before the Merger Date of the following conditions (any or all of which may be waived by the Company):

          (a)   The representations and warranties of Lima, Parent and Acquisition contained in this Agreement will, except as contemplated by this Agreement, be true and correct on the Merger Date with the same effect as though made on that date except that representations or warranties which relate expressly to a specified date or a specified period need only have been true and correct (without giving effect to any qualifications as to "materiality" or any "material adverse effect" set forth therein) in all material respects with respect to the specified date or period, and Lima and Parent will have delivered to the Company a certificate dated that date and signed by the president or a vice president or similar representative of Lima and Parent to that effect.

          (b)   Lima, Parent and Acquisition will have fulfilled in all material respects all their obligations under this Agreement required to have been fulfilled on or before the Merger Date, and Lima and Parent will have delivered to the Company a certificate dated that date and signed by the president or a vice president or similar representative of Lima and Parent to that effect.

          (c)   Lima or Parent will have delivered to the Company reasonable evidence that the monies required to pay the Merger Consideration have been or concurrently with the filing of the Certificate or Merger will be wire transferred, in the form of immediately available funds, to the Distributing Agent.

        6.2    Conditions to Parent's, Lima's and Acquisition's Obligations.    The obligations of Parent, Lima and Acquisition to complete the Merger are subject to satisfaction on or before the Merger Date of the following conditions (any or all of which may be waived by Parent):

          (a)   The representations and warranties of the Company contained in this Agreement will be true and correct in all respects (without giving effect to any qualifications as to "materiality" or any "Material Adverse Effect on the Company" set forth therein) on the Merger Date with the same effect as though made on that date (except that representations or warranties which relate expressly to a specified date or a specified period need only have been true and correct with regard to the specified date or period), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to "materiality" or any "Material Adverse Effect on the Company" set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on the Company; and the Company will have delivered to Parent a certificate dated that date and signed by the president or a vice president of the Managing General Partner to that effect.

          (b)   The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Merger Date.

          (c)   No action will be pending against the Company, Lima, Parent or Acquisition relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against the Company, Lima, Parent, Acquisition or the Surviving Partnership which, in the case of the Company or the Surviving Partnership, would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Partnership or, in the case of the other foregoing entities, would reasonably be expected to have a material adverse effect on them.

          (d)   Since the date of this Agreement, no events will have occurred and no circumstances will have occurred that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.

          (e)   The Company will have delivered to Parent reasonable evidence that any of the Escrow Fund released to the Company prior to the Merger Date has been or concurrently with the filing of the Certificate of Merger will be wire transferred, in the form of immediately available funds, to the Distributing Agent.

        6.3    Conditions to the Parties' Obligations    The obligations of each of the parties to complete the Merger are subject to satisfaction on or before the Merger Date of the following conditions (any or all of which may be waived by the parties, except as prohibited by applicable law):

          (a)   Any waiting period under the HSR Act with regard to the Merger will have expired or been terminated, without the imposition of any cost, restriction or requirement on the operation of the Surviving Partnership's business that would reasonably be expected to have a Material Adverse Effect on the Company (including the Surviving Partnership).

          (b)   The Utilities Commission will have approved the transfer of a controlling interest in the capital stock of Valencia Water Company, a California corporation, as a result of the Merger, without the imposition of any cost or restriction on the operation of the Surviving Partnership's business that would be reasonably expected to have a Material Adverse Effect on the Company (including the Surviving Partnership).

          (c)   No statute, rule or regulation will have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger, and there will be no order or injunction of a court of competent jurisdictions in effect precluding the consummation of the Merger.

          (d)   The principal terms of the Merger will have been approved by the holders of a majority of the Units entitled to vote on the matter.

          (e)   No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or materially restrains Parent, Acquisition or the Company from completing the transactions which are the subject of this Agreement.

ARTICLE 7
TERMINATION

        7.1    Right to Terminate.    This Agreement may be terminated at any time prior to the Effective Time (whether or not the Unitholders have approved the principal terms of the Merger):

          (a)   By mutual written consent of the Company (after receiving approval from the General Partners) and Parent.

          (b)   By the Company if (i) it is determined that there has been a breach of any of the representations and warranties of Lima, Parent or Acquisition contained in this Agreement which would result in the failure of the condition set forth in Section 6.1(a) to be satisfied as of the time such representation or warranty shall have been breached (assuming the Merger Date were as of such time), or (ii) if Lima, Parent or Acquisition has breached any of their respective obligations contained in this Agreement which would result in the failure of the condition set forth in Section 6.1(b) to be satisfied as of the time of such breach (assuming the Merger Date were as of such time); provided, however, that, if a breach of Lima's, Parent's or Acquisition's representations, warranties or obligations occurring as of a date subsequent to the date of this Agreement is curable by such parties and such parties are continuing to exercise all reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 7.1(b) on account of such breach until 10 business days subsequent to the date of such breach if such breach has not been cured.

          (c)   By Parent, on or before the Due Diligence Termination Date, if Parent (in its subjective judgment made in its sole discretion) is not satisfied with the results of its due diligence investigation of the Company.

          (d)   By Parent if (i) it is determined that there has been a breach of any of the representations and warranties of the Company contained in this Agreement which would result in the failure of the condition set forth in Section 6.2(a) to be satisfied as of the time such representation or warranty shall have been breached (assuming the Merger Date were as of such time), or (ii) if the Company has breached any of its obligations contained in this Agreement which would result in the failure of the condition set forth in Section 6.2(b) to be satisfied as of the time of such breach (assuming the Merger Date were as of such time); provided, however, that, if a breach of the Company's representations, warranties or obligations occurring as of a date subsequent to the date of this Agreement is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 7.1(d) on account of such breach until 10 business days subsequent to the date of such breach if such breach has not been cured.

          (e)   By either Parent or the Company if the Merger is not consummated on or before December 31, 2004 which date will be extended to March 31, 2005 if the required approval under the PUA has not been received from the Utilities Commission or if such order has been stayed or enjoined as of December 31, 2004 (such date, as may be extended hereunder, being referred to as the "Outside Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) will not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Termination Date.

          (f)    By either Parent or the Company, if any court of competent jurisdiction or other governmental authority issues an order (other than a temporary restraining order), decree or ruling, or takes any other action, restraining, enjoining or otherwise prohibiting the Merger, and that order, decree, ruling or other action becomes final and nonappealable.

          (g)   By either Parent or the Company, if the Unitholders fail to approve the principal terms of the Merger at the Company Meeting.

          (h)   By Parent, if the General Partners (i) withdraw, change or modify in a manner materially adverse to Parent their recommendation that the Unitholders vote to approve the principal terms of the Merger; or (ii) adopt resolutions approving or otherwise authorizing or recommending or otherwise approve, authorize or recommend an Acquisition Transaction (other than the Merger) to the Unitholders.

          (i)    By the Company, if before the principal terms of the Merger are approved by the holders of the majority of the Units entitled to vote on the matter at the Company Meeting (i) the Company or either of its General Partners receives an Acquisition Proposal in which a person or group (a "Potential Acquiror") makes a specific proposal for an Acquisition Transaction on specific terms (a "Firm Proposal"), or a Potential Acquiror commences a cash tender offer or exchange offer for at least 50% of the then outstanding Units (other than any Units already owned by the Potential Acquiror), (ii) within ten (10) days after the Company or its General Partners receives the Firm Proposal or the tender offer or exchange offer is commenced, the General Partners determine that the Firm Proposal or the tender offer or exchange offer is a Superior Proposal and resolves to accept the Superior Proposal, or to recommend that the Unitholders vote for, authorize, or tender their Units in response to, the Superior Proposal, (iii) the Company has given Parent at least three (3) business days' prior notice of the terms of the Superior Proposal (including the consideration per Unit, which the Unitholders would receive as a result of the Superior Proposal), and that it intends in three business days to terminate this Agreement pursuant to this Section 7.1(i) unless within the three (3) business day period Lima and Parent make a written offer that the Company determines, in good faith after consultation with its financial advisors, is at least as favorable as the Superior Proposal set forth in the notice, and (iv) the Company has (A) paid Parent $35 million (the "Special Termination Fee"), (B) reimbursed Parent for all the out-of-pocket expenses which Lima and Parent or their subsidiaries (including Acquisition) incurred in connection with this Agreement and the transactions contemplated by it (including reasonable fees and expenses of professionals and other consultants, commitment fees and other financing costs, and out of pocket costs incurred by employees in investigating the business (including the Real Property), operations and financial condition of the Company and in connection with the negotiation of this Agreement and efforts to carry out the transactions which are the subject of this Agreement) (the "Parent Expenses") regarding which Parent has presented reasonable documentation to the Company as of the date of termination (the "Parent Incurred Expenses"), (C) agreed in writing to reimburse Lima and Parent for all Parent Expenses for which Parent presents after the date of termination reasonable documentation to the Company (the "Parent Invoiced Expenses") as soon as practicable after the presentation thereof, up to a total reimbursement of Parent Expenses under clauses (B) and (C) not exceeding $5 million, and (D) either terminated the Escrow Agreement and instructed the Escrow Agent to return the Escrow Fund it is then holding to Parent, if the Escrow Agent is then holding any portion of the Escrow Fund, and/or returned any of the Escrow Fund released to the Company to Parent (without any interest earned after the Escrow Fund was released to the Company). A "Superior Proposal" is a proposal for an Acquisition Transaction or a tender offer or exchange offer which would result in the Unitholders receiving consideration which the General Partners determine in good faith, considering all relevant factors (including, but not limited to, financing contingencies, any due diligence out to the extent that the Due Diligence Termination Date has passed, the financial wherewithal of the Potential Acquiror to carry out the transaction and the overall likelihood of consummation) and after consultation with their financial advisor, would deliver superior value (valuing non-cash consideration at its fair value as determined in good faith by the General Partners after consultation with their financial advisor) to the Unitholders (after giving effect to the payment of the fees and expenses contemplated by clause (iv)) than the transactions contemplated by this Agreement.

        7.2    Manner of Terminating Agreement.    If at any time the Company or Parent has the right under Section 7.1 to terminate this Agreement, it can terminate this Agreement by a written notice to the other of them that it is terminating this Agreement; provided, that the right to terminate this Agreement pursuant to Section 7.1(c) may only be exercised on or before the Due Diligence Termination Date.

        7.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 7.1, after this Agreement is terminated, neither party will have any further rights, obligations or liabilities under this Agreement, other than the rights and obligations under (a) Section 8.1, (b) the agreement to reimburse expenses described in Section 7.1(i), (c) the right of the applicable party to receive the Escrow Fund then held pursuant to the terms of the Escrow Agreement and (d) the rights and obligations under Section 9.10(b) hereof.

        7.4    Survival.    The representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the earlier to occur of the (a) Effective Time or (b) the termination of this Agreement pursuant to this Article 7, and none of the Company, Lima, Parent or Acquisition, nor any of their respective affiliates, stockholders, members or partners, as the case may be, will have any rights or claims as a result of any of those representations or warranties after such time except the representations and warranties in Sections 3.17 and 4.5 shall survive the termination of this Agreement.

ARTICLE 8
OTHER AGREEMENTS

        8.1    Liquidated Damages.

          (a)   If at any time prior to or at the Company Meeting (i) the General Partners withdraw or change or modify in a manner materially adverse to Parent their recommendation that the Unitholders vote in favor of the principal terms of the Merger, but (ii) this Agreement is not terminated before the Company Meeting and (iii) at that Company Meeting, the principal terms of the Merger are not approved by holders of the majority of the Units entitled to vote on the matter, within three business days after the day on which that Company Meeting is held, the Company will (A) return to Parent the amount (without interest) released to the Company from the Escrow Fund pursuant to the Escrow Agreement, (B) pay $30 million (the "Termination Fee") to Parent, (C) reimburse Parent for all Parent Incurred Expenses, (D) agree in writing to reimburse Parent for all Parent Invoiced Expenses (up to a total reimbursement of Parent Expenses under clauses (C) and (D) not exceeding $5 million) and (E) instruct the Escrow Agent to release to Parent any of the Escrow Fund then being held by it. Upon the payment by the Company of the amount (without interest) released to the Company from the Escrow Fund, the Termination Fee and Parent Expenses to Parent hereunder and the release by the Escrow Agent to Parent of any of the Escrow Fund then held by the Escrow Agent, this Agreement will terminate. Notwithstanding the foregoing, if within twelve months after such termination the Company consummates a Change of Control Transaction (as defined in Section 8.1(b)) or enters into a definitive agreement for such a transaction, and such Change of Control Transaction is consummated, the Company will pay an additional $5 million to Parent upon such consummation.

          (b)   If the General Partners do not withdraw or change or modify their recommendation that the Unitholders approve the principal terms of the Merger, but nonetheless, at the Company Meeting, the principal terms of the Merger are not approved, within three business days after the day on which the Company Meeting is held, the Company will (i) reimburse Parent for all Parent Incurred Expenses and will agree in writing to reimburse Parent for all Parent Invoiced Expenses (up to a total reimbursement of all Parent Expenses not exceeding $5 million), (ii) will return to Parent any of the Escrow Fund released to the Company (without any interest earned after it was released to the Company), (iii) instruct the Escrow Agent to release to Parent any of the Escrow Fund then being held by it, and (iv) if on or prior to the Company Meeting there is a publicly announced proposal for a Change of Control Transaction and within twelve months after such Company Meeting the Company consummates a Change of Control Transaction (as defined below) or enters into a definitive agreement for such a transaction and such Change of Control Transaction is consummated with the party or parties (including their respective affiliates) that made, or were the proposed acquiror(s) in, such publicly announced proposal, pay to Parent on such consummation the Special Termination Fee. A "Change of Control Transaction" means an Acquisition Transaction which results in the Unitholders of the Company immediately prior to the transaction owning 50% or less of the equity or voting power of the Company or of the surviving or successor entity resulting from or of the purchaser in the transaction.

          (c)   If this Agreement is terminated pursuant to Section 7.1(b), (i) the Company will retain the Initial Deposit Amount, (ii) the Company will return to Parent (without any interest earned after it was released to the Company), or instruct the Escrow Agent to release to Parent (with interest), the Additional Deposit Amount, (iii) Parent will reimburse the Company for all the out-of-pocket expenses which the Company incurred in connection with this Agreement and the transactions contemplated by it (including reasonable fees and expenses of professionals and other consultants and out of pocket costs incurred in connection with the negotiation of this Agreement and efforts to carry out the transactions which are the subject of this Agreement) (the "Company Expenses") regarding which the Company has presented reasonable documentation to Parent as of the date of termination (the "Company Incurred Expenses") and (iv) Parent will agree in writing to reimburse the Company for all Company Expenses for which the Company presents after the date of termination reasonable documentation to Parent (the "Company Invoiced Expenses") as soon as practicable after the presentation thereof, up to a total reimbursement of Company Expenses under clauses (iii) and (iv) not exceeding $5 million; provided, however, that, if the termination by the Company is as a result of an intentional or willful breach or intentional or willful misrepresentation by Lima, Parent or Acquisition, the Company will also retain the entire Escrow Fund and, to the extent that the Escrow Agent then holds any of the Escrow Fund, the Parent will instruct the Escrow Agent to release to the Company any of the Escrow Fund then being held by it.

          (d)   If this Agreement is terminated by Parent pursuant to Section 7.1(c), then the Company shall retain the Initial Deposit Amount (along with any interest accrued thereon).

          (e)   If this Agreement is terminated by Parent pursuant to Section 7.1(d), the Company will (i) return to Parent the amount (without any interest earned after it was released to the Company) released to the Company from the Escrow Fund, (ii) instruct the Escrow Agent to release to Parent any of the Escrow Fund then being held by it, (iii) reimburse Parent for all Parent Incurred Expenses and (iv) agree in writing to reimburse all Parent Invoiced Expenses (up to a total reimbursement of Parent Expenses under clauses (iii) and (iv) not exceeding $5 million); provided, however, that, if termination by Parent is as a result of the intentional or willful breach or intentional or willful misrepresentation by the Company, (a) the Company shall also pay the Termination Fee to Parent and (b) the Company shall have the obligations, and Parent shall have the right to reinstate this Agreement, as set forth in Section 9.10(b)(i)(B) to the same extent and as if this Agreement had been terminated by the Company pursuant to Section 9.10(b).

          (f)    If this Agreement is terminated pursuant to Section 7.1(e), then the Company (i) will retain the Initial Deposit Amount (along with any interest accrued thereon) and (ii) return to Parent (without any interest earned after it was released to the Company), or instruct the Escrow Agent to release to Parent (with interest), the Additional Deposit Amount.

          (g)   If this Agreement is terminated pursuant to Section 7.1(f), the Company will return and/or cause the Escrow Agent to return to Parent the Escrow Fund (without any interest earned after it was released to the Company).

          (h)   If all conditions in Section 6.2 and all conditions in Section 6.3 have been satisfied prior to the Merger Date, and within seven business days thereof the Merger is not consummated due to any action or inaction by Lima, Parent or Acquisition, then, and without limiting Company's rights under Article 7, the other provisions of this Section 8.1 or under Section 9.10, the Company will retain the entire Escrow Fund that has been released to it and, to the extent that the Escrow Agent then holds any of the Escrow Fund, the Parent will instruct the Escrow Agent to release to the Company any of the Escrow Fund then being held by it.

          (i)    If all conditions in Section 6.1 and all conditions in Section 6.3 have been satisfied prior to the Merger Date, and within seven business days thereof the Merger is not consummated due to any action or inaction by the Company, then, and without limiting Lima's and Parent's rights under Article 7, the other provisions of this Section 8.1 or under Section 9.10, the Company will (i) return to Parent the amount (without any interest earned after it was released to the Company) released to the Company from the Escrow Fund and, (ii) to the extent that the Escrow Agent then holds any of the Escrow Fund, the Company will instruct the Escrow Agent to release to Parent any of the Escrow Fund then being held by it.

          (j)    The parties irrevocably stipulate that actual damages in the event of a termination of this Agreement would be extremely difficult or impracticable to determine. Accordingly, but subject, however, to Section 9.10, the Company, Lima, Parent and Acquisition each acknowledge and agree that given the circumstances in effect at the time this Agreement is executed, the payments set forth in this Section 8.1 constitute liquidated damages and, if a party seeks the remedy of damages hereunder, a reasonable calculation of damages designed to compensate for injuries suffered as a result of termination of this Agreement. If any of the parties hereto challenge the applicability or efficacy of this Section 8.1 or if this provision is held to be void or unenforceable for any reason, the other party will be entitled to any and all other damages and remedies otherwise provided at law, including attorneys' fees.

        8.2    Other Actions; Filings; Consents.    Subject to the terms and conditions contained in this Agreement, Lima, Parent, Acquisition and the Company each will (a) use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things, which are necessary, proper or appropriate under applicable laws and regulations, or are required to be taken by any governmental authorities, to consummate the Merger as promptly as practicable, (b) use its commercially reasonable efforts to make as promptly as practicable all necessary filings, and subsequently make any other required submissions, with regard to this Agreement or the Merger under (i) the Exchange Act and any other applicable federal or state securities laws or regulations, (ii) the HSR Act and any related governmental requests under that HSR Act, (iii) the PUA and any related governmental or quasi-governmental requests under the PUA and (iv) any other applicable or federal, state, local or foreign statutes, laws, rules or regulations, (c) use its commercially reasonable efforts to obtain from governmental authorities any consents, licenses, permits, waivers, approvals, authorizations and orders required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (d) use its commercially reasonable efforts to resolve any objections which may be asserted by any governmental authority with regard to the Merger or any other transactions contemplated by this Agreement under any anti-trust, trade or regulatory laws or regulations, (e) furnish the other of them, upon request, with copies of all correspondence, filings and communications between it and its affiliates and representatives, on the one hand, and any governmental authority or member of the staff of any governmental authority, on the other hand, with respect to this Agreement, the Merger or any other of the transactions contemplated by this Agreement, (f) furnish the other of them with all information and reasonable assistance which the other of them may reasonably request in connection with the preparation of filings, registrations or submissions of information required by any governmental authorities, (g) use its commercially reasonable efforts to cause any injunction, restraining order or other order of any court or governmental authority which adversely effects the ability of the parties to consummate the Merger to be dissolved, and to defend vigorously any litigation seeking to enjoin, prevent or delay the consummation of the Merger or seeking material changes in the terms of the Merger or any other transaction which is the subject to this Agreement, and (h) use commercially reasonable efforts to cause the conditions in Article 6 to be satisfied as promptly as practicable.

        8.3    Notification of Certain Matters.    The Company will cause one or more of its representatives to confer on a regular and frequent basis with Parent's Representatives and to report to Parent and Parent's Representatives on the general status of its ongoing operations. Each party will give prompt notice to the other party of (a) any written notice or other communication from any third party alleging that the consent of that third party is or may be required in connection with the Merger or other transactions contemplated by this Agreement, (b) its receipt of written notice of any governmental complaint, investigation or hearing, or any litigation, which may impair the parties' ability to consummate the Merger or any of the other transactions contemplated by this Agreement or may have a Material Adverse Effect on the Company, (c) any change, event, fact or circumstance that, in the party's good faith judgment, is reasonably likely to impair the party's ability to consummate the Merger or is reasonably likely to have a Material Adverse Effect on the Company or (d) the occurrence or the existence of any event that would, or could with a passage of time or otherwise, make any representation or warranty in this Agreement untrue.

        8.4    Post-Closing Tax Matters.

          (a)   Acquisition General Partner will, from and after the Effective Time, be the successor Tax Matters Partner of the Company (the "TMP"), within the meaning of Section 6231 of the Code, with respect to all Taxable years of the Company and as of the closing assumes the duties of the Managing General Partner, as the current TMP, to the Unitholders. As TMP and subject to the provisions and requirements of the Code, Acquisition General Partner will represent the Company and control the handling of any Tax audit, investigation or assessment against the Company, regardless of the Taxable year to which such audit, investigation or assessment relates. In exercising its duties as TMP, Acquisition General Partner will have the right to employ counsel of its choice at its expense and to control the conduct of such audit, investigation, assessment or proceeding, including settlement or other disposition thereof and to settle the contest of any Tax or agree to an adjustment to any Tax or partnership item. Notwithstanding the preceding sentence, Acquisition General Partner will neither consent nor agree to the settlement of any dispute regarding Taxes for any Taxable period (or portion thereof) ending on or prior to the Merger Date if such settlement would reasonably be expected to have a material adverse impact on the Unitholders without the prior written consent of the Managing General Partner (or any successor person or entity), which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Managing General Partner will prepare and file all income and franchise Tax Returns of the Company due after the Merger Date (taking into account applicable extensions of time for filing) with respect to any Taxable period (or portion thereof) ending on or prior to the Merger Date. In connection with the foregoing, the Managing General Partner will submit drafts of all income and franchise Tax Returns to the Acquisition General Partner no later than twenty days prior to the filing date and will not file such Tax Returns without the prior written consent of the Acquisition General Partner (or any successor person or entity), which consent will not be unreasonably withheld or delayed.

          (b)   The parties acknowledge that pursuant to the Company's currently effective election under Section 754 of the Code, the tax basis of the Company's assets will be adjusted pursuant to Sections 743 and 755 of the Code upon the Merger. Acquisition General Partner and the Managing General Partner shall cooperate to prepare, within a reasonable time after the Effective Time, a schedule (the "Allocation Schedule") allocating the Merger Consideration, the liabilities of the Company and any other applicable amounts among the assets and properties of the Company in accordance with Section 755 and Section 1.755-2T of the Treasury Regulations thereunder which will be consistent with the allocation of the value of assets and properties between the members of Parent. The Allocation Schedule so arrived at shall be used by (i) Acquisition General Partner in determining and reporting the basis of the Company's assets for federal (and all applicable state) income tax purposes, and (ii) the Managing General Partner in preparing reports to the respective

  Unitholders enabling them to report their taxable income from the Merger and to comply with Section 1.751-1(a)(3) of the Treasury Regulations ("Partner Reports"). The Managing General Partner shall prepare and provide the Partner Reports to the Acquisition General Partner for approval within thirty days after the Allocation Schedule is finally completed. The Managing General Partner shall not forward the Partner Reports to the Unitholders until approved by the Acquisition General Partner, which approval shall not be unreasonably withheld or delayed. The parties further agree that, in reporting the Merger for federal (and applicable state) income tax purposes, they shall treat any amount of the Escrow Fund released to the Company and then paid to the Unitholders as constituting additional Merger Consideration.

ARTICLE 9
GENERAL

        9.1    Expenses.    Except as provided in Sections 7.1(i) and 8.1, the Company, Lima, Parent and Acquisition will each pay its own expenses in connection with the transactions which are the subject of this Agreement, including legal fees.

        9.2    Employee Benefit Plans.

          (a)   Lima and Parent agree to provide (or cause the Surviving Partnership to provide) to employees of the Surviving Partnership as of the Merger Date (the "Surviving Employees"), where any of Lima or Parent provide substantially similar type benefits as provided by the Company prior to the Merger Date, employee benefits as provided to similarly situated employees of Lima, Parent or any of their respective Affiliates, provided that where the Company provided higher levels of benefits Lima or Parent shall provide such higher levels or the substantial economic equivalent of such. Lima or Parent shall credit or cause the Surviving Partnership to credit Surviving Employees with service credit for their period of employment with the Company for eligibility and vesting purposes under any Lima or Parent plan that is qualified under Section 401(a) of the Code that is applicable to the Surviving Employees. Lima and Parent will and will cause the Surviving Partnership to waive all pre-existing condition exclusions with respect to group health plans maintained for the benefit of Surviving Employees (to the extent such pre-existing conditions were satisfied prior to the Merger Date under the Company's group health plans) and provide that each such Surviving Employee will be given credit for all deductible payments and co-payments paid by such employee under the Company's group health plans prior to the Merger Date during the current year for purposes of determining the extent to which any such employee has satisfied any deductible or maximum out-of-pocket limitation under such plan for such plan year.

          (b)   From and after the Effective Time, Lima and Parent agree to maintain or to cause one of its affiliates to maintain the severance plans, and the non-qualified deferred compensation plans that supplement qualified retirement plans set forth in Section 9.2(b) of the Company Disclosure Letter, without any material modification, in accordance with their terms; provided, however, that Lima and Parent shall have the right to terminate the foregoing plans at any time on or after the Merger Date subject to paying out the accrued benefits thereunder as of such date of termination. The provisions of this Section 9.2 are intended to be for the benefit of, and shall be enforceable by, each of the covered Company employees.

          (c)   Nothing in this Section 9.2 shall create any right to employment nor make any person's employment other than "at will."

        9.3    Insurance and Indemnification.

          (a)   The Surviving Partnership will at all times after the Effective Time indemnify and hold harmless each person who is at the date of this Agreement, or has been at any time prior to the date of this Agreement, a general partner of the Company (or any general partner, officer or director thereof) or a managing member, general partner, director, officer or employee of any of their respective subsidiaries ("Indemnified Parties"), in each case to the fullest extent permitted by applicable law, with respect to any claim, liability, loss, damage, cost, fees (including reasonable attorneys' fees) or expense (whenever asserted or claimed) based in whole or in part, or arising in whole or in part out of, any act or omission by that person at or prior to the Effective Time in connection with that person's duties as a general partner, managing member, director, officer or employee, to the same extent and on the same terms (including with respect to advancement of expenses) provided in the relevant limited partnership agreement, operating agreement or articles of incorporation, or in any indemnification agreements, in effect on the date of this Agreement. The Surviving Partnership will pay all reasonable expenses, including attorney's fees that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations of the Surviving Partnership under this Section 9.3.

          (b)   Lima and Parent will cause the Surviving Partnership to keep in effect (at no less than their current levels of coverage) for at least six years after the Effective Time the policies or tail liability coverage of (i) general partners' liability insurance maintained by the General Partners and/or Company and (ii) either directors and officers' liability insurance, general partner's liability insurance or managing member liability insurance, as the case may be, maintained by the General Partners, the Company, their respective subsidiaries at the date of this Agreement; provided that (A) Lima and Parent may substitute policies having comparable coverage and amounts and containing similar terms and conditions which are no less advantageous to the persons who are currently covered by those policies and with carriers comparable in terms of credit worthiness to those which have written those policies and (B) neither Lima, Parent nor the Surviving Partnership will be required to pay an annual premium for that insurance in excess of three times the annual premium relating to the year during which this Agreement is executed, but if they are not able to maintain the required insurance for an annual premium for that amount, they will purchase as much coverage as it can obtain for that amount.

        9.4    Benefit of Provisions.    The provisions of Sections 9.2 and 9.3 are intended for the benefit of, and will be enforceable by, the parties who are entitled to benefits or rights under those Sections.

        9.5    Access to Properties, Books and Records.    Subject to Section 5.1 from the date of this Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, give Parent's Representatives reasonable access during normal business hours to all of their respective properties, books, records, contracts and agreements, reports, evaluations, title policies, financial and other information and files and cause its independent public accountants to make their audit work papers available to Parent's Representatives and to answer questions related thereto and to the Company's financial statements. Parent will, and will cause Parent's Representatives to, hold all information received as a result of access to the properties, books and records of the Company or its subsidiaries in confidence in compliance with the Confidentiality Agreement. If this Agreement is terminated prior to the Effective Time, Parent will, at the request of the Company, deliver to the Company all documents and other material obtained by Parent and Parent's Representative's from the Company or any of its subsidiaries in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by Parent.

        9.6    Press Releases; Tax Matters Disclosure.    The Company and Lima, Parent and Acquisition will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger, except that nothing in this Section will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded. Notwithstanding anything to the contrary set forth in this Agreement, any party to this Agreement (and any employee, shareholder, representative or other agent of any party hereto) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the

Merger and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure; provided however, that, such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws; provided further that for the purposes of this Section 9.6, (i) the "tax treatment" of the Merger means the purported or claimed federal income tax treatment of the Merger, and (ii) the "tax structure" of the Merger means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the Merger. The preceding sentence is intended to cause the Merger to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

        9.7    Entire Agreement.    This Agreement, the Confidentiality Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement among the Company, Lima, Parent and Acquisition relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Company and either Lima, Parent or Acquisition are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

        9.8    Interpretation.

          (a)   Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation."

          (b)   The words "hereof," "herein" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of and to this Agreement unless otherwise specified.

          (c)   The plural of any defined term will have a meaning correlative to such defined term, and words denoting any gender will include both genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

          (d)   A reference to any party to this Agreement or any other agreement or document will include such party's successors and permitted assigns.

          (e)   A reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

          (f)    The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          (g)   No prior draft nor any course of performance or course of dealing will be used in the interpretation or construction of this Agreement.

          (h)   The descriptive headings in this Agreement are intended for reference purposes only and will not be used in the interpretation or construction of this Agreement.

        9.9    Prohibition Against Assignment.    Neither this Agreement nor any right of any party under it may be assigned.

        9.10    Intentional Failure to Perform Obligations; Termination Post 270 Days after Date of this Agreement.

          (a)   The Company, on the one hand, and Lima, Parent and Acquisition, on the other hand, each acknowledges and agrees that they would be damaged irreparably in the event any of the provisions of this Agreement are intentionally or willfully not performed by the other party in accordance with their specific terms or otherwise are intentionally or willfully breached and that actual damages would be impossible to determine. Accordingly, and notwithstanding anything to the contrary contained herein, the parties agree that the performing or non-breaching party shall be entitled to an injunction or injunctions (temporary and permanent) and other equitable relief to prevent intentional or willful breaches of or failures to perform any of the provisions of this Agreement that occur within 270 days of the date of this Agreement and in consequence to enforce specifically this Agreement and the terms and provisions hereof.

          (b)   Notwithstanding anything to the contrary contained herein, if at any time after 270 days of the date of this Agreement and prior to any termination of this Agreement pursuant to any provision of Article 7 either the Company, on the one hand, or Lima, Parent and Acquisition, on the other hand, desires to terminate this Agreement and all of its or their obligations hereunder (other than as set forth hereinbelow), such party or parties (as the case may be) shall have the right to do so by delivering to the other party(ies) written notice thereof and:

              (i)  with respect to the Company's termination under this Section 9.10(b):

              (A)  the Company will, concurrently with delivering such notice to the other parties, (1) return to Parent the amount (without interest) released to the Company from the Escrow Fund pursuant to the Escrow Agreement and instruct the Escrow Agent to release to Parent any of the Escrow Fund then being held by it, (2) pay the Termination Fee to Parent, (3) reimburse Parent for all Parent Incurred Expenses and (4) deliver to Parent an agreement in writing to reimburse Parent for all Parent Invoiced Expenses (up to a total reimbursement of Parent Expenses under clauses (3) and (4) not exceeding $5 million); and

              (B)  if the Company desires to enter into a definitive agreement for or consummate a Change of Control Transaction with a Third Party within 270 days after the date of termination by the Company under this Section 9.10(b), the Company shall be obligated to so advise Lima and Parent in writing prior to entering into any definitive agreement for or consummating such Change of Control Transaction and Lima and Parent shall have the right to reinstate this Agreement in its entirety as if this Agreement had not been terminated by delivering, within ten (10) business days after the receipt of such written notice of such Change of Control Transaction, written notice thereof to the Company, together with returning to the Company the Termination Fee paid by the Company, and returning the Escrow Fund to the Company and/or the Escrow Agent, as applicable based upon where the Escrow Fund was held immediately prior to such termination, and, if this Agreement is timely reinstated by Lima and Parent, then:

                (1)   the Company, on the one hand, and Lima, Parent and Acquisition, on the other hand, shall proceed using best efforts to complete the Merger and, in connection therewith, to satisfy all unsatisfied conditions and covenants hereunder as expeditiously and as soon as possible thereafter; and

                (2)   notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article 7 or 8 or Section 9.10(a)), Lima, Parent and Acquisition shall be entitled to an injunction or injunctions (temporary and permanent) and other equitable relief in consequence to enforce specifically this

        Agreement and the terms and provisions hereof and the Company's obligation to complete the Merger.

             (ii)  with respect to the Parent's termination under this Section 9.10(b), (A) the Company will retain the entire Escrow Fund then held by it and (B) Parent will, concurrently with delivering such notice to the Company, (1) instruct the Escrow Agent to release to the Company any of the Escrow Fund then being held by it, (2) reimburse the Company for all Company Incurred Expenses and (3) deliver an agreement in writing to reimburse the Company for all Company Invoiced Expenses (up to a total reimbursement of Company Expenses under clauses (2) and (3) not exceeding $5 million).

        9.11    Notices and Other Communications.    Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent) or on the business day after the day on which it is sent by a major nationwide overnight delivery service to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

    If to Lima, Parent or Acquisition:

    Lennar Corporation
    24800 Chrisanta Drive
    Mission Viejo, CA 92691
    Attention: Mr. Jonathan Jaffe
    Facsimile No.: (949) 598-8622

    with a copy (which will not constitute notice) to:

    Bilzin Sumberg Baena Price & Axelrod LLP
    2500 Wachovia Financial Center
    Miami, Florida 33131-2336
    Attention: Brian L. Bilzin, Esq.
    Facsimile No.: (305) 374-7593

    LNR Property Corporation
    1601 Washington Avenue
    Suite 800
    Miami Beach, Florida 33139
    Attention: Mr. Jeffrey Krasnoff
    Facsimile No.: (305) 695-5449

    with a copy (which will not constitute notice) to:

    Clifford Chance LLP
    200 Park Avenue
    New York, New York 10166-0153
    Attention: David W. Bernstein, Esq.
    Facsimile No.: (212) 878-8375

    If to the Company:

    The Newhall Land and Farming Company
    23823 Valencia Boulevard
    Valencia, California 91355
    Attention: Gary M. Cusumano
    Facsimile No.: (661) 255-4200

    with a copy (which will not constitute notice) to:

    Paul, Hastings, Janofsky & Walker LLP
    515 South Flower Street, 25th Floor
    Los Angeles, California 90071
    Attention: Kenneth R. Bender, Esq.
    Facsimile No.: (213) 627-0705

        9.12    Governing Law.    This Agreement will be governed by, and construed under, the substantive laws of the State of California (without regard to any conflicts of law principles).

        9.13    Amendments.    This Agreement may be amended only by a document in writing signed by both the Company, on the one hand, and Parent, Acquisition and Lima, on the other hand.

        9.14    Counterparts.    This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

        9.15    Assignability; Parties in Interest.    This Agreement or the rights or obligations hereunder shall not be assigned or transferred (in whole or in part) by operation of law or otherwise except (i) with the prior written consent of the parties hereto which consent can be arbitrarily withheld, or (ii) Lima can add an additional member(s) or partner(s) (as the case may be) to Parent and/or Acquisition so long as (A) Lima remains directly or indirectly in control by owning at least an aggregate of 50% of the equity voting interests of each of Parent and Acquisition, (B) Lima remains obligated under this Agreement as provided herein, (C) such additional member(s) or partner(s) agree in writing to be obligated under Sections 5.3(a) and 5.3(b) of this Agreement to the same extent as Lima and Parent, and (D) the Company shall have given prior written consent to the addition of such additional member(s) and/or partner(s), provided that such consent may only be withheld if in the opinion of the Company such additional member(s) and/or partner(s) could reasonably be expected to interfere with the ability of Lima or Parent to fulfill their obligations under this Agreement or could reasonably be expected to materially adversely affect the obtaining of the approval of the Utilities Commission of the transfer of a controlling interest in the capital stock of Valencia Water Company as a result of the Merger or the timing of obtaining such approval, or otherwise result in a delay in consummation of the Merger. To the extent that an additional member(s) an/or partner(s) of Parent or Acquisition is added as permitted hereunder, the parties agree that the representations and warranties of Lima, Parent and Acquisition set forth in this Agreement shall be deemed modified to take into account the ownership of such additional member(s) and/or partner(s) of Parent and/or Acquisition.

        9.16    Joint and Several Obligation of Lima.    Each of Lima shall be jointly and severally liable for the covenants, agreements and obligations of Lima hereunder.

        IN WITNESS WHEREOF, the Company, Lima, Parent and Acquisition have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

THE NEWHALL LAND AND FARMING COMPANY

By:	Newhall Management Limited Partnership, Managing General Partner

	By:	Newhall Management Corporation, Managing General Partner

		By:	/s/ GARY M. CUSUMANO Name: Gary M. Cusumano Title: President and Chief Executive Officer

		By:	/s/ DONALD L. KIMBALL Name: Donald L. Kimball Title: Vice President and Chief Financial Officer

LENNAR CORPORATION

By:	/s/ JONATHAN M. JAFFE Name: Jonathan M. Jaffe Title: Vice President

LNR PROPERTY CORPORATION

By:	/s/ SHELLY L. RUBIN Name: Shelly L. Rubin Title: Vice President

NWHL INVESTMENT LLC

By:	/s/ JONATHAN M. JAFFE Name: Jonathan M. Jaffe Title: Vice President

NWHL ACQUISITION, L.P.

By:	NWHL GP LLC, General Partner

	By:	/s/ JONATHAN M. JAFFE Name: Jonathan M. Jaffe Title: Vice President

EXHIBIT A

VOTING AGREEMENT

        VOTING AGREEMENT, dated as of July 21, 2003 (this "Agreement"), by and between NWHL Investment LLC, a Delaware limited liability company (the "Parent"), and the undersigned (the "Unitholder").

RECITALS

        Concurrently with the execution of this Agreement, Lennar Corporation, a Delaware corporation, LNR Property Corporation, a Delaware corporation, the Parent, NWHL Acquisition, L.P., a California limited partnership, and The Newhall Land and Farming Company, a California limited partnership (the "Company") are entering into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Parent and the Company shall effect a business combination, upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"). Unless otherwise indicated, capitalized terms not defined in this Agreement have the respective meanings given to them in the Merger Agreement.

        The Unitholder is a limited partner of the Company and has the voting power with respect to such number of limited partnership units of the Company as is indicated on the final page of this Agreement (collectively, the "Existing Units" and, together with the New Units (as defined in Section 1.2), collectively, the "Units").

        As a material inducement to enter into the Merger Agreement and to consummate the Merger, the Parent desires the Unitholder to agree, and the Unitholder is willing to agree (a) to vote the Units owned by Unitholder or cause such Units to be voted so as to facilitate consummation of the Merger and (b) to not engage in certain solicitation activities.

AGREEMENT

        The parties, intending to be legally bound, agree as follows:

        1.    Voting of Units.

        Section 1.1    Voting Agreement.    Subject to the terms and conditions of this Agreement, at every meeting of the holders of limited partnership units of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the holders of limited partnership units of the Company with respect to any of the following, the Unitholder shall vote or cause to be voted the Units (a) in favor of (i) approval of the principal terms of the Merger, (ii) waiving any notice that may have been or may be required relating thereto and (iii) any matter that could reasonably be expected to facilitate the consummation of the Merger and (b) against any matter that could reasonably be expected to hinder, impede, prevent or delay the consummation of the Merger. The Unitholder shall not, from the date of this Agreement until the Expiration Date (as defined in Section 8), enter into any agreement or understanding with any person to vote or give instructions inconsistent with clause (a) or clause (b) of the preceding sentence.

        Section 1.2    New Units.    The Unitholder agrees that any limited partnership units of the Company as to which the Unitholder acquires beneficial ownership (the "New Units") after the execution of this Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Existing Units.

        Section 1.3    Proxy.

        (a)   Concurrently with the execution of this Agreement: (i) the Unitholder shall deliver to the Parent a proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permitted by law, with respect to the Units referred to therein (the "Proxy"); and (ii) as soon as practicable hereafter, the Unitholder shall give voting instructions to its broker or nominee to cause to be delivered to the Parent, as soon as practicable, an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any Existing Units that are owned beneficially (but are not owned of record) by Unitholder.

        (b)   After the execution of this Agreement until the Expiration Date, the Unitholder shall execute or cause to be executed such further proxies as may be requested by the Parent with respect to any New Units, and the Unitholder shall promptly notify the Parent upon acquiring beneficial ownership of any New Units.

        (c)   The attorneys-in-fact and proxies named in the Proxy shall not be under any liability or responsibility by reason of any loss or damage arising in consequence of any mistake or error of law or fact or any matter or thing done or omitted to be done under or in relation to this Agreement or the Proxy of any nature whatsoever, except to the extent such loss or damage is in consequence of any such attorney-in-fact's and proxy's own gross negligence, willful wrongful act or willful default. The attorneys-in-fact and proxies named in the Proxy may rely upon the opinion or advice of counsel in relation this Agreement or the Proxy and shall not be responsible for any loss occasioned by acting or failing to act thereon.

        2.    No Transfer of Units.

        Section 2.1    No Disposition or Encumbrance of Units.    From the date of this Agreement until the Expiration Date, the Unitholder shall not, directly or indirectly: (a) offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (each a "Transfer"), or permit or announce any Transfer of, any of the Units, or any interest in any of the Units, to any person or entity other than the Parent; (b) create or permit to exist any liens, claims, options, charges or other encumbrances on or otherwise affecting any of the Units; or (c) reduce the Unitholder's beneficial ownership of, interest in or risk relating to any of the Units; provided, that nothing herein shall prohibit Transfers of Units to any third party, affiliate, related party, family member or trust established for the benefit of the Unitholder or any of the foregoing persons or entities as long as the transferee of such Units shall, prior to such transfer, agree in writing to be bound by the provisions of this Agreement; provided, further, that the Unitholder may in good faith pledge (or grant a security interest in) Units to a bona fide lender and may transfer Unitholder's remaining interest therein to such lender upon any foreclosure of the pledge or security interest so long as the lender agrees to be bound by the terms of this agreement with respect to such securities or rights to the same extent as the Unitholder is obligated with respect to the Units.

        Section 2.2    Transfer of Voting Rights.    From the date of this Agreement until the Expiration Date (as defined in Section 8), the Unitholder shall not deposit any of the Units into a voting trust or grant a proxy or enter into a voting agreement or similar contract with respect to any of the Units.

        3.    Waiver of Appraisal Rights.

        The Unitholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenters' rights, rights of disassociation or similar rights that the Unitholder may have in connection with the Merger. The Unitholder shall cause to be irrevocably and unconditionally waived any such rights that any affiliate (other than the Company or a General Partner) of the Unitholder may have in connection with the Merger.

        4.    Representations and Warranties of the Unitholder.    The Unitholder represents and warrants that:

        Section 4.1    Ownership of Units.    The Unitholder (a) is the record and beneficial owner of and has the sole right to vote or direct the voting of the Existing Units, which as of the date hereof are free and clear of any liens, claims, options, charges or other encumbrances (other than restrictions on transfers arising under applicable securities laws) and (b) does not own, either beneficially or of record, as of the date of this Agreement, any partnership units of the Company other than the Existing Units (excluding (i) interests as to which the Unitholder currently disclaims beneficial ownership in accordance with applicable law and (ii) interests which Unitholder has the right to acquire pursuant to Awards granted to the Unitholder by the Company).

        Section 4.2    No Conflict.    The execution and delivery of this Agreement and the Proxy by the Unitholder do not, and the performance of this Agreement and the Proxy by the Unitholder shall not: (a) conflict with or violate any legal requirement, order, decree or judgment applicable to the Unitholder or by which the Unitholder or any of the Unitholder's properties is bound or affected; or (b) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on or otherwise affecting any of the Existing Units pursuant to, any contract to which the Unitholder is a party or by which the Unitholder or any of the Unitholder's properties is bound or affected. The execution and delivery of this Agreement and the Proxy by the Unitholder do not, and the performance of the Unitholder's obligations under this Agreement and the granting of the Proxy by the Unitholder shall not, require any consent of any person.

        Section 4.3    Enforceability.    The Unitholder has all requisite power and capacity to execute and deliver this Agreement and the Proxy and to perform the Unitholder's obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by the Unitholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent, each constitute the legal, valid and binding obligations of Unitholder, enforceable against Unitholder in accordance with their respective terms.

        Section 4.4    Continuous Warranty.    The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and shall be accurate in all material respects at all times through the Expiration Date and shall be accurate in all material respects as of the date of the consummation of the Merger as if made on that date.

        5.    Covenants of Unitholder.    The Unitholder hereby covenants and agrees to cooperate fully with the Parent and to execute and deliver any additional documents necessary or desirable and to take such further actions, in the reasonable opinion of the Parent, necessary or desirable to carry out the intent of this Agreement.

        6.    No Solicitation.    Until the Effective Time, the Unitholder (in the Unitholder's capacity as such) shall not, and shall not directly or indirectly authorize, direct or knowingly permit any of the Unitholder's partners, officers, directors, employees, affiliates (it being understood that neither the Company nor any General Partner is an affiliate of the Unitholder restricted by this Agreement), investment bankers, attorneys, accountants or other agents, advisors or representatives to take any action that the Company would be prohibited from taking under Paragraph 5.7 of the Merger Agreement. In addition to the foregoing, the Unitholder shall immediately notify the Parent of any notice of any proposal or offer for an Acquisition Transaction received by the Unitholder indicating, in connection with such notice, the name of the person or persons making such offer or proposal and the material terms and conditions of any such proposals or offers, and shall keep the Parent informed, on a current basis, of the status and material terms of any such offer or proposal and of any modifications to the terms thereof; provided however, that this provision shall not in any way be deemed to limit the obligations of the Unitholder set forth in the preceding sentence or limit the rights and remedies of the Parent or the agreements or obligations of the Company under the Merger Agreement. Each of the

Unitholder and the Parent acknowledge that this Section 6 was a significant inducement for the Parent to enter into the Merger Agreement and the absence of such provision would have resulted in a failure to induce the parent to enter into the Merger Agreement.

        7.    Consent and Waiver.    The Unitholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of (a) any agreements between the Unitholder (or any affiliates of the Unitholder) and the Company or any subsidiary of the Company or (b) pursuant to any other rights the Unitholder may have.

        8.    Termination.    This Agreement shall terminate and shall have no further force or effect as of the earlier of (a) the Merger Date and (b) the termination of the Merger Agreement (the "Expiration Date"); provided, however, that if the Merger Agreement is reinstated pursuant to Section 9.10(b) thereof, then this Agreement shall be similarly reinstated as of the date the Merger Agreement is reinstated.

        9.    No Restraint on General Partner, Officer or Director Action.    This Agreement is intended to bind the Unitholder only with respect to the specific matters set forth herein, and shall not prohibit the Unitholder or any of the Unitholder's employees or affiliates from acting in accordance with their fiduciary duties under applicable law to the other Unitholders, if any, as an officer or director of any General Partner or any subsidiary of the Company.

        10.    Limited Proxy.    The Unitholder shall retain at all times the right to vote the Units, in the Unitholder's sole discretion, on all matters other than those set forth in Section 1.1 which are at any time or from time to time presented to the Company's limited partners generally.

        11.    Miscellaneous.

        Section 11.1    Fees and Expenses.    Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

        Section 11.2    Amendments and Modification.    Subject to applicable law, this Agreement may not be amended, modified, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        Section 11.3    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or other document delivered pursuant to this Agreement shall survive the Expiration Date; provided, however that the termination of this Agreement shall not relieve any party from any liability for willful material breach of this Agreement.

        Section 11.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with the sender receiving a confirmation thereof) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)
    if to Parent, to:

      NWHL Investment LLC
      c/o Lennar Corporation
      24800 Chrisanta Drive
      Mission Viejo, CA 92691
      Attention: Mr. Jonathan Jaffe
      Facsimile No.: (949) 598-8622

      with a copy (which will not constitute notice) to:

      Bilzin Sumberg Baena Price & Axelrod LLP
      2500 Wachovia Financial Center
      Miami, Florida 33131-2336
      Attention: Brian L. Bilzin, Esq.
      Facsimile No.: (305) 374-7593

      and to:

      NWHL Investment LLC
      c/o LNR Property Corporation
      1601 Washington Avenue
      Suite 800
      Miami Beach, Florida 33139
      Attention: Mr. Jeffrey Krasnoff
      Facsimile No.: (305) 695-5449

      with a copy (which will not constitute notice) to:

      Clifford Chance LLP
      200 Park Avenue
      New York, New York 10166-0153
      Attention: David W. Bernstein, Esq.
      Facsimile No.: (212) 878-8375

    (b)
    if to Unitholder, to the address for notice set forth on the last page hereof;

      with a copy (which will not constitute notice) to:

      Paul, Hastings, Janofsky & Walker LLP
      515 South Flower Street, 25th Floor
      Los Angeles, California 90071
      Attention: Kenneth R. Bender, Esq.
      Facsimile No.: (213) 627-0705

        Section 11.5    Counterparts.    This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement.

        Section 11.6    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the documents and the instruments referred to herein): (a) constitute the entire agreement and supersede all prior agreements, negotiations, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the Parent and the Unitholder any rights or remedies hereunder.

        Section 11.7    Severability.    Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

        Section 11.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        Section 11.9    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or California state court sitting in the City of Los Angeles, California, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any Federal court or any California state court sitting in the City of Los Angeles, California in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of California or a California state court sitting in the City of Los Angeles, California. THE PARENT AND UNITHOLDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT, THE PROXY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        Section 11.10    Extension, Waiver.    At any time prior to the Expiration Date, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 11.11    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 11.12    Legal Counsel.    The Unitholder acknowledges that he has been advised to, and has had the opportunity to consult with [his], [her]or [its] personal attorney prior to entering into this Agreement. The Unitholder acknowledges that counsel for the Company represents the Company and does not represent any of the limited partners of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

        Section 11.13    Agreement Negotiated.    The form of this Agreement has been negotiated by or on behalf of the Parent and the Unitholder, each of which was represented by attorneys who have carefully negotiated the provisions hereof. No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement or the Proxy.

        Section 11.14    Effect of Headings.    The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

        Section 11.15    Legends.    The certificates representing the Units or the New Units shall be legended at the request of the Parent to reflect the voting agreement contained in this Agreement and, if applicable, the irrevocable proxy granted by this Agreement. If any of the Units are not certificated, such Units shall be certificated at the request of the Parent in order to effectuate the foregoing.

        Section 11.16    Attorneys' Fees.    If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled) before and at trial and at all appellate levels.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

NWHL INVESTMENT LLC
By:
Name:
Title:

UNITHOLDER
Signature:
Print Name:
Title:

Number of Existing Units Beneficially owned by Unitholder:

Address:

Exhibit A

IRREVOCABLE PROXY

        The undersigned limited partner (the "Unitholder") of The Newhall Land and Farming Company, a California limited partnership (the "Company"), hereby irrevocably appoints and constitutes Jonathan Jaffe and David Team of NWHL Investment LLC, a Delaware limited liability company (the "Parent"), and each of them, or any other designee of the Parent, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the limited partnership units of the Company beneficially owned by the undersigned, which limited partnership units are listed on the final page of this irrevocable proxy (the "Irrevocable Proxy") or such lesser number of limited partnership units that the undersigned limited partner may own as of any applicable record date, and any and all other limited partnership units or securities issued or issuable in respect thereof, or otherwise acquired by the undersigned on or after the date hereof (collectively, the "Units"), until the earlier of (a) the Merger Date (as defined in the Merger Agreement, as defined below) and, (b) the termination of the Merger Agreement. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Units are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Units until after the Expiration Date.

        This Irrevocable Proxy is irrevocable (to the fullest extent provided by applicable law), is coupled with an interest, is granted pursuant to the Voting Agreement, dated as of July 21, 2003, by and between the Parent and the undersigned Unitholder (the "Voting Agreement"), and is granted in consideration of the Parent (a) entering into that certain Agreement and Plan of Merger, dated as of July 21, 2003 (the "Merger Agreement"), by and among Lennar Corporation, a Delaware corporation, LNR Property Corporation, a Delaware corporation, Parent, NWHL Acquisition, L.P., a California limited partnership, and the Company and (b) consummating the Merger (as defined in Merger Agreement).

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned at any time prior to the Expiration Date to act as the undersigned's attorney-in-fact and proxy to vote the Units and to exercise all voting and other rights of the undersigned with respect to the Units (including, without limitation, the power to execute and deliver written consents with respect to the Units pursuant to the California Revised Limited Partnership Act) at every annual, special or adjourned meeting of the limited partners of the Company, and in every written consent in lieu of such a meeting, or otherwise, (a) in favor of (i) approval of the principal terms of the Merger, (ii) waiving any notice that may have been or may be required relating thereto and (iii) any matter that could reasonably be expected to facilitate the consummation of the Merger and (b) against any matter that could reasonably be expected to hinder, impede, prevent or delay the consummation of the Merger.

        The attorneys-in-fact and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned Unitholder may vote the Units on all such other matters.

        All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. THIS PROXY IS IRREVOCABLE.

Signature of Unitholder:

Print name of Unitholder:

Existing Units beneficially owned:

EXHIBIT B

ESCROW AGREEMENT

        ESCROW AGREEMENT, dated as of July    , 2003 (this "Agreement"), by and among Lennar Corporation, a Delaware corporation, and LNR Property Corporation, a Delaware corporation (collectively, "Lima"), NWHL Investment LLC, a Delaware limited liability company (the "Parent"), The Newhall Land and Farming Company, a California limited partnership (the "Company"), and Wells Fargo Bank, N.A., as escrow agent (the "Escrow Agent"). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

        Company, Lima, Parent and NWHL Acquisition, L.P., a California limited partnership ("Acquisition"), have entered into that certain Agreement and Plan of Merger, dated as of July 21, 2003 (the "Merger Agreement"), pursuant to which Acquisition will merge with and into the Company (the "Merger").

        It is contemplated under the Merger Agreement that Parent will deposit $25 million into escrow to secure performance of its obligations under the Merger Agreement.

        A copy of the Merger Agreement has been delivered to the Escrow Agent, and the Escrow Agent is willing to act as the Escrow Agent hereunder.

AGREEMENT

        In consideration of the foregoing and the mutual agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

        1.    Appointment and Agreement of the Escrow Agent.    Parent and the Company hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, the escrow agent upon the terms and conditions set forth in this Agreement.

        2.    Establishment of the Escrow Fund.

          (a)    Initial Deposit.    Pursuant to Section 1.9 of the Merger Agreement, in the event that the Merger Agreement has not been terminated by Parent pursuant to Article VII of the Merger Agreement prior to the Due Diligence Termination Date, Lima shall or shall cause Parent to deliver to the Escrow Agent $25 million in cash (the "Deposit") on the first Business Day (as hereinafter defined) after the Due Diligence Termination Date. The Escrow Agent shall hold the Deposit, together with interest thereon (the "Escrow Fund"), in escrow and will not transfer any of the Escrow Fund except pursuant to the terms of this Agreement. For purposes of this Agreement, "Business Day" shall mean any day excluding Saturday, Sunday and any day which shall be in the State of California a legal holiday or a day on which banking institutions are authorized by law to close.

          (b)   The Escrow Agent shall deposit the Deposit, when received, into a federally insured interest bearing account as designated by Parent.

          (c)   Each of Lima, Parent and the Company confirms to the Escrow Agent and to each other that the Escrow Fund is free and clear of any lien, charge, claim, option, pledge, security interest or other encumbrance, except as may be created by this Agreement and the Merger Agreement.

        3.    Purpose of the Escrow Fund.

          3.1    Security and Release.

            (a)   The Escrow Fund is deposited with the Escrow Agent and held by the Escrow Agent to secure the performance by Lima and Parent of their obligations under the Merger Agreement.

            (b)   The Escrow Fund shall be released to either the Company or Parent upon the earliest of the following events:

              (i)    to the Company on the second Business Day after the Escrow Agent receives a written affidavit (the "Approval Affidavit") signed by two officers of the Company attesting to the fact that (A) Unitholders of the Company holding a majority of the Units have approved the principal terms of the Merger at the Company Meeting, and (B) a copy of the Approval Affidavit has been delivered to Parent;

              (ii)   to the Company on the tenth calendar day (or the next Business Day thereafter if the tenth calendar day is not a Business Day) (the "Company Release Date") after the Escrow Agent has received a written affidavit (a "Company Affidavit") signed by two officers of the Company attesting to the fact that (A) the Merger Agreement has been terminated (or will terminate upon release of the Escrow Fund to the Company), (B) the Company is entitled to receive the Escrow Fund under the terms of the Merger Agreement, specifying the applicable provisions of the Merger Agreement, and (C) a copy of the Company Affidavit has been delivered to Parent; provided, however, that the Escrow Agent shall not release the Escrow Fund if, prior to the Company Release Date, it has received a written notice (a "Parent Dispute Notice") from Parent objecting to the release of the Escrow Fund to the Company;

              (iii)  to Parent on the tenth calendar day (or the next Business Day thereafter if the tenth calendar day is not a Business Day) (the "Parent Release Date") after the Escrow Agent has received a written affidavit (a "Parent Affidavit") signed by two offices of Parent attesting to the fact that (A) the Merger Agreement has been terminated (or will terminate upon release of the Escrow Fund to Parent), (B) Parent is entitled to receive the Escrow Fund under the terms of the Merger Agreement, specifying the applicable provisions of the Merger Agreement, and (C) a copy of the Parent Affidavit has been delivered to the Company; provided, however, that the Escrow Agent shall not release the Escrow Fund if, prior to the Parent Release Date, it has received a written notice (a "Company Dispute Notice") from the Company objecting to the release of the Escrow Fund to Parent;

              (iv)  to Parent on the first Business Day after the Escrow Agent has received a written request from the Company to release the Escrow Fund to Parent; or

              (v)   to the Company on the first Business Day after the Escrow Agent has received a written request from Parent to release the Escrow Fund to the Company.

            (c)   If the Escrow Agent receives a Company Dispute Notice prior to a Parent Release Date or a Parent Dispute Notice prior to a Company Release Date, the escrow shall continue with respect to the Escrow Fund until the Escrow Agent is directed to release the Escrow Fund by, and upon receipt of, (i) a copy of a written decision, order and/or instructions from a federal or state court, the appeals from which have been exhausted or for which the time for appeal has expired, or (ii) an executed agreement between the Company and Parent.

          3.2    Form of Payment.    All money payable under this Agreement shall be paid by wire transfer of immediately available federal funds of the United States.

          3.3    Ownership.    The parties agree that Parent shall be treated as the "owner" of the Escrow Fund for federal and state income tax purposes and, as such, Parent shall be responsible for the payment of income taxes on the earnings in the Escrow Fund.

        4.    Escrow Agent.

          (a)   Except as expressly contemplated by this Agreement or by joint-written instructions from Parent and the Company, the Escrow Agent shall not sell, transfer or otherwise dispose of, in any manner, all or any portion of the Escrow Fund, except pursuant to an order of a court of competent jurisdiction or a written instrument or agreement signed by each of Parent and the Company.

          (b)   The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

          (c)   In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

          (d)   The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its gross negligence, bad faith or willful misconduct.

          (e)   The Escrow Agent shall have no duty as to the collection or protection of the Escrow Fund or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such funds actually in its possession.

          (f)    As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Schedule A to this Agreement and shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. All such fees and expenses shall be divided equally between and paid by each of Parent and the Company.

          (g)   Parent and the Company shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys' fees and costs, incurred without gross negligence, bad faith or willful misconduct on the part of the Escrow Agent arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement; provided that such loss, liability or expense shall be divided equally between Parent and the Company.

          (h)   The Escrow Agent may at any time resign by giving twenty business days prior written notice of resignation to Parent and the Company. Parent and the Company may at any time jointly remove the Escrow Agent by giving ten business days prior written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor escrow agent, which shall be a bank or trust company having its principal executive offices in California or New York and assets in excess of $500 million, shall be appointed by Parent by a written instrument executed by Parent and the Company and delivered to the Escrow Agent and to such successor escrow agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor escrow agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder by such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of Parent and the Company, execute and deliver to such successor escrow agent all of its right, title and interest hereunder in and to the Escrow Fund and all of its other rights hereunder. If no successor escrow agent shall have been appointed within twenty business days of a notice of resignation by the Escrow Agent, the Escrow Agent's sole responsibility shall thereafter be to hold the Escrow Fund until the earlier of its receipt of designation of a successor escrow agent, joint written instructions by Parent and the Company or termination of this Agreement in accordance with its terms.

        5.    Miscellaneous.

          (a)    Termination.    This Agreement shall terminate on the earlier to occur of (i) the Merger Date or (ii) release of the Deposit in accordance with Section 3.1(b) or 3.1(c).

          (b)    Attorneys' Fees.    If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto (other than the Escrow Agent), the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled) before and at trial at all appellate levels.

          (c)    Successors and Assigns.    This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any.

          (d)    No Third Party Beneficiaries.    This Agreement is for the sole benefit of Lima, Parent, the Company and the Escrow Agent and their respective permitted successors and assigns, if any, and nothing in this Agreement, express or implied, is intended to confer, or shall be deemed to confer, any rights, benefits or remedies upon any other person or entity under or by reason of this Agreement.

          (e)    Notices.    Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), on the business day after the day on which it is sent by a major nationwide overnight delivery service to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

      If to Lima or Parent:

      Lennar Corporation
      24800 Chrisanta Drive
      Mission Viejo, CA 92691
      Attention: Mr. Jonathan Jaffe
      Facsimile No.: (949) 598-8622

      with a copy (which will not constitute notice) to:

      Bilzin Sumberg Baena Price & Axelrod LLP
      2500 Wachovia Financial Center
      Miami, Florida 33131-2336
      Attention: Brian L. Bilzin, Esq.
      Facsimile No.: (305) 374-7593

      LNR Property Corporation
      1601 Washington Avenue
      Suite 800
      Miami Beach, Florida 33139
      Attention: Mr. Jeffrey Krasnoff
      Facsimile No.: (305) 695-5449

      with a copy (which will not constitute notice) to:

      Clifford Chance LLP
      200 Park Avenue
      New York, New York 10166-0153
      Attention: David W. Bernstein, Esq.
      Facsimile No.: (212) 878-8375

      If to the Company:

      The Newhall Land and Farming Company
      23823 Valencia Boulevard
      Valencia, California 91355
      Attention: Gary M. Cusumano
      Facsimile No.: (661) 255-4200

      with a copy (which will not constitute notice) to:

      Paul, Hastings, Janofsky & Walker LLP
      515 South Flower Street, 25th Floor
      Los Angeles, California 90071
      Attention: Kenneth R. Bender, Esq.
      Facsimile No.: (213) 627-0705

      if to the Escrow Agent, to:

      Wells Fargo Bank, N.A.

      Attention:
      Facsimile No.:

          (f)    Governing Law; Forum.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state without regard to any conflicts of laws.

          (g)    Amendments.    This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, Parent, the Company and the Escrow Agent or (ii) by a waiver in accordance with Section 5(h).

          (h)    Waiver.    Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights, powers, privileges or remedies hereunder, and any delay on the part of any party in exercising any right, power, privilege or remedy hereunder shall not constitute a waiver of any of such rights, powers, privileges or remedies.

          (i)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

          (j)    Entire Agreement.    This Agreement and the Merger Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Parent, the Company and the Escrow Agent with respect to the subject matter hereof.

          (k)    Interpretation.

            (i)    Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            (ii)   The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of and to this Agreement unless otherwise specified.

            (iii)  The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include both genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

            (iv)  A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

            (v)   A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

            (vi)  The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            (vii) No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.

            (viii)  The descriptive headings in this Agreement are intended for reference purposes only and shall not be used in the interpretation or construction of this Agreement.

          (l)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, each party hereto has executed or has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

THE NEWHALL LAND AND FARMING COMPANY

By:	Newhall Management Limited Partnership, Managing General Partner

	By:	Newhall Management Corporation, Managing General Partner

By:

			Name:	Gary M. Cusumano
			Title:	President and Chief Executive Officer

By:

			Name:	Donald L. Kimball
			Title:	Vice President and Chief Financial Officer

LENNAR CORPORATION

By:

Name:

Title:

LNR PROPERTY CORPORATION

By:

Name:

Title:

NWHL INVESTMENT LLC

By:

Name:

Title:

WELLS FARGO BANK, N.A.

By:

Name:

Title:

SCHEDULE A

[Escrow Agent Fees]

APPENDIX B

1585 Broadway
New York, NY 10036

[MORGAN STANLEY LOGO]

        July 21, 2003

Board of Directors of
Newhall Management Corporation,
the managing general partner of
Newhall Management Limited Partnership,
the managing general partner of
The Newhall Land and Farming Company

Newhall General Partnership,
the general partner (the "General Partner") of
The Newhall Land and Farming Company
23823 Valencia Boulevard
Valencia, CA 91355

Members of the Board and the General Partner:

        We understand that The Newhall Land and Farming Company, a California limited partnership (the "Company"), Lennar Corporation, a Delaware corporation, and LNR Property Corporation, a Delaware corporation (together, "Lennar"), NWHL Investment LLC, a Delaware limited liability company and a directly or indirectly owned subsidiary of Lennar ("Parent" or "Buyer"), and NWHL Acquisition L.P., a California limited partnership ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, dated July 21, 2003 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Acquisition Sub with and into the Company, which will be the surviving limited partnership in the Merger. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer and each outstanding unit of the Company's limited partnership interests and each outstanding unit of the Company's general partnership interests (together, with the limited partnership interests, the "Partnership Units"), other than Partnership Units held in treasury or held by the Buyer or any affiliate of the Buyer, will be converted into the right to receive $40.50 per Partnership Unit net of applicable Tax (as defined in the Merger Agreement) withholding to each seller in cash, plus an amount in cash equal to the product of $40.50 x 5% x the fraction obtained by dividing the total number of days elapsed between the date that is 270 days after the date that a public announcement is first made that the parties have entered into the Merger Agreement and the date of the Merger by 365. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the consideration to be received by the holders of the Company's Partnership Units pursuant to the Merger Agreement is fair from a financial point of view to such holders.

        For purposes of the opinion set forth herein, we have:

    i)
    reviewed certain publicly available financial statements and other business and financial information of the Company;

    ii)
    reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    iii)
    analyzed certain internal financial forecasts prepared by the management of the Company;

    iv)
    reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Company;

    v)
    discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

    vi)
    reviewed the reported prices and trading activity for the Company's Partnership Units;

    vii)
    compared the financial performance of the Company and the prices and trading activity of the Partnership Units with those of certain other comparable publicly-traded companies comparable with the Company and its securities;

    viii)
    reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    ix)
    reviewed the Merger Agreement and certain related documents;

    x)
    reviewed appraisals or other evaluations prepared by experts including the Appraisal dated December 31st, 2002 by Buss-Shelger Associates;

    xi)
    reviewed such other corporate, industry and financial market information as we have deemed appropriate; and

    xii)
    considered such other factors and performed such other analyses as we have deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the internal financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, except that we have reviewed the report of Buss-Shelger Associates with respect to the assets of the Company and have not independently verified such report for purposes of this opinion. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company. In addition, we were not asked to nor did we participate in the negotiations with any of the parties in connection with the Merger Agreement.

        We have acted as financial advisor to the Board of Directors of Newhall Management Corporation, which is the managing general partner of Newhall Management Limited Partnership, which is the managing general partner of the Company (the "Board of Directors") and Newhall General Partnership, which is the general partner of the Company, in connection with this transaction and will receive a fee for our services, including a fairness opinion fee for rendering this opinion, and a transaction fee which is contingent upon the consummation of the purchase of Partnership Units pursuant to the Merger Agreement, against which any fairness opinion fee paid will be credited. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the debt and equity securities or senior loans of the Company. In addition, asset management affiliates of Morgan Stanley beneficially own, in the aggregate, approximately 1.4% of the Company's Partnership Units.

        It is understood that this letter is for the information of the Board of Directors and the General Partner of the Company only and may not be used for any other purpose without our prior written consent, except that a copy of our written opinion may be included in its entirety in any filing that the Company is required to file with the Securities and Exchange Commission in connection with the Merger. In addition, Morgan Stanley expresses no opinion or recommendation as to how the holders of the Company's Partnership Units should vote at the unitholders meeting held in connection with the Merger.

        Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of the Company's Partnership Units pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ CAMERON CLOUGH Cameron Clough Executive Director

THE NEWHALL LAND AND FARMING COMPANY

This Proxy is Solicited on Behalf of the General Partners

The undersigned unitholder of The Newhall Land and Farming Company hereby appoints Gary M. Cusumano and Donald L. Kimball, and each of them, as attorneys and proxies for the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Special Meeting of Unitholders of The Newhall Land and Farming Company to be held on [                        , 2003] at 10:30 A.M., Pacific Time, and at any adjournment or postponement thereof, and to vote all of the units of limited partnership of The Newhall Land and Farming Company that the undersigned is entitled to vote in accordance with the instructions below and on the reverse hereof.

The undersigned hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof and the undersigned hereby revokes any other proxy to vote at such Special Meeting of Unitholders. The undersigned acknowledges receipt of the Notice of Special Meeting of Unitholders to be held on [                        , 2003] and the Proxy Statement furnished herewith.

This Proxy, when properly executed, will be voted as directed, or if no direction is indicated, it will be voted FOR the proposal.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

FOLD AND DETACH HERE

Please mark your
vote as in this example ☒

APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER of NWHL Acquisition, L.P. with and into The Newhall Land and Farming Company pursuant to the Agreement and Plan of Merger, dated as of July 21, 2003, by and among The Newhall Land and Farming Company, Lennar Corporation, LNR Property Corporation, NWHL Investment LLC and NWHL Acquisition, L.P., as the merger agreement may be amended from time to time.	FOR ☐	AGAINST ☐	ABSTAIN ☐

With discretionary authority to vote such units with respect to the transaction of such other business as may properly come before the meeting.

Please promptly complete, date and sign this Proxy and mail it in the enclosed envelope to assure representation of your units. No postage need be affixed if mailed in the United States. When signing as attorney, administrator, executor, trustee or guardian, please give full title as such; if a corporation, please sign in full corporate name by an authorized officer; and, if a partnership, sign in partnership name by an authorized person. If more than one name appears hereon, all persons named should sign.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.

Signature	Date:

Signature	Date:

QuickLinks

NOTICE OF SPECIAL MEETING OF UNITHOLDERS To be held [ , 2003]
TABLE OF CONTENTS
PROXY STATEMENT FOR SPECIAL MEETING OF UNITHOLDERS To be held on [ , 2003]
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
OTHER MATTERS
Table of Contents